Table of Contents

United States

Securities And Exchange Commission

Washington, D.C. 20549

FORM 1-SA

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended June 30, 2026

My Racehorse CA LLC

(Exact name of issuer as specified in its charter)

Nevada	83-0848007
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2456 Fortune Dr., Suite 110, Lexington, KY 40509

(Full mailing address of principal executive offices)

888-697-2234

(Issuer’s telephone number, including area code)

TABLE OF CONTENTS

MY RACEHORSE CA LLC

i

Use of Terms

Except as otherwise indicated by the context and for the purposes of this Semi-Annual Report only, references in this Semi-Annual Report to “we,” “us,” “our”, “MRH”, “our company”, or the “Company” refer to My Racehorse CA LLC, a Nevada series limited liability company.

Special Note Regarding Forward Looking Statements

Certain information contained in this Semi-Annual Report includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about our company’s development plans for our business; our strategies and business outlook; anticipated development of the Company, the Manager, each Series of the Company and the MyRacehorse™ Platform (defined below), future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to our company and our management and our interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words like “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, but the absence of these words does not mean that a statement is not forward-looking. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” included in our Offering Statement on Form 1-A (the “Offering Statement”; file no. 024-12611) filed with the Securities and Exchange Commission (the “Commission”) on May 2, 2025, and qualified by the Commission on May 29, 2025, as amended and supplemented by post-qualification amendments to date, and matters described in this Semi-Annual Report generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Semi-Annual Report will in fact occur.

Potential investors should not place undue reliance on any forward-looking statements, and should not make an investment decision based solely on these forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Although the forward-looking statements in this Semi-Annual Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. The projections, estimates and expectations are presented in this Semi-Annual Report only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our management’s own assessment of our business, the industry in which we work and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the Company cannot guarantee future results, and the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this Semi-Annual Report, in the Offering Statement (and as amended and supplemented by post-qualification amendments to date) and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

ii

Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company was formed in the State of Nevada as a series limited liability company on December 27, 2016. Since our inception, we have been engaged primarily in acquiring a collection of horses for use in racing (each, an “Underlying Asset”). The Company, through individual Series, takes ownership in a particular racehorse or group of racehorses (all of the series of the Company offered in such racehorse(s) may collectively be referred to herein as the “Series”, and each, individually, as a “Series”; The interests of all Series in such racehorse(s) may collectively be referred to herein as the “Interests”, and each, individually, as an “Interest”). By doing so, the Company’s goal is to democratize the ownership of such racehorses, and allow fans to experience the thrill, perks and benefits of racehorse ownership at a fraction of the historical cost. This includes everything from the behind the scenes engagements with the racehorse, the jockey and trainers as well as exclusive on-track experiences, and a portion of financial gains that the ownership in such racehorse potentially creates if its breeding rights are sold, if it wins a “purse” at a racing event, if marketing or sponsorship ads are sold, or if it is claimed or sold.

We are managed by Experiential Squared, Inc. (“Experiential” or the “Manager”), a Delaware corporation incorporated in 2016. Experiential provides expert horse racing management services and owns and operates a mobile app-based crowd-funding platform called MyRacehorse™ (the MyRacehorse™ platform and any successor platform used by the Company for the offer and sale of Series interests, is referred to as the “MyRacehorse™ Platform”), which is licensed to the Company pursuant to the terms of that certain Management Services Agreement (the “Management Agreement”), through which Investors may indirectly invest, through Series of the Company’s interests, in fractional racehorse ownership interests that have been historically difficult to access for many market participants. Through the use of the MyRacehorse™ Platform, Investors can browse and screen racehorses, make potential investments in such racehorses, and sign legal documents electronically. It is the intent of the Company and its Manager to manage and retain decision-making authority over the initial due diligence and subsequent training, maintenance and upkeep of the racehorses.

Experiential employs a team of horse racing experts that has allowed the Company to become one of the most successful horse racing stables in the United States over the past few years. The team has collectively over 100 years of experience buying, managing, and analyzing racehorses. This depth of expertise has led to over 225 wins since launching the stable in June of 2018 through June 2026. The wins have been achieved at the highest level in US horse racing including winning the Breeders’ Cup Classic, Breeders’ Cup Sprint, The Preakness Stakes and the Kentucky Derby. Experiential is considered a highly active racing manager through its strategically located staff in California, New York, and Kentucky (the three major markets for horse racing) and other racing markets as well. Experiential is in daily contact with the trainers and partners regarding all aspects of the racehorses under their management. Experiential also has retained a world-renowned resident veterinarian to actively review the horses in their stable for health and performance. In addition, they have access to several premium data sources that allows their horse racing experts to review speed figures, race results, pedigrees, and conditions to maximize performance of their bloodstock.

We have completed many offerings of Interests as set forth in the table below under “Operating Results” and continue to launch subsequent offerings for other series on an ongoing basis. The information contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is in relation to the Company as a whole, which is made up of a number of separate series and Underlying Assets. The purchase of membership interests in a Series of the Company is an investment only in such Series and not an investment in the Company as a whole or any other Series.

As of June 30, 2026, officers of the Manager have loaned the Company a total of $1,491,008 (excluding accrued interest) in connection with the acquisition of these Underlying Assets. See Note 4 to Unaudited Financial Statements as of June 30, 2026 – Advances from Manager and Note 7 - Related Party Transactions of the Notes to the Financial Statements for more information regarding the loans/advances from officers of the Manager or the Manager.

There is limited historical financial information about us upon which to base an evaluation of our performance. We are an emerging growth business with limited operating history, and we are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business, and our planned principal operations have only recently commenced. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

1

Operating Results

As of June 30, 2026, the following Series and related race horses have been created and either have or are currently being offered pursuant to either (i) Rule 506(c) of Regulation D, (ii) a California intrastate permit or (iii) the Offering Statement:

Series Name	Underlying Asset	Interests Offered (1)	Interests Sold (1)	Interests Remaining (1)	Asset Cost/Interest (2)	Operating Expense Reserve/Interest (2)	Due Diligence Fee/Interest (2)	Owed to Series (3)	Owed to Experiential (4)	Paid to Experiential (5)	Price Per Interest (6)	$ Sold (7)	$ Offered (7)	$ Remaining (7)
Series Authentic	Authentic	12,500	12,500	–	$154.00	$22.00	$30.00	$0.00	$0.00	$375,000.00	$206.00	$2,575,000.00	$2,575,000.00	$0.00
Series The Filly Four	The Filly Four	8,000	8,000	–	$105.00	$48.00	$27.00	$0.00	$0.00	$216,000.00	$180.00	$1,440,000.00	$1,440,000.00	$0.00
Series Restless Rider 23	Steel the Moment	10,000	10,000	–	$60.51	$24.58	$33.92	$0.00	$0.00	$339,150.00	$119.00	$1,190,000.00	$1,190,000.00	$0.00
Series Slam Dunk 24	Elevated	10,000	9,680	320	$63.00	$24.23	$34.77	$7,753.60	$20,160.00	$336,573.60	$122.00	$1,180,960.00	$1,220,000.00	$39,040.00
Series STG Broodmare Band	STG Broodmare Band	5,000	5,000	–	$124.53	$49.37	$61.10	$0.00	$0.00	$305,500.00	$235.00	$1,175,000.00	$1,175,000.00	$0.00
Series Chad Brown Bundle	Chad Brown Bundle	5,000	5,000	–	$136.00	$63.00	$35.00	$0.00	$0.00	$175,000.00	$234.00	$1,170,000.00	$1,170,000.00	$0.00
Series The New York Bundle	The New York Bundle	5,100	5,100	–	$90.90	$83.47	$50.63	$0.00	$0.00	$258,213.00	$225.00	$1,147,500.00	$1,147,500.00	$0.00
Series Stylishly 23	Black Tie Optional	5,000	5,000	–	$115.25	$47.77	$64.98	$0.00	$0.00	$324,900.00	$228.00	$1,140,000.00	$1,140,000.00	$0.00
Series The Incredi-Bundle	The Incredi-Bundle	10,200	10,200	–	$60.38	$23.32	$24.30	$0.00	$0.00	$247,860.00	$108.00	$1,101,600.00	$1,101,600.00	$0.00
Series Essential Rose 20	Rosie's Alibi	10,000	10,000	–	$67.00	$22.00	$16.00	$0.00	$0.00	$160,000.00	$105.00	$1,050,000.00	$1,050,000.00	$0.00
Series The Royal Duet	The Royal Duet	5,100	5,100	–	$113.78	$40.75	$47.47	$0.00	$0.00	$242,097.00	$202.00	$1,030,200.00	$1,030,200.00	$0.00
Series Trust But Verify	Trust But Verify	13,333	13,333	–	$37.46	$17.59	$21.95	$0.00	$0.00	$292,592.69	$77.00	$1,026,641.00	$1,026,641.00	$0.00
Series Spanxamillion 23	Native Brew	5,000	5,000	–	$81.03	$43.38	$49.59	$0.00	$0.00	$247,950.00	$174.00	$870,000.00	$870,000.00	$0.00
Series Balletic	Balletic	10,000	10,000	–	$45.00	$19.20	$15.80	$0.00	$0.00	$158,000.00	$80.00	$800,000.00	$800,000.00	$0.00
Series Malibu Bonnie 23	Munny Problem	10,000	10,000	–	$34.65	$21.84	$22.51	$0.00	$0.00	$225,100.00	$79.00	$790,000.00	$790,000.00	$0.00
Series Blip Says Bye 23	Misstrial	10,000	10,000	–	$34.58	$21.19	$22.23	$0.00	$0.00	$222,300.00	$78.00	$780,000.00	$780,000.00	$0.00
Series Brandy 22	Authentic Spirit	9,000	9,000	–	$46.10	$18.93	$19.98	$0.00	$0.00	$179,775.00	$85.00	$765,000.00	$765,000.00	$0.00
Series Collusion Illusion	Collusion Illusion	25,000	25,000	–	$22.00	$3.50	$4.50	$0.00	$0.00	$112,500.00	$30.00	$750,000.00	$750,000.00	$0.00
Series Big Mel	Big Mel	6,000	6,000	–	$97.00	$14.00	$18.00	$0.00	$0.00	$108,000.00	$129.00	$726,000.00	$726,000.00	$0.00
Series Thank You Note 23	Commissioned	5,000	5,000	–	$62.24	$40.73	$41.04	$0.00	$0.00	$205,200.00	$144.00	$720,000.00	$720,000.00	$0.00
Series Confetti 24	Start the Party	6,000	5,857	143	$58.28	$25.38	$33.35	$3,629.34	$8,333.33	$195,301.67	$117.00	$685,269.00	$702,000.00	$16,731.00
Series Bundle Broodmare Band 26	Broodmare Band '26	3,000	3,000	–	$59.45	$25.37	$32.18	$0.00	$0.00	$96,540.00	$117.00	$672,000.00	$672,000.00	$0.00
Series Tamboz 21	Catalyst	6,500	6,500	–	$58.28	$20.52	$24.20	$0.00	$0.00	$157,300.00	$103.00	$669,500.00	$669,500.00	$0.00
Series Patsys Kim 21	Lady Blitz	5,000	5,000	–	$67.20	$35.88	$29.92	$0.00	$0.00	$149,600.00	$133.00	$665,000.00	$665,000.00	$0.00
Series Formidable Kitt 22	Elite Heat	5,000	5,000	–	$51.66	$42.72	$37.62	$0.00	$0.00	$188,100.00	$132.00	$660,000.00	$660,000.00	$0.00
Series Deep Trouble 24	Conviction	6,500	3,956	2,544	$84.00	$33.45	$44.55	$85,096.80	$213,696.00	$176,239.80	$162.00	$640,872.00	$1,053,000.0	$412,128.00
Series Elarose 21	Secret Crush	10,000	10,000	–	$31.50	$18.10	$14.40	$0.00	$0.00	$144,000.00	$64.00	$640,000.00	$640,000.00	$0.00
Series Sarrocchi 21	Legitify	5,000	5,000	–	$63.39	$34.53	$30.08	$0.00	$0.00	$150,400.00	$128.00	$640,000.00	$640,000.00	$0.00
Series Smart Shopping 21	Seize the Grey	5,000	5,000	–	$63.00	$34.16	$29.84	$0.00	$0.00	$149,200.00	$127.00	$635,000.00	$635,000.00	$0.00
Series Enchante 21	Simply Enchanting	6,000	6,000	–	$54.74	$20.99	$23.27	$0.00	$0.00	$139,620.00	$99.00	$594,000.00	$594,000.00	$0.00
Series Im A Looker 20	Pioneer Prince	4,000	4,000	–	$72.03	$42.52	$30.45	$0.00	$0.00	$121,800.00	$145.00	$580,000.00	$580,000.00	$0.00
Series Knarsdale 21	Seismic Beauty	5,100	5,100	–	$63.39	$22.29	$26.32	$0.00	$0.00	$134,232.00	$112.00	$571,200.00	$571,200.00	$0.00
Series Wayne O	Wayne O	6,000	6,000	–	$75.00	$6.00	$14.00	$0.00	$0.00	$84,000.00	$95.00	$570,000.00	$570,000.00	$0.00
Series Edge Classic Colts Package	Classic Colts Package	40	40	–	$9,800.00	$1,983.00	$1,209.00	$0.00	$0.00	$48,360.00	$12,992.00	$569,520.00	$569,520.00	$0.00
Series Savvy Sassy 22	Real Savvy	3,750	3,750	–	$75.60	$39.10	$33.30	$0.00	$0.00	$124,875.00	$148.00	$555,000.00	$555,000.00	$0.00
Series Sing Lady Sing 24	Amplified	10,000	6,456	3,544	$36.75	$24.15	$23.10	$85,587.60	$130,242.00	$149,133.60	$84.00	$542,304.00	$840,000.00	$297,696.00
Series Co Cola 19	Search Engine	5,100	5,100	–	$62.50	$27.60	$15.90	$0.00	$0.00	$81,090.00	$106.00	$540,600.00	$540,600.00	$0.00
Series Lane Way	Lane Way	6,000	6,000	–	$71.00	$5.50	$13.50	$0.00	$0.00	$81,000.00	$90.00	$540,000.00	$540,000.00	$0.00
Series Who Runs the World	Who Runs the World	5,100	5,100	–	$63.00	$28.40	$15.60	$0.00	$0.00	$79,560.00	$107.00	$530,400.00	$530,400.00	$0.00
Series Race Hunter 19	Chasing Time	10,000	10,000	–	$24.00	$17.00	$8.00	$0.00	$0.00	$80,000.00	$49.00	$520,000.00	$520,000.00	$0.00
Series Lovesick 21	Here's the Kicker	13,333	13,333	–	$19.69	$10.54	$8.77	$0.00	$0.00	$116,930.41	$39.00	$519,987.00	$519,987.00	$0.00
Series Bubala 24	Bold Type	5,100	4,442	658	$57.63	$26.03	$33.35	$17,127.74	$37,917.25	$148,118.49	$117.00	$519,714.00	$596,700.00	$76,986.00
Series Stirred 23	Stir It Up	3,500	3,459	41	$64.38	$42.87	$42.75	$1,757.67	$2,639.58	$147,872.25	$150.00	$518,850.00	$525,000.00	$6,150.00
Series Carrothers	Carrothers	5,100	5,100	–	$63.20	$25.65	$15.15	$0.00	$0.00	$77,265.00	$104.00	$515,100.00	$515,100.00	$0.00
Series Divine Mercy 24	Absolution	2,500	2,500	–	$77.66	$71.69	$56.65	$0.00	$0.00	$141,625.00	$206.00	$515,000.00	$515,000.00	$0.00
Series Keertana 18	American Heiress	5,100	5,100	–	$72.00	$13.00	$15.00	$0.00	$0.00	$76,500.00	$100.00	$510,000.00	$510,000.00	$0.00
Series Classic Cut	Classic Cut	10,000	10,000	–	$24.00	$19.35	$7.65	$0.00	$0.00	$76,500.00	$51.00	$510,000.00	$510,000.00	$0.00
Series Future Stars Stable	Future Stars Stable	10,000	10,000	–	$33.55	$8.95	$7.50	$0.00	$0.00	$75,000.00	$50.00	$500,000.00	$500,000.00	$0.00
Series Le Relais 20	Show Your Cards	3,000	3,000	–	$92.20	$39.80	$33.00	$0.00	$0.00	$99,000.00	$165.00	$495,000.00	$495,000.00	$0.00
Series Song of Bernadette 20	Cable Boss	5,100	5,100	–	$61.00	$22.00	$14.00	$0.00	$0.00	$71,400.00	$97.00	$494,700.00	$494,700.00	$0.00
Series Courtisane 19	Tap the Gavel	10,000	10,000	–	$23.00	$18.65	$7.35	$0.00	$0.00	$73,500.00	$49.00	$490,000.00	$490,000.00	$0.00
Series Sea Worthy 24	Sea's No Joke	7,500	5,865	1,635	$36.63	$23.54	$22.83	$38,487.90	$59,890.05	$133,897.95	$83.00	$486,795.00	$622,500.00	$135,705.00
Series Monomoy Girl	Monomoy Girl	10,200	10,200	–	$29.41	$9.69	$6.90	$0.00	$0.00	$70,380.00	$46.00	$469,200.00	$469,200.00	$0.00
Series NY Exacta	NY Exacta	2,000	2,000	–	$107.50	$86.30	$34.20	$0.00	$0.00	$68,400.00	$228.00	$456,000.00	$456,000.00	$0.00
Series Silverpocketsfull 19	Iron Works	5,100	5,100	–	$55.00	$20.65	$13.35	$0.00	$0.00	$68,085.00	$89.00	$453,900.00	$453,900.00	$0.00
Series You Make Luvin Fun 19	Magical Ways	6,000	6,000	–	$42.00	$23.75	$11.25	$0.00	$0.00	$67,500.00	$77.00	$450,000.00	$450,000.00	$0.00
Series Going to Vegas	Going to Vegas	5,100	5,100	–	$50.00	$23.10	$12.90	$0.00	$0.00	$65,790.00	$86.00	$438,600.00	$438,600.00	$0.00
Series Bernin Midnight 24	Bern Rate	250	243	7	$783.70	$638.30	$378.00	$4,468.10	$5,485.90	$91,854.00	$1,800.00	$437,400.00	$450,000.00	$12,600.00
Series Ari the Adventurer 19	Kanthari	5,100	5,100	–	$61.00	$11.00	$13.00	$0.00	$0.00	$66,300.00	$85.00	$433,500.00	$433,500.00	$0.00
Series Thesis Break 24	Doctorate	5,100	4,882	218	$38.85	$23.36	$24.80	$5,091.39	$8,469.30	$121,049.19	$87.00	$424,734.00	$443,700.00	$18,966.00
Series Adaay in Asia	Adaay in Asia	5,100	5,100	–	$42.00	$21.55	$18.45	$0.00	$0.00	$94,095.00	$82.00	$418,200.00	$418,200.00	$0.00
Series Claire De Lune 22	Moonlit Courage	5,000	5,000	–	$23.05	$37.13	$22.82	$0.00	$0.00	$114,100.00	$83.00	$415,000.00	$415,000.00	$0.00
Series Blue Curl 22	Isle Blue	5,100	5,100	–	$41.34	$20.62	$19.04	$0.00	$0.00	$97,104.00	$81.00	$413,100.00	$413,100.00	$0.00
Series Carpe Fortuna 24	Circe	2,550	2,313	237	$75.60	$45.95	$48.45	$10,890.15	$17,917.20	$112,064.85	$170.00	$393,210.00	$433,500.00	$40,290.00
Series Just Like Lucy 23	Love Like Lucy	5,100	5,100	–	$31.50	$23.56	$21.95	$0.00	$0.00	$111,919.50	$77.00	$392,700.00	$392,700.00	$0.00
Series Kindle 21	A Day to Remember	5,500	5,500	–	$34.57	$19.74	$16.69	$0.00	$0.00	$91,795.00	$71.00	$390,500.00	$390,500.00	$0.00
Series Sunny 18	Solar Strike	6,000	6,000	–	$40.30	$14.69	$10.01	$0.00	$0.00	$60,060.00	$65.00	$390,000.00	$390,000.00	$0.00
Series Mo Mischief	Mo Mischief	5,100	5,100	–	$50.00	$14.00	$11.00	$0.00	$0.00	$56,100.00	$75.00	$382,500.00	$382,500.00	$0.00
Series Blue Devil	Blue Devil	5,100	5,100	–	$36.75	$21.38	$16.87	$0.00	$0.00	$86,037.00	$75.00	$382,500.00	$382,500.00	$0.00
Series Whosbeeninmybed 19	Micro Share	5,100	5,100	–	$54.00	$9.00	$11.00	$0.00	$0.00	$56,100.00	$74.00	$377,400.00	$377,400.00	$0.00
Series Cayala 19	Provocateur	4,100	4,100	–	$60.00	$17.35	$13.65	$0.00	$0.00	$55,965.00	$91.00	$373,100.00	$373,100.00	$0.00
Series Eyepopnruby 23	My Eyes on You	5,100	4,698	402	$34.58	$21.91	$22.52	$8,807.82	$13,899.15	$105,775.47	$79.00	$371,142.00	$402,900.00	$31,758.00
Series Wonder Upon a Star 19	Star Six Nine	10,000	10,000	–	$14.00	$17.45	$5.55	$0.00	$0.00	$55,500.00	$37.00	$370,000.00	$370,000.00	$0.00
Series Magic Belle 23	Mystical Belle	300	300	–	$567.00	$381.00	$252.00	$0.00	$0.00	$75,600.00	$1,200.00	$360,000.00	$360,000.00	$0.00
Series Vow	Vow	2,000	2,000	–	$78.00	$74.00	$27.00	$0.00	$0.00	$54,000.00	$179.00	$358,000.00	$358,000.00	$0.00
Series Lost Empire 19	Laforgia	10,200	10,200	–	$22.50	$7.25	$5.25	$0.00	$0.00	$53,550.00	$35.00	$357,000.00	$357,000.00	$0.00
Series Great Sister Diane 24	Warranted	6,000	5,569	431	$57.75	$25.19	$33.06	$10,856.89	$24,890.25	$184,111.14	$116.00	$646,000.00	$696,000.00	$50,0000
Series Seeking a Star 23	Sirius Pursuit	3,000	2,997	3	$42.00	$42.37	$33.63	$127.11	$126.00	$100,789.11	$118.00	$353,646.00	$354,000.00	$354.00
Series Great Hot 23	Raging Inferno	250	250	–	$587.78	$518.22	$294.00	$0.00	$0.00	$73,500.00	$1,400.00	$350,000.00	$350,000.00	$0.00
Series Song of the Lark 21	Fireball Birdie	2,550	2,550	–	$66.60	$38.20	$32.20	$0.00	$0.00	$82,110.00	$137.00	$349,350.00	$349,350.00	$0.00
Series Alliford Bay 21	Sweet Voyage	3,750	3,750	–	$36.88	$34.27	$21.85	$0.00	$0.00	$81,937.50	$93.00	$348,750.00	$348,750.00	$0.00
Series Echo Warrior 19	Hero Status	6,000	6,000	–	$32.00	$17.00	$9.00	$0.00	$0.00	$54,000.00	$58.00	$348,000.00	$348,000.00	$0.00
Series Paddock Buzz	Paddock Buzz	1,250	1,141	109	$84.00	$134.95	$83.05	$14,709.55	$9,156.00	$94,760.05	$302.00	$344,582.00	$377,500.00	$32,918.00
Series One Last Night 21	Fancy Quality	3,000	3,000	–	$47.82	$39.75	$25.43	$0.00	$0.00	$76,290.00	$113.00	$339,000.00	$339,000.00	$0.00
Series Grand Traverse Bay 19	Cornice Traverse	750	750	–	$210.00	$179.95	$67.05	$0.00	$0.00	$50,287.50	$457.00	$335,250.00	$335,250.00	$0.00
Series Margarita Friday 19	Straight No Chaser	2,000	2,000	–	$55.00	$70.89	$40.11	$0.00	$0.00	$80,220.00	$166.00	$332,000.00	$332,000.00	$0.00
Series Queen Amira 19	Regal Rebel	2,000	2,000	–	$63.00	$80.25	$24.75	$0.00	$0.00	$49,500.00	$168.00	$330,000.00	$330,000.00	$0.00
Series My Fast One 20	One Fast Dream	2,000	2,000	–	$55.50	$76.50	$33.00	$0.00	$0.00	$66,000.00	$165.00	$330,000.00	$330,000.00	$0.00
Series Miss Sakamoto	Miss Sakamoto	6,000	6,000	–	$28.00	$18.00	$8.00	$0.00	$0.00	$48,000.00	$54.00	$324,000.00	$324,000.00	$0.00
Series Storm Shooter	Storm Shooter	2,000	2,000	–	$90.00	$48.00	$24.00	$0.00	$0.00	$48,000.00	$162.00	$324,000.00	$324,000.00	$0.00
Series Tufnel	Tufnel	5,200	5,200	–	$33.00	$20.00	$9.00	$0.00	$0.00	$46,800.00	$62.00	$322,400.00	$322,400.00	$0.00
Series Barbie on a Budget 24	Pyralis	250	249	1	$472.50	$547.50	$255.00	$547.50	$472.50	$63,495.00	$1,275.00	$317,475.00	$318,750.00	$1,275.00
Series Jeanne's Speight 20	Stay Fabulous	2,500	2,500	–	$49.95	$49.25	$24.80	$0.00	$0.00	$62,000.00	$124.00	$310,000.00	$310,000.00	$0.00
Series Action Bundle	Action Bundle	10,000	10,000	–	$4.50	$21.85	$4.65	$0.00	$0.00	$46,500.00	$31.00	$310,000.00	$310,000.00	$0.00
Series Mo Temptation	Mo Temptation	3,500	3,500	–	$34.58	$34.15	$18.27	$0.00	$0.00	$63,945.00	$87.00	$304,500.00	$304,500.00	$0.00
Series Naismith	Naismith	2,000	2,000	–	$75.00	$54.20	$22.80	$305.00	$0.00	$45,600.00	$152.00	$304,000.00	$304,000.00	$0.00
Series Thepartyneverends 24	Aloha Lani	200	197	3	$630.00	$590.00	$305.00	$1,770.00	$1,890.00	$60,085.00	$1,525.00	$300,425.00	$305,000.00	$4,575.00
Series Awe Hush 19	Can't Hush This	1,800	1,800	–	$110.00	$29.40	$24.60	$0.00	$0.00	$44,280.00	$164.00	$295,200.00	$295,200.00	$0.00
Series War Safe	War Safe	2,000	2,000	–	$45.00	$79.10	$21.90	$0.00	$0.00	$43,800.00	$146.00	$292,000.00	$292,000.00	$0.00
Series Tell the Duchess 19	Duke of Love	2,000	2,000	–	$50.00	$71.00	$21.00	$0.00	$0.00	$42,000.00	$142.00	$284,000.00	$284,000.00	$0.00
Series Mrs Whistler	Mrs Whistler	2,000	2,000	–	$42.00	$76.45	$20.55	$0.00	$0.00	$41,100.00	$139.00	$274,000.00	$274,000.00	$0.00
Series Salute to America	Salute to America	1,000	1,000	–	$84.00	$152.05	$40.95	$0.00	$0.00	$40,950.00	$277.00	$273,000.00	$273,000.00	$0.00
Series Marsh Hawk 24	Helios	7,500	3,053	4,447	$36.75	$24.87	$23.38	$110,596.89	$163,427.25	$71379.14	$85.00	$259,505.00	$637,500	$377,995.00
Series Spirit 20	Phantom Ride	3,000	3,000	–	$33.60	$33.60	$16.80	$0.00	$0.00	$50,400.00	$84.00	$252,000.00	$252,000.00	$0.00
Series Into Summer 19	Malibu Mayhem	650	650	–	$147.00	$188.10	$57.90	$0.00	$0.00	$37,635.00	$393.00	$250,900.00	$250,900.00	$0.00
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	50	50	–	$2,957.00	$1,100.00	$500.00	$0.00	$0.00	$25,000.00	$4,557.00	$250,000.00	$250,000.00	$0.00
Series Popular Demand	Popular Demand	1,020	1,020	–	$145.00	$63.00	$36.00	$0.00	$0.00	$36,720.00	$244.00	$248,880.00	$248,880.00	$0.00
Series Margaret Reay 19	A Mo Reay	820	820	–	$200.00	$55.85	$45.15	$0.00	$0.00	$37,023.00	$301.00	$246,820.00	$246,820.00	$0.00
Series Fenwick Hall 20	Inspector	1,200	1,200	–	$78.75	$82.85	$40.40	$0.00	$0.00	$48,480.00	$202.00	$242,400.00	$242,400.00	$0.00
Series Just Louise 19	Forbidden Kingdom	1,020	1,020	–	$150.00	$44.65	$34.35	$0.00	$0.00	$35,037.00	$229.00	$233,580.00	$233,580.00	$0.00
Series Celestial Moon	Celestial Moon	20	20	–	$7,993.15	$2,056.85	$1,450.00	$0.00	$0.00	$29,000.00	$11,500.00	$230,000.00	$230,000.00	$0.00
Series Got Stormy	Got Stormy	5,100	5,100	–	$24.51	$13.74	$6.75	$0.00	$0.00	$34,425.00	$45.00	$229,500.00	$229,500.00	$0.00
Series Thirteen Stripes	Thirteen Stripes	1,000	1,000	–	$100.00	$94.65	$34.35	$0.00	$0.00	$34,350.00	$229.00	$229,000.00	$229,000.00	$0.00
Series Man Among Men	Man Among Men	820	820	–	$180.00	$52.05	$40.95	$0.00	$0.00	$33,579.00	$273.00	$223,860.00	$223,860.00	$0.00
Series Tapitry 19	Infinite Empire	820	820	–	$180.00	$52.05	$40.95	$0.00	$0.00	$33,579.00	$273.00	$223,860.00	$223,860.00	$0.00
Series Crown It 21	Normandy Queen	15	15	–	$10,223.00	$2,427.00	$1,850.00	$0.00	$0.00	$27,750.00	$14,500.00	$217,500.00	$217,500.00	$0.00
Series Wildcat Gaze 23	Shezawildone	1,100	1,100	–	$55.50	$84.64	$55.86	$0.00	$0.00	$61,446.00	$196.00	$215,600.00	$215,600.00	$0.00
Series Moonbow 20	Cumberland Falls	2,500	2,500	–	$21.69	$46.24	$18.07	$0.00	$0.00	$45,162.50	$86.00	$215,000.00	$215,000.00	$0.00
Series Desire Street 19	Always Hopeful	1,020	1,020	–	$84.00	$90.85	$30.15	$0.00	$0.00	$30,753.00	$205.00	$205,020.00	$205,020.00	$0.00
Series Ashlees Empire 20	Helicopter Money	3,000	3,000	–	$13.13	$40.47	$13.40	$0.00	$0.00	$40,200.00	$67.00	$201,000.00	$201,000.00	$0.00
Series Classofsixtythree 19	Sixtythreecaliber	1,000	1,000	–	$125.00	$39.05	$28.95	$0.00	$0.00	$28,950.00	$193.00	$193,000.00	$193,000.00	$0.00
Series Martita Sangrita 17	Carpe Vinum	600	600	–	$200.00	$72.00	$48.00	$0.00	$0.00	$28,800.00	$320.00	$192,000.00	$192,000.00	$0.00
Series Tizamagician	Tizamagician	600	600	–	$185.00	$87.00	$48.00	$0.00	$0.00	$28,800.00	$320.00	$192,000.00	$192,000.00	$0.00
Series Our Miss Jones 19	Celebrity News	1,200	1,200	–	$50.00	$82.60	$23.40	$0.00	$0.00	$28,080.00	$156.00	$187,200.00	$187,200.00	$0.00
Series More Than Magic 21	Time is Magic	12	12	–	$10,500.00	$2,400.00	$2,100.00	$0.00	$0.00	$25,200.00	$15,000.00	$180,000.00	$180,000.00	$0.00
Series Deep Cover	Deep Cover	800	800	–	$100.00	$87.00	$33.00	$0.00	$0.00	$26,400.00	$220.00	$176,000.00	$176,000.00	$0.00
Series Frosted Oats	Frosted Oats	4,100	4,100	–	$25.00	$10.70	$6.30	$0.00	$0.00	$25,830.00	$42.00	$172,200.00	$172,200.00	$0.00
Series Mayan Milagra 19	Tepeu	20	20	–	$5,500.00	$1,846.00	$1,154.00	$0.00	$0.00	$23,080.00	$8,500.00	$170,000.00	$170,000.00	$0.00
Series Amandrea	Amandrea	550	550	–	$210.00	$40.00	$45.00	$0.00	$0.00	$24,750.00	$295.00	$162,250.00	$162,250.00	$0.00
Series Bajan Bashert	Bajan Bashert	16	16	–	$7,000.00	$1,600.00	$1,400.00	$0.00	$0.00	$22,400.00	$10,000.00	$160,000.00	$160,000.00	$0.00
Series Gentleman Gerry	Gentleman Gerry	20	20	–	$5,000.00	$1,750.00	$1,000.00	$0.00	$0.00	$20,000.00	$7,750.00	$155,000.00	$155,000.00	$0.00
Series Onthethirstyside	Onthethirstyside	1,000	606	394	$86.50	$101.00	$62.50	$39,794.00	$34,081.00	$37,875.00	$250.00	$151,500.00	$250,000.00	$98,500.00
Series Twirl Girl 21	Tonality	20	20	–	$3,975.00	$2,730.00	$795.00	$0.00	$0.00	$15,900.00	$7,500.00	$150,000.00	$150,000.00	$0.00
Series Heaven Street	Heaven Street	20	20	–	$5,300.00	$1,200.00	$1,000.00	$0.00	$0.00	$20,000.00	$7,500.00	$150,000.00	$150,000.00	$0.00
Series Sweet Sweet Annie 19	In Due Time	20	20	–	$4,750.00	$1,739.00	$1,011.00	$0.00	$0.00	$20,220.00	$7,500.00	$150,000.00	$150,000.00	$0.00
Series Lazy Daisy	Lazy Daisy	1,250	1,250	–	$90.00	$7.00	$18.00	$0.00	$0.00	$22,500.00	$115.00	$143,750.00	$143,750.00	$0.00
Series Latte Da 19	Inalattetrouble	4,100	4,100	–	$19.50	$10.25	$5.25	$0.00	$0.00	$21,525.00	$35.00	$143,500.00	$143,500.00	$0.00
Series Northern Smile 20	Pep Rally	20	20	–	$4,500.00	$1,600.00	$900.00	$0.00	$0.00	$18,000.00	$7,000.00	$140,000.00	$140,000.00	$0.00
Series Without Delay 19	Golden Quality	20	20	–	$4,500.00	$1,550.00	$950.00	$0.00	$0.00	$19,000.00	$7,000.00	$140,000.00	$140,000.00	$0.00
Series National Road	National Road	20	20	–	$5,000.00	$1,000.00	$1,000.00	$0.00	$0.00	$20,000.00	$7,000.00	$140,000.00	$140,000.00	$0.00
Series Exonerated 19	Above Suspicion	820	820	–	$105.00	$38.65	$25.35	$0.00	$0.00	$20,787.00	$169.00	$138,580.00	$138,580.00	$0.00
Series Adjust 20	Jai Ho	10	10	–	$9,709.40	$1,861.20	$1,929.40	$0.00	$0.00	$19,294.00	$13,500.00	$135,000.00	$135,000.00	$0.00
Series Two Trail Sioux 17	Annahilate	450	450	–	$165.00	$90.00	$45.00	$0.00	$0.00	$20,250.00	$300.00	$135,000.00	$135,000.00	$0.00
Series High Speed Goldie 21	Flamekeeper	13	13	–	$6,360.00	$2,368.00	$1,272.00	$0.00	$0.00	$16,536.00	$10,000.00	$130,000.00	$130,000.00	$0.00
Series Yes This Time	Yes This Time	10	10	–	$10,000.00	$793.00	$2,159.00	$0.00	$0.00	$21,590.00	$12,952.00	$129,520.00	$129,520.00	$0.00
Series Demogorgon	Demogorgon	20	20	–	$4,500.00	$917.00	$983.00	$0.00	$0.00	$19,660.00	$6,400.00	$128,000.00	$128,000.00	$0.00
Series Tell All 19	Walk the Talk	12	12	–	$7,000.00	$1,987.00	$1,513.00	$0.00	$0.00	$18,156.00	$10,500.00	$126,000.00	$126,000.00	$0.00
Series Vertical Threat	Vertical Threat	600	600	–	$100.00	$78.50	$31.50	$0.00	$0.00	$18,900.00	$210.00	$126,000.00	$126,000.00	$0.00
Series Speightstown Belle 19	Ancient Royalty	900	900	–	$85.00	$33.15	$20.85	$0.00	$0.00	$18,765.00	$139.00	$125,100.00	$125,100.00	$0.00
Series Dancing Crane	Dancing Crane	20	20	–	$4,250.00	$926.00	$924.00	$0.00	$0.00	$18,480.00	$6,100.00	$122,000.00	$122,000.00	$0.00
Series Midnight Sweetie 19	Dolce Notte	820	820	–	$90.00	$35.80	$22.20	$0.00	$0.00	$18,204.00	$148.00	$121,360.00	$121,360.00	$0.00
Series Our Jenny B 21	Vino Grigio	20	20	–	$2,782.00	$2,661.60	$556.40	$0.00	$0.00	$11,128.00	$6,000.00	$120,000.00	$120,000.00	$0.00
Series Power Up Paynter	Power Up Paynter	600	600	–	$100.00	$61.00	$29.00	$0.00	$0.00	$17,400.00	$190.00	$114,000.00	$114,000.00	$0.00
Series Giant Mover 21	Sweet as Sin	110	110	–	$410.00	$390.58	$232.42	$0.00	$0.00	$25,566.20	$1,033.00	$113,630.00	$113,630.00	$0.00
Series Arch Support 20	Captain Sparrow	10	10	–	$7,717.50	$1,939.00	$1,543.50	$0.00	$0.00	$15,435.00	$11,200.00	$112,000.00	$112,000.00	$0.00
Series Ali Blue 24	Dalmore	2,550	551	1,999	$89.25	$56.47	$55.28	$112,883.53	$178,410.75	$30,459.28	$201.00	$110,751.00	$512,550.00	$401,799.00
Series Daddys Joy	Daddy's Joy	600	600	–	$80.00	$73.00	$27.00	$0.00	$0.00	$16,200.00	$180.00	$108,000.00	$108,000.00	$0.00
Series Apple Down Under 19	Howboutdemapples	600	600	–	$100.00	$47.05	$25.95	$0.00	$0.00	$15,570.00	$173.00	$103,800.00	$103,800.00	$0.00
Series Daring Dancer 20	Boppy	750	750	–	$60.00	$54.75	$20.25	$0.00	$0.00	$15,187.50	$135.00	$101,250.00	$101,250.00	$0.00
Series Black Escort 19	Halofied	20	20	–	$2,750.00	$1,660.00	$590.00	$0.00	$0.00	$11,800.00	$5,000.00	$100,000.00	$100,000.00	$0.00
Series Flora Dora 20	Spun Intended	10	10	–	$6,890.60	$1,731.30	$1,378.10	$0.00	$0.00	$13,781.00	$10,000.00	$100,000.00	$100,000.00	$0.00
Series Sunsanddrinkinhand	Sunsanddrinkinhand	20	20	–	$3,500.00	$781.10	$718.90	$0.00	$0.00	$14,378.00	$5,000.00	$100,000.00	$100,000.00	$0.00
Series Timeless Trick 20	Interstellar	12	12	–	$5,000.00	$1,750.00	$1,000.00	$0.00	$0.00	$12,000.00	$7,750.00	$93,000.00	$93,000.00	$0.00
Series Grand Traverse Bay 20	Sun Valley Road	750	750	–	$50.00	$52.85	$18.15	$0.00	$0.00	$13,612.50	$121.00	$90,750.00	$90,750.00	$0.00
Series Motion Emotion	Motion Emotion	1,020	1,020	–	$24.51	$46.89	$12.60	$0.00	$0.00	$12,852.00	$84.00	$85,680.00	$85,680.00	$0.00
Series Social Dilemma	Social Dilemma	510	510	–	$49.02	$92.93	$25.05	$0.00	$0.00	$12,775.50	$167.00	$85,170.00	$85,170.00	$0.00
Series Athenian Beauty 19	Quantum Theory	1,800	1,800	–	$25.00	$14.95	$7.05	$0.00	$0.00	$12,690.00	$47.00	$84,600.00	$84,600.00	$0.00
Series Ambleside Park 19	Lookwhogotlucky	410	410	–	$115.00	$59.25	$30.75	$0.00	$0.00	$12,607.50	$205.00	$84,050.00	$84,050.00	$0.00
Series New York Claiming Package	New York Claiming Package	510	510	–	$72.00	$54.00	$14.00	$0.00	$0.00	$7,140.00	$140.00	$71,400.00	$71,400.00	$0.00
Series Consecrate 19	Sacred Beauty	410	410	–	$80.00	$53.45	$23.55	$0.00	$0.00	$9,655.50	$157.00	$64,370.00	$64,370.00	$0.00
Series Escape Route	Escape Route	10	10	–	$4,512.80	$733.00	$1,049.20	$0.00	$0.00	$10,492.00	$6,295.00	$62,952.00	$62,952.00	$0.00
Series Street Band	Street Band	50	50	–	$918.00	$127.00	$185.00	$0.00	$0.00	$9,250.00	$1,230.00	$61,500.00	$61,500.00	$0.00
Series Madiera Wine	Madiera Wine	20	20	–	$1,750.00	$375.50	$374.50	$0.00	$0.00	$7,490.00	$2,500.00	$50,000.00	$50,000.00	$0.00
Series Cairo Kiss	Cairo Kiss	80	80	–	$347.50	$124.25	$83.25	$0.00	$0.00	$6,660.00	$555.00	$44,400.00	$44,400.00	$0.00
Series Squared Straight	Squared Straight	150	150	–	$150.00	$79.50	$40.50	$0.00	$0.00	$6,075.00	$270.00	$40,500.00	$40,500.00	$0.00
Series Soul Beam	Soul Beam	65	65	–	$355.00	$163.50	$91.50	$0.00	$0.00	$5,947.50	$610.00	$39,650.00	$39,650.00	$0.00
Series Bella Chica	Bella Chica	100	100	–	$250.00	$73.00	$57.00	$0.00	$0.00	$5,700.00	$380.00	$38,000.00	$38,000.00	$0.00
Series De Mystique 17	Dancing Destroyer	250	250	–	$71.50	$47.50	$21.00	$0.00	$0.00	$5,250.00	$140.00	$35,000.00	$35,000.00	$0.00
Series Noble Goddess	Noble Goddess	300	300	–	$62.00	$31.00	$17.00	$0.00	$0.00	$5,100.00	$110.00	$33,000.00	$33,000.00	$0.00
Series Shake It Up Baby	Shake It Up Baby	250	250	–	$44.00	$66.50	$19.50	$0.00	$0.00	$4,875.00	$130.00	$32,500.00	$32,500.00	$0.00
Series Zestful	Zestful	100	100	–	$194.00	$78.00	$48.00	$0.00	$0.00	$4,800.00	$320.00	$32,000.00	$32,000.00	$0.00
Series Miss Puzzle	Miss Puzzle	125	125	–	$194.00	$78.00	$48.00	$0.00	$0.00	$6,000.00	$320.00	$31,250.00	$31,250.00	$0.00
Series Utalknboutpractice	Utalknboutpractice	100	100	–	$165.00	$90.00	$45.00	$0.00	$0.00	$4,500.00	$300.00	$30,000.00	$30,000.00	$0.00
Series Sauce on Side	Sauce on Side	125	125	–	$130.00	$74.00	$36.00	$0.00	$0.00	$4,500.00	$240.00	$30,000.00	$30,000.00	$0.00
Series Two Trail Sioux 17K	Two Trail Sioux 17K	1	1	–	$24,750.00	$4,970.00	$0.00	$0.00	$0.00	$0.00	$29,720.00	$29,720.00	$29,720.00	$0.00
Series Takeo Squared	Takeo Squared	100	100	–	$153.00	$76.00	$41.00	$0.00	$0.00	$4,100.00	$270.00	$27,000.00	$27,000.00	$0.00
Series Kichiro	Kichiro	200	200	–	$77.50	$33.00	$19.50	$0.00	$0.00	$3,900.00	$130.00	$26,000.00	$26,000.00	$0.00
Series Kiana's Love	Kiana's Love	200	200	–	$55.00	$47.00	$18.00	$0.00	$0.00	$3,600.00	$120.00	$24,000.00	$24,000.00	$0.00
Series Nileist	Nileist	45	45	–	$260.00	$190.00	$80.00	$0.00	$0.00	$3,600.00	$530.00	$23,850.00	$23,850.00	$0.00
Series Moonless Sky	Moonless Sky	200	200	–	$60.00	$33.50	$16.50	$0.00	$0.00	$3,300.00	$110.00	$22,000.00	$22,000.00	$0.00
Series Sigesmund	Sigesmund	200	200	–	$50.00	$35.00	$15.00	$0.00	$0.00	$3,000.00	$100.00	$20,000.00	$20,000.00	$0.00
Series Night of Idiots	Night of Idiots	80	80	–	$112.00	$100.00	$38.00	$0.00	$0.00	$3,040.00	$250.00	$20,000.00	$20,000.00	$0.00
Series Tavasco Road	Tavasco Road	80	80	–	$128.00	$67.00	$35.00	$0.00	$0.00	$2,800.00	$230.00	$18,400.00	$18,400.00	$0.00
Series Madarnas	Madarnas	50	50	–	$204.00	$93.00	$53.00	$0.00	$0.00	$2,650.00	$350.00	$17,500.00	$17,500.00	$0.00
Series Swiss Minister	Swiss Minister	50	50	–	$150.00	$88.00	$42.00	$0.00	$0.00	$2,100.00	$280.00	$14,000.00	$14,000.00	$0.00
Series Bullion	Bullion	25	25	–	$240.00	$0.00	$230.00	$0.00	$0.00	$5,750.00	$470.00	$11,750.00	$11,750.00	$0.00
Series Amers	Amers	75	75	–	$82.00	$37.00	$21.00	$0.00	$0.00	$1,575.00	$140.00	$10,500.00	$10,500.00	$0.00
Series Major Implications	Major Implications	20	20	–	$128.00	$67.00	$35.00	$0.00	$0.00	$700.00	$230.00	$4,600.00	$4,600.00	$0.00
Series Forever Rose	Forever Rose	1,250	–	1,250	$99.24	$50.6	$37.40	$62,950.00	$124,050.00	$0.00	$187.00	$0.00	$233,750.00	$233,750.00

(1)	Denotes total membership interests offered, sold to date and remaining to be sold in each series.
(2)	Denotes the “Cash Portion of the Asset Cost”, “Cash Reserves for Operating Expenses”, and “Due Diligence Fee” per membership interest sold.
(3)	Denotes the amount of cash held in reserve attributable to such series after deduction of “Due Diligence Fee.”
(4)	Denotes the amount owed the Manager for any loans extended on behalf of a series.
(5)	Denotes the amount of “Due Diligence Fee” or other “Management Fee” paid to Manager.
(6)	Price per membership interest of each series.
(7)	Denotes total dollar amount offered, sold to date and remaining to be sold in each series.

2

Revenues

Revenues are generated at the Series level. During the six-month periods ended June 30, 2026, and June 30, 2025, the Company generated $500,998 and $1,597,655 in revenues, respectively. The decrease in revenue is attributed to certain Series’ Underlying Asset race winnings. In this period, total Series winnings did not offset the significant winnings of the Series Straight No Chaser which generated total revenue of $1,214,965. Some of the Company’s horses (as more particularly described in the Offering Statement under the “Use of Proceeds” section for each Underlying Asset) have not yet begun racing, and thus, may begin to generate revenue when their racing careers commence.

During the six-month periods ended June 30, 2026, and June 30, 2025, the Company incurred costs of revenue – horse expenses of $1,118,844 and $1,555,319 respectively. The decrease in costs of revenue of $436,475 – horse expenses are directly attributed to the Company’s lack of race winnings which generate trainer and jockey expenses. Specifically, Straight No Chaser cost of revenues declined by $432,789.

The revenues generated, and costs of revenue incurred on a series-by-series basis as of June 30, 2026, and June 30, 2025, are as follows:

		Revenues		Cost of Revenues
Series Name	Underlying Asset	30-Jun-26	30-Jun-25	30-Jun-26	30-Jun-25
Series Action Bundle	Action Bundle	$–	$–	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$–	$–	$–
Series Adjust 20	Jai Ho	$–	$–	$–	$–
Series Ali Blue 24	Dalmore	$–	$–	$(12,251)	$–
Series Alliford Bay 21	Sweet Voyage	$–	$22,896	$(2,664)	$(23,313)
Series Amandrea	Amandrea	$–	$–	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–	$–	$–
Series Amers	Amers	$–	$–	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–	$–	$–
Series Arch Support 20	Captain Sparrow	$6,250	$780	$(10,328)	$(13,691)
Series Ari the Adventurer 19	Kanthari	$–	$–	$–	$–
Series Ashlees Empire 20	Helicopter Money	$–	$–	$–	$–
Series Athenian Beauty 19	Quantum Theory	$–	$–	$–	$–
Series Authentic	Authentic	$154,101	$–	$(8,266)	$(19,046)
Series Awe Hush 19	Can't Hush This	$–	$–	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$–	$–	$–
Series Balletic	Balletic	$–	$–	$–	$–
Series Barbie on a Budget 24	Pyralis	$–	$–	$(17,513)	$–
Series Bella Chica	Bella Chica	$–	$–	$–	$–
Series Bernin Midnight 24	Bern Rate	$–	$–	$(30,276)	$–
Series Big Mel	Big Mel	$–	$–	$–	$–
Series Black Escort 19	Halofied	$–	$–	$–	$–
Series Blip Says Bye 23	Misstrial	$–	$–	$(20,546)	$(38,958)
Series Blue Curl 22	Isle Blue	$–	$–	$(14,860)	$(13,540)
Series Blue Devil	Blue Devil	$–	$27,675	$–	$(30,512)
Series Brandy 22	Authentic Spirit	$–	$–	$–	$(9,808)
Series Bubala 24	Bold Type	$–	$–	$(25,654)	$–
Series Bullion	Bullion	$–	$–	$–	$–
Series Bundle Broodmare Band 26	Broodmare Band '26	$–	$–	$(69,383)	$–
Series Cairo Kiss	Cairo Kiss	$–	$–	$–	$–
Series Carpe Fortuna 24	Circe	$–	$–	$(18,858)	$–
Series Carrothers	Carrothers	$–	$–	$–	$–
Series Cayala 19	Provocateur	$–	$–	$–	$–
Series Celestial Moon	Celestial Moon	$–	$–	$–	$–
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–	$–	$–
Series Claire De Lune 22	Moonlit Courage	$500	$3,100	$(7,272)	$(43,128)
Series Classic Cut	Classic Cut	$986	$–	$15,968	$(20,670)
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–	$–	$–
Series Co Cola 19	Search Engine	$–	$–	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–	$–	$–
Series Confetti 24	Start the Party	$–	$–	$(23,785)	$–
Series Consecrate 19	Sacred Beauty	$–	$–	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–	$–	$–
Series Crown It 21	Normandy Queen	$10,050	$25,050	$(22,449)	$(34,499)
Series Daddys Joy	Daddy's Joy	$–	$–	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–	$–	$–
Series Daring Dancer 20	Boppy	$–	$–	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–	$–	$–
Series Deep Cover	Deep Cover	$–	$–	$–	$–
Series Deep Trouble 24	Conviction	$–	$–	$(18,191)	$–
Series Demogorgon	Demogorgon	$–	$–	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–	$–	$–
Series Divine Mercy 24	Absolution	$–	$–	$(38,046)	$–
Series Echo Warrior 19	Hero Status	$–	$–	$–	$–
Series Edge Classic Colts Package	Classic Colts Package	$–	$30,089	$–	$(35,721)
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	$–	$–	$–	$–
Series Elarose 21	Secret Crush	$–	$–	$–	$(19,326)
Series Enchante 21	Simply Enchanting	$–	$4,388	$–	$(12,161)
Series Escape Route	Escape Route	$–	$–	$–	$–
Series Essential Rose 20	Rosie's Alibi	$–	$–	$–	$–
Series Exonerated 19	Above Suspicion	$–	$–	$–	$–
Series Eyepopnruby 23	My Eyes on You	$255	$–	$(16,920)	$(11,014)
Series Fenwick Hall 20	Inspector	$–	$–	$–	$–
Series Flora Dora 20	Spun Intended	$–	$–	$–	$–
Series Forever Rose	Forever Rose	$–	$–	$–	$–
Series Formidable Kitt 22	Elite Heat	$4,500	$7,420	$(31,703)	$(47,460)
Series Frosted Oats	Frosted Oats	$–	$–	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$–	$–	$–
Series Gentleman Gerry	Gentleman Gerry	$–	$–	$–	$–
Series Giant Mover 21	Sweet as Sin	$–	$2,638	$–	$1,707
Series Going to Vegas	Going to Vegas	$–	$–	$–	$–
Series Got Stormy	Got Stormy	$–	$–	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–	$–	$–
Series Great Hot 23	Raging Inferno	$6,825	$–	$(25,446)	$(7,444)
Series Great Sister Diane 24	Warranted	$–	$–	$(21,971)	$–
Series Heaven Street	Heaven Street	$–	$–	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$–	$–	$–
Series Im A Looker 20	Pioneer Prince	$–	$–	$–	$–
Series Into Summer 19	Malibu Mayhem	$–	$–	$–	$–
Series Ishvana 21	Ishvana 21	$–	$–	$–	$–
Series Jeanne's Speight 20	Stay Fabulous	$–	$–	$–	$–
Series Just Like Lucy 23	Love Like Lucy	$22,634	$–	$(24,645)	$(10,083)
Series Just Louise 19	Forbidden Kingdom	$–	$–	$–	$–
Series Keertana 18	American Heiress	$–	$–	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–	$–	$–
Series Kichiro	Kichiro	$–	$–	$–	$–
Series Kindle 21	A Day to Remember	$13,860	$26,400	$(21,988)	$(22,685)
Series Knarsdale 21	Seismic Beauty	$–	$90,188	$–	$(60,478)
Series Lane Way	Lane Way	$–	$–	$–	$–
Series Latte Da 19	Inalattetrouble	$–	$–	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–	$–	$–
Series Lost Empire 19	Laforgia	$–	$–	$–	$–
Series Lovesick 21	Here's the Kicker	$474	$32,163	$(5,783)	$(35,366)
Series Madarnas	Madarnas	$–	$–	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–	$–	$–
Series Magic Belle 23	Mystical Belle	$11,640	$–	$(26,036)	$(19,818)
Series Major Implications	Major Implications	$–	$–	$–	$–
Series Malibu Bonnie 23	Munny Problem	$11,080	$–	$(36,865)	$(32,253)
Series Man Among Men	Man Among Men	$–	$–	$–	$–
Series Margaret Reay 19	A Mo Reay	$–	$–	$–	$–
Series Margarita Friday 19	Straight No Chaser	$–	$1,214,965	$(36,737)	$(432,789)
Series Marsh Hawk 24	Helios	$–	$–	$(26,581)	$–
Series Martita Sangrita 17	Carpe Vinum	$–	$–	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$–	$–	$–
Series Mo Mischief	Mo Mischief	$–	$–	$–	$–
Series Mo Temptation	Mo Temptation	$–	$–	$–	$–
Series Monomoy Girl	Monomoy Girl	$–	$–	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$–	$–	$–
Series Moonless Sky	Moonless Sky	$–	$–	$–	$–
Series More Than Magic 21	Time is Magic	$–	$384	$–	$(6,256)
Series Motion Emotion	Motion Emotion	$–	$–	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–	$–	$–
Series My Fast One 20	One Fast Dream	$–	$–	$–	$–
Series Naismith	Naismith	$–	$–	$–	$–
Series National Road	National Road	$–	$–	$–	$–
Series New York Claiming Package	New York Claiming Package	$–	$–	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–	$–	$–
Series Nileist	Nileist	$–	$–	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–	$–	$–
Series Northern Smile 20	Pep Rally	$–	$–	$–	$–
Series NY Exacta	NY Exacta	$–	$–	$–	$–
Series Ocean Magic 18	Palace Foal	$–	$–	$–	$–
Series One Last Night 21	Fancy Quality	$–	$–	$–	$(9,300)
Series Onthethirstyside	Onthethirstyside	$2,588	$–	$(25,987)	$–
Series Our Jenny B 21	Vino Grigio	$–	$8,030	$–	$(32,116)
Series Our Miss Jones 19	Celebrity News	$–	$–	$–	$–
Series Paddock Buzz	Paddock Buzz	$–	$–	$(27,120)	$–
Series Patsys Kim 21	Lady Blitz	$–	$–	$–	$–
Series Popular Demand	Popular Demand	$–	$–	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–	$–	$–
Series Race Hunter 19	Chasing Time	$–	$20,565	$–	$(32,573)
Series Restless Rider 23	Steel the Moment	$–	$–	$(51,347)	$(2,877)
Series Salute to America	Salute to America	$–	$–	$–	$–
Series Sarrocchi 21	Legitify	$–	$–	$–	$–
Series Sauce on Side	Sauce on Side	$–	$–	$–	$–
Series Savvy Sassy 22	Real Savvy	$–	$–	$–	$(30,705)
Series Sea Worthy 24	Sea's No Joke	$–	$–	$(22,339)	$–
Series Seeking a Star 23	Sirius Pursuit	$660	$–	$(20,303)	$(17,664)
Series Shake It Up Baby	Shake It Up Baby	$–	$–	$–	$–
Series Sigesmund	Sigesmund	$–	$–	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–	$–	$–
Series Sing Lady Sing 24	Amplified	$–	$–	$(28,328)	$–
Series Slam Dunk 24	Elevated	$–	$–	$(44,249)	$–
Series Smart Shopping 21	Seize the Grey	$240,978	$–	$(14,862)	$(32,939)
Series Social Dilemma	Social Dilemma	$–	$–	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$–	$–	$–
Series Song of the Lark 21	Fireball Birdie	$12,852	$1,262	$(7,703)	$(14,952)
Series Soul Beam	Soul Beam	$–	$–	$–	$–
Series Spanxamillion 23	Native Brew	$–	$–	$(34,137)	$(42,811)
Series Speightstown Belle 19	Ancient Royalty	$–	$–	$–	$–
Series Spirit 20	Phantom Ride	$–	$–	$–	$–
Series Squared Straight	Squared Straight	$–	$–	$–	$–
Series STG Broodmare Band	STG Broodmare Band	$–	$–	$(56,816)	$(77,638)
Series Stirred 23	Stir It Up	$–	$–	$(26,048)	$(1,782)
Series Storm Shooter	Storm Shooter	$–	$–	$–	$–
Series Street Band	Street Band	$–	$–	$–	$–
Series Stylishly 23	Black Tie Optional	$–	$–	$(46,408)	$(40,077)
Series Sunny 18	Solar Strike	$–	$–	$–	$–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$–	$–	$–
Series Swiss Minister	Swiss Minister	$–	$–	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–	$–	$–
Series Tamboz 21	Catalyst	$–	$21,752	$–	$(24,112)
Series Tapitry 19	Infinite Empire	$–	$–	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–	$–	$–
Series Tell All 19	Walk the Talk	$–	$–	$–	$–
Series Tell the Duchess 19	Duke of Love	$–	$3,855	$–	$(43,211)
Series Thank You Note 23	Commissioned	$–	$–	$(28,312)	$(27,887)
Series The Filly Four	The Filly Four	$–	$–	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$765	$31,064	$(10,185)	$(41,097)
Series The New York Bundle	The New York Bundle	$–	$22,991	$–	$(66,495)
Series The Royal Duet	The Royal Duet	$–	$–	$–	$–
Series Thepartyneverends 24	Aloha Lani	$–	$–	$(13,437)	$–
Series Thesis Break 24	Doctorate	$–	$–	$(13,632)	$–
Series Thirteen Stripes	Thirteen Stripes	$–	$–	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–	$–	$–
Series Tizamagician	Tizamagician	$–	$–	$–	$–
Series Trust But Verify	Trust But Verify	$–	$–	$(31,795)	$(18,487)
Series Tufnel	Tufnel	$–	$–	$–	$–
Series Twirl Girl 21	Tonality	$–	$–	$–	$–
Series Two Trail Sioux 17	Annahilate	$–	$–	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–	$–	$–
Series Vow	Vow	$–	$–	$–	$–
Series War Safe	War Safe	$–	$–	$–	$–
Series Wayne O	Wayne O	$–	$–	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$–	$–	$–
Series Wildcat Gaze 23	Shezawildone	$–	$–	$(16,787)	$(285)
Series Without Delay 19	Golden Quality	$–	$–	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–	$–	$–
Series Yes This Time	Yes This Time	$–	$–	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–	$–	$–
Series Zestful	Zestful	$–	$–	$–	$–
		$500,998	$1,597,655	$(1,118,844)	$(1,555,319)

3

Operating Expenses

From its formation in December 2016 until the Company commenced its planned principal operations in 2018, the Company’s efforts were focused on the development of its business model, the offering structure and marketing for fundraising. Since commencing principal operations, the Company has been focused on the business of owning, training and racing horses. During the six-month periods ending June 30, 2026, and June 30, 2025, the Company incurred $3,764,758 and $2,080,804 in operating expenses, respectively, an increase of $1,683,955, related to depreciation, and loss/(gain) on horse retirement. The increase was primarily driven by not lapping a significant gain in 2025 on the retirement of Series Margarita Friday, and an increase in depreciation expense during the period.

 Operating Expenses for the Company, including all of the Series for the six-month periods ended June 30, 2026, and June 30, 2025, are as follows:

Total Operating Expense
	30-Jun-26	30-Jun-25	Difference	Change
General and Administrative (1)	$209,103	$297,415	$(88,312)	-30%
Management Fees	$1,797,916	$1,632,711	$165,206	10%
Depreciation	$1,880,103	$1,202,956	$677,147	56%
Loss/(Gain) on Horse Retirement	$(122,364)	$(1,052,279)	$929,915	-88%
Total:	$3,764,758	$2,080,804	$1,683,955	81%

Operating Expenses - Overview

During the six-month periods ended June 30, 2026, and June 30, 2025, at the close of the respective offerings for the Series listed in the table below, each individual Series became responsible for operating expenses. All operating expenses are incurred on the books by the Series. The operating expenses for each Series are as follows:

Operating Expenses
Series Name	Underlying Asset	30-Jun-26	30-Jun-25
Series Action Bundle	Action Bundle	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$–
Series Adjust 20	Jai Ho	$–	$–
Series Ali Blue 24	Dalmore	$65,851	$–
Series Alliford Bay 21	Sweet Voyage	$16,613	$24,600
Series Amandrea	Amandrea	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–
Series Amers	Amers	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–
Series Arch Support 20	Captain Sparrow	$11,875	$12,058
Series Ari the Adventurer 19	Kanthari	$–	$–
Series Ashlees Empire 20	Helicopter Money	$–	$–
Series Athenian Beauty 19	Quantum Theory	$–	$–
Series Authentic	Authentic	$8,653	$4,422
Series Awe Hush 19	Can't Hush This	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$–
Series Balletic	Balletic	$–	$–
Series Barbie on a Budget 24	Pyralis	$82,625	$–
Series Bella Chica	Bella Chica	$–	$–
Series Bernin Midnight 24	Bern Rate	$43,711	$–
Series Big Mel	Big Mel	$–	$–
Series Black Escort 19	Halofied	$–	$–
Series Blip Says Bye 23	Misstrial	$162,150	$103,861
Series Blue Curl 22	Isle Blue	$51,346	$38,711
Series Blue Devil	Blue Devil	$–	$36,120
Series Brandy 22	Authentic Spirit	$–	$207,284
Series Bubala 24	Bold Type	$127,611	$–
Series Bullion	Bullion	$–	$–
Series Bundle Broodmare Band 26	Broodmare Band '26	$141,008	$–
Series Cairo Kiss	Cairo Kiss	$–	$–
Series Carpe Fortuna 24	Circe	$151,763	$–
Series Carrothers	Carrothers	$–	$–
Series Cayala 19	Provocateur	$–	$–
Series Celestial Moon	Celestial Moon	$–	$–
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–
Series Claire De Lune 22	Moonlit Courage	$38,984	$23,715
Series Classic Cut	Classic Cut	$(9,000)	$3,600
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–
Series Co Cola 19	Search Engine	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–
Series Confetti 24	Start the Party	$173,311	$–
Series Consecrate 19	Sacred Beauty	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–
Series Crown It 21	Normandy Queen	$16,322	$26,895
Series Daddys Joy	Daddy's Joy	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–
Series Daring Dancer 20	Boppy	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–
Series Deep Cover	Deep Cover	$–	$–
Series Deep Trouble 24	Conviction	$244,511	$–
Series Demogorgon	Demogorgon	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–
Series Divine Mercy 24	Absolution	$176,922	$–
Series Echo Warrior 19	Hero Status	$–	$–
Series Edge Classic Colts Package	Classic Colts Package	$–	$70,625
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	$–	$–
Series Elarose 21	Secret Crush	$–	$78,400
Series Enchante 21	Simply Enchanting	$–	$54,445
Series Escape Route	Escape Route	$–	$–
Series Essential Rose 20	Rosie's Alibi	$–	$–
Series Exonerated 19	Above Suspicion	$–	$–
Series Eyepopnruby 23	My Eyes on You	$33,239	$92,640
Series Fenwick Hall 20	Inspector	$–	$–
Series Flora Dora 20	Spun Intended	$–	$–
Series Forever Rose	Forever Rose	$–	$–
Series Formidable Kitt 22	Elite Heat	$47,828	$47,543
Series Frosted Oats	Frosted Oats	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$–
Series Gentleman Gerry	Gentleman Gerry	$–	$–
Series Giant Mover 21	Sweet as Sin	$–	$21,520
Series Going to Vegas	Going to Vegas	$–	$–
Series Got Stormy	Got Stormy	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–
Series Great Hot 23	Raging Inferno	$27,691	$10,327
Series Great Sister Diane 24	Warranted	$141,431	$–
Series Heaven Street	Heaven Street	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$–
Series Im A Looker 20	Pioneer Prince	$–	$–
Series Into Summer 19	Malibu Mayhem	$–	$–
Series Ishvana 21	Ishvana 21	$–	$–
Series Jeanne's Speight 20	Stay Fabulous	$–	$–
Series Just Like Lucy 23	Love Like Lucy	$32,153	$128,690
Series Just Louise 19	Forbidden Kingdom	$–	$–
Series Keertana 18	American Heiress	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–
Series Kichiro	Kichiro	$–	$–
Series Kindle 21	A Day to Remember	$4,100	$29,557
Series Knarsdale 21	Seismic Beauty	$–	$56,400
Series Lane Way	Lane Way	$–	$–
Series Latte Da 19	Inalattetrouble	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–
Series Lost Empire 19	Laforgia	$–	$–
Series Lovesick 21	Here's the Kicker	$(13,897)	$47,352
Series Madarnas	Madarnas	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–
Series Magic Belle 23	Mystical Belle	$30,750	$99,411
Series Major Implications	Major Implications	$–	$–
Series Malibu Bonnie 23	Munny Problem	$58,850	$93,681
Series Man Among Men	Man Among Men	$–	$–
Series Margaret Reay 19	A Mo Reay	$–	$–
Series Margarita Friday 19	Straight No Chaser	$14,984	$(971,566)
Series Marsh Hawk 24	Helios	$121,263	$–
Series Martita Sangrita 17	Carpe Vinum	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$–
Series Mo Mischief	Mo Mischief	$–	$–
Series Mo Temptation	Mo Temptation	$–	$–
Series Monomoy Girl	Monomoy Girl	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$–
Series Moonless Sky	Moonless Sky	$–	$–
Series More Than Magic 21	Time is Magic	$–	$39,083
Series Motion Emotion	Motion Emotion	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–
Series My Fast One 20	One Fast Dream	$–	$–
Series Naismith	Naismith	$–	$–
Series National Road	National Road	$–	$–
Series New York Claiming Package	New York Claiming Package	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–
Series Nileist	Nileist	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–
Series Northern Smile 20	Pep Rally	$–	$–
Series NY Exacta	NY Exacta	$–	$–
Series Ocean Magic 18	Palace Foal	$–	$–
Series One Last Night 21	Fancy Quality	$–	$21,379
Series Onthethirstyside	Onthethirstyside	$61,333	$–
Series Our Jenny B 21	Vino Grigio	$–	$11,167
Series Our Miss Jones 19	Celebrity News	$–	$–
Series Paddock Buzz	Paddock Buzz	$116,009	$–
Series Patsys Kim 21	Lady Blitz	$–	$–
Series Popular Demand	Popular Demand	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–
Series Race Hunter 19	Chasing Time	$–	$(36,400)
Series Restless Rider 23	Steel the Moment	$116,769	$36,750
Series Salute to America	Salute to America	$–	$–
Series Sarrocchi 21	Legitify	$–	$–
Series Sauce on Side	Sauce on Side	$–	$–
Series Savvy Sassy 22	Real Savvy	$58,427	$50,885
Series Sea Worthy 24	Sea's No Joke	$182,063	$–
Series Seeking a Star 23	Sirius Pursuit	$68,850	$43,578
Series Shake It Up Baby	Shake It Up Baby	$–	$–
Series Sigesmund	Sigesmund	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–
Series Sing Lady Sing 24	Amplified	$216,602	$–
Series Slam Dunk 24	Elevated	$197,817	$–
Series Smart Shopping 21	Seize the Grey	$11,393	$35,052
Series Social Dilemma	Social Dilemma	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$–
Series Song of the Lark 21	Fireball Birdie	$(13,120)	$30,393
Series Soul Beam	Soul Beam	$–	$–
Series Spanxamillion 23	Native Brew	$64,683	$164,208
Series Speightstown Belle 19	Ancient Royalty	$–	$–
Series Spirit 20	Phantom Ride	$–	$–
Series Squared Straight	Squared Straight	$–	$–
Series STG Broodmare Band	STG Broodmare Band	$86,999	$419,924
Series Stirred 23	Stir It Up	$54,415	$14,210
Series Storm Shooter	Storm Shooter	$–	$–
Series Street Band	Street Band	$–	$–
Series Stylishly 23	Black Tie Optional	$87,183	$87,040
Series Sunny 18	Solar Strike	$–	$–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$–
Series Swiss Minister	Swiss Minister	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–
Series Tamboz 21	Catalyst	$–	$63,319
Series Tapitry 19	Infinite Empire	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–
Series Tell All 19	Walk the Talk	$–	$–
Series Tell the Duchess 19	Duke of Love	$–	$2,400
Series Thank You Note 23	Commissioned	$56,091	$247,747
Series The Filly Four	The Filly Four	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$124,946	$107,146
Series The New York Bundle	The New York Bundle	$–	$67,989
Series The Royal Duet	The Royal Duet	$–	$–
Series Thepartyneverends 24	Aloha Lani	$83,834	$–
Series Thesis Break 24	Doctorate	$66,317	$–
Series Thirteen Stripes	Thirteen Stripes	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–
Series Tizamagician	Tizamagician	$–	$–
Series Trust But Verify	Trust But Verify	$102,304	$330,792
Series Tufnel	Tufnel	$–	$–
Series Twirl Girl 21	Tonality	$–	$–
Series Two Trail Sioux 17	Annahilate	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–
Series Vow	Vow	$–	$–
Series War Safe	War Safe	$–	$–
Series Wayne O	Wayne O	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$–
Series Wildcat Gaze 23	Shezawildone	$19,195	$3,850
Series Without Delay 19	Golden Quality	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–
Series Yes This Time	Yes This Time	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–
Series Zestful	Zestful	$–	$–
		$3,764,758	$2,080,804

4

Operating Expenses – General and Administrative

For the six-months period ended June 30, 2026, and June 30, 2025, the Company incurred general and administrative fees of $209,103 and $297,415, respectively, a decrease of $88,312..

The general and administrative fees incurred on a series-by-series basis as of June 30, 2026, and June 30, 2025 are as follows:

Series Name	Underlying Asset	30-Jun-26	30-Jun-25
Series Action Bundle	Action Bundle	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$–
Series Adjust 20	Jai Ho	$–	$–
Series Ali Blue 24	Dalmore	$1,257	$–
Series Alliford Bay 21	Sweet Voyage	$3,313	$3,600
Series Amandrea	Amandrea	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–
Series Amers	Amers	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–
Series Arch Support 20	Captain Sparrow	$4,700	$2,900
Series Ari the Adventurer 19	Kanthari	$–	$–
Series Ashlees Empire 20	Helicopter Money	$–	$–
Series Athenian Beauty 19	Quantum Theory	$–	$–
Series Authentic	Authentic	$8,653	$4,422
Series Awe Hush 19	Can't Hush This	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$–
Series Balletic	Balletic	$–	$–
Series Barbie on a Budget 24	Pyralis	$1,412	$–
Series Bella Chica	Bella Chica	$–	$–
Series Bernin Midnight 24	Bern Rate	$2,417	$–
Series Big Mel	Big Mel	$–	$–
Series Black Escort 19	Halofied	$–	$–
Series Blip Says Bye 23	Misstrial	$4,650	$3,707
Series Blue Curl 22	Isle Blue	$3,635	$3,600
Series Blue Devil	Blue Devil	$–	$3,600
Series Brandy 22	Authentic Spirit	$–	$5,752
Series Bubala 24	Bold Type	$3,951	$–
Series Bullion	Bullion	$–	$–
Series Bundle Broodmare Band 26	Broodmare Band '26	$10,999	$–
Series Cairo Kiss	Cairo Kiss	$–	$–
Series Carpe Fortuna 24	Circe	$11,500	$–
Series Carrothers	Carrothers	$–	$–
Series Cayala 19	Provocateur	$–	$–
Series Celestial Moon	Celestial Moon	$–	$–
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–
Series Claire De Lune 22	Moonlit Courage	$1,800	$4,507
Series Classic Cut	Classic Cut	$3,500	$3,600
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–
Series Co Cola 19	Search Engine	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–
Series Confetti 24	Start the Party	$11,498	$–
Series Consecrate 19	Sacred Beauty	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–
Series Crown It 21	Normandy Queen	$175	$1,400
Series Daddys Joy	Daddy's Joy	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–
Series Daring Dancer 20	Boppy	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–
Series Deep Cover	Deep Cover	$–	$–
Series Deep Trouble 24	Conviction	$1,538	$–
Series Demogorgon	Demogorgon	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–
Series Divine Mercy 24	Absolution	$3,797	$–
Series Echo Warrior 19	Hero Status	$–	$–
Series Edge Classic Colts Package	Classic Colts Package	$–	$575
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	$–	$–
Series Elarose 21	Secret Crush	$–	$4,900
Series Enchante 21	Simply Enchanting	$–	$4,575
Series Escape Route	Escape Route	$–	$–
Series Essential Rose 20	Rosie's Alibi	$–	$–
Series Exonerated 19	Above Suspicion	$–	$–
Series Eyepopnruby 23	My Eyes on You	$3,850	$1,200
Series Fenwick Hall 20	Inspector	$–	$–
Series Flora Dora 20	Spun Intended	$–	$–
Series Forever Rose	Forever Rose	$–	$–
Series Formidable Kitt 22	Elite Heat	$3,885	$3,600
Series Frosted Oats	Frosted Oats	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$–
Series Gentleman Gerry	Gentleman Gerry	$–	$–
Series Giant Mover 21	Sweet as Sin	$–	$1,450
Series Going to Vegas	Going to Vegas	$–	$–
Series Got Stormy	Got Stormy	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–
Series Great Hot 23	Raging Inferno	$3,200	$400
Series Great Sister Diane 24	Warranted	$3,963	$–
Series Heaven Street	Heaven Street	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$–
Series Im A Looker 20	Pioneer Prince	$–	$–
Series Into Summer 19	Malibu Mayhem	$–	$–
Series Ishvana 21	Ishvana 21	$–	$–
Series Jeanne's Speight 20	Stay Fabulous	$–	$–
Series Just Like Lucy 23	Love Like Lucy	$5,250	$1,200
Series Just Louise 19	Forbidden Kingdom	$–	$–
Series Keertana 18	American Heiress	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–
Series Kichiro	Kichiro	$–	$–
Series Kindle 21	A Day to Remember	$4,100	$3,307
Series Knarsdale 21	Seismic Beauty	$–	$4,507
Series Lane Way	Lane Way	$–	$–
Series Latte Da 19	Inalattetrouble	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–
Series Lost Empire 19	Laforgia	$–	$–
Series Lovesick 21	Here's the Kicker	$2,900	$3,600
Series Madarnas	Madarnas	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–
Series Magic Belle 23	Mystical Belle	$2,400	$1,200
Series Major Implications	Major Implications	$–	$–
Series Malibu Bonnie 23	Munny Problem	$3,850	$3,600
Series Man Among Men	Man Among Men	$–	$–
Series Margaret Reay 19	A Mo Reay	$–	$–
Series Margarita Friday 19	Straight No Chaser	$14,984	$155,309
Series Marsh Hawk 24	Helios	$3,963	$–
Series Martita Sangrita 17	Carpe Vinum	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$–
Series Mo Mischief	Mo Mischief	$–	$–
Series Mo Temptation	Mo Temptation	$–	$–
Series Monomoy Girl	Monomoy Girl	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$–
Series Moonless Sky	Moonless Sky	$–	$–
Series More Than Magic 21	Time is Magic	$–	$4,550
Series Motion Emotion	Motion Emotion	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–
Series My Fast One 20	One Fast Dream	$–	$–
Series Naismith	Naismith	$–	$–
Series National Road	National Road	$–	$–
Series New York Claiming Package	New York Claiming Package	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–
Series Nileist	Nileist	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–
Series Northern Smile 20	Pep Rally	$–	$–
Series NY Exacta	NY Exacta	$–	$–
Series Ocean Magic 18	Palace Foal	$–	$–
Series One Last Night 21	Fancy Quality	$–	$2,400
Series Onthethirstyside	Onthethirstyside	$3,058	$–
Series Our Jenny B 21	Vino Grigio	$–	$2,500
Series Our Miss Jones 19	Celebrity News	$–	$–
Series Paddock Buzz	Paddock Buzz	$3,749	$–
Series Patsys Kim 21	Lady Blitz	$–	$–
Series Popular Demand	Popular Demand	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–
Series Race Hunter 19	Chasing Time	$–	$3,600
Series Restless Rider 23	Steel the Moment	$3,850	$–
Series Salute to America	Salute to America	$–	$–
Series Sarrocchi 21	Legitify	$–	$–
Series Sauce on Side	Sauce on Side	$–	$–
Series Savvy Sassy 22	Real Savvy	$–	$3,635
Series Sea Worthy 24	Sea's No Joke	$2,083	$–
Series Seeking a Star 23	Sirius Pursuit	$3,850	$3,600
Series Shake It Up Baby	Shake It Up Baby	$–	$–
Series Sigesmund	Sigesmund	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–
Series Sing Lady Sing 24	Amplified	$2,135	$–
Series Slam Dunk 24	Elevated	$3,978	$–
Series Smart Shopping 21	Seize the Grey	$11,393	$21,245
Series Social Dilemma	Social Dilemma	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$–
Series Song of the Lark 21	Fireball Birdie	$3,200	$3,618
Series Soul Beam	Soul Beam	$–	$–
Series Spanxamillion 23	Native Brew	$3,850	$3,600
Series Speightstown Belle 19	Ancient Royalty	$–	$–
Series Spirit 20	Phantom Ride	$–	$–
Series Squared Straight	Squared Straight	$–	$–
Series STG Broodmare Band	STG Broodmare Band	$3,250	$3,000
Series Stirred 23	Stir It Up	$3,867	$–
Series Storm Shooter	Storm Shooter	$–	$–
Series Street Band	Street Band	$–	$–
Series Stylishly 23	Black Tie Optional	$3,850	$3,707
Series Sunny 18	Solar Strike	$–	$–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$–
Series Swiss Minister	Swiss Minister	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–
Series Tamboz 21	Catalyst	$–	$3,600
Series Tapitry 19	Infinite Empire	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–
Series Tell All 19	Walk the Talk	$–	$–
Series Tell the Duchess 19	Duke of Love	$–	$2,400
Series Thank You Note 23	Commissioned	$4,062	$107
Series The Filly Four	The Filly Four	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$4,650	$4,508
Series The New York Bundle	The New York Bundle	$–	$3,635
Series The Royal Duet	The Royal Duet	$–	$–
Series Thepartyneverends 24	Aloha Lani	$1,349	$–
Series Thesis Break 24	Doctorate	$3,890	$–
Series Thirteen Stripes	Thirteen Stripes	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–
Series Tizamagician	Tizamagician	$–	$–
Series Trust But Verify	Trust But Verify	$3,850	$1,200
Series Tufnel	Tufnel	$–	$–
Series Twirl Girl 21	Tonality	$–	$–
Series Two Trail Sioux 17	Annahilate	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–
Series Vow	Vow	$–	$–
Series War Safe	War Safe	$–	$–
Series Wayne O	Wayne O	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$–
Series Wildcat Gaze 23	Shezawildone	$8,050	$–
Series Without Delay 19	Golden Quality	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–
Series Yes This Time	Yes This Time	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–
Series Zestful	Zestful	$–	$–
		$209,103	$297,415

5

Operating Expenses – Management Fee

For the six-months period ended June 30, 2026, and June 30, 2025, the Company incurred Management Fee expenses of $1,797,916 and $1,632,711, respectively, an increase of $165,205. The increase is due primarily to the increase in offerings in this period compared to the prior period.

The Management Fee expenses on a series-by-series basis as of June 30, 2026, and June 30, 2025 are as follows:

Series Name	Underlying Asset	30-Jun-26	30-Jun-25
Series Action Bundle	Action Bundle	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$–
Series Adjust 20	Jai Ho	$–	$–
Series Ali Blue 24	Dalmore	$45,629	$–
Series Alliford Bay 21	Sweet Voyage	$–	$–
Series Amandrea	Amandrea	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–
Series Amers	Amers	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–
Series Arch Support 20	Captain Sparrow	$–	$–
Series Ari the Adventurer 19	Kanthari	$–	$–
Series Ashlees Empire 20	Helicopter Money	$–	$–
Series Athenian Beauty 19	Quantum Theory	$–	$–
Series Authentic	Authentic	$–	$–
Series Awe Hush 19	Can't Hush This	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$–
Series Balletic	Balletic	$–	$–
Series Barbie on a Budget 24	Pyralis	$71,370	$–
Series Bella Chica	Bella Chica	$–	$–
Series Bernin Midnight 24	Bern Rate	$8,640	$–
Series Big Mel	Big Mel	$–	$–
Series Black Escort 19	Halofied	$–	$–
Series Blip Says Bye 23	Misstrial	$–	$100,154
Series Blue Curl 22	Isle Blue	$–	$–
Series Blue Devil	Blue Devil	$–	$1,282
Series Brandy 22	Authentic Spirit	$–	$–
Series Bubala 24	Bold Type	$74,678	$–
Series Bullion	Bullion	$–	$–
Series Bundle Broodmare Band 26	Broodmare Band '26	$184,800	$–
Series Cairo Kiss	Cairo Kiss	$–	$–
Series Carpe Fortuna 24	Circe	$108,133	$–
Series Carrothers	Carrothers	$–	$–
Series Cayala 19	Provocateur	$–	$–
Series Celestial Moon	Celestial Moon	$–	$–
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–
Series Claire De Lune 22	Moonlit Courage	$–	$–
Series Classic Cut	Classic Cut	$–	$–
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–
Series Co Cola 19	Search Engine	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–
Series Confetti 24	Start the Party	$103,538	$–
Series Consecrate 19	Sacred Beauty	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–
Series Crown It 21	Normandy Queen	$–	$–
Series Daddys Joy	Daddy's Joy	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–
Series Daring Dancer 20	Boppy	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–
Series Deep Cover	Deep Cover	$–	$–
Series Deep Trouble 24	Conviction	$212,640	$–
Series Demogorgon	Demogorgon	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–
Series Divine Mercy 24	Absolution	$141,625	$–
Series Echo Warrior 19	Hero Status	$–	$–
Series Edge Classic Colts Package	Classic Colts Package	$–	$–
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	$–	$–
Series Elarose 21	Secret Crush	$–	$–
Series Enchante 21	Simply Enchanting	$–	$–
Series Escape Route	Escape Route	$–	$–
Series Essential Rose 20	Rosie's Alibi	$–	$–
Series Exonerated 19	Above Suspicion	$–	$–
Series Eyepopnruby 23	My Eyes on You	$–	$82,940
Series Fenwick Hall 20	Inspector	$–	$–
Series Flora Dora 20	Spun Intended	$–	$–
Series Forever Rose	Forever Rose	$–	$–
Series Formidable Kitt 22	Elite Heat	$–	$–
Series Frosted Oats	Frosted Oats	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$–
Series Gentleman Gerry	Gentleman Gerry	$–	$–
Series Giant Mover 21	Sweet as Sin	$–	$–
Series Going to Vegas	Going to Vegas	$–	$–
Series Got Stormy	Got Stormy	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–
Series Great Hot 23	Raging Inferno	$–	$6,375
Series Great Sister Diane 24	Warranted	$79,718	$–
Series Heaven Street	Heaven Street	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$–
Series Im A Looker 20	Pioneer Prince	$–	$–
Series Into Summer 19	Malibu Mayhem	$–	$–
Series Ishvana 21	Ishvana 21	$–	$–
Series Jeanne's Speight 20	Stay Fabulous	$–	$–
Series Just Like Lucy 23	Love Like Lucy	$–	$118,962
Series Just Louise 19	Forbidden Kingdom	$–	$–
Series Keertana 18	American Heiress	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–
Series Kichiro	Kichiro	$–	$–
Series Kindle 21	A Day to Remember	$–	$–
Series Knarsdale 21	Seismic Beauty	$–	$–
Series Lane Way	Lane Way	$–	$–
Series Latte Da 19	Inalattetrouble	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–
Series Lost Empire 19	Laforgia	$–	$–
Series Lovesick 21	Here's the Kicker	$–	$–
Series Madarnas	Madarnas	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–
Series Magic Belle 23	Mystical Belle	$–	$80,100
Series Major Implications	Major Implications	$–	$–
Series Malibu Bonnie 23	Munny Problem	$–	$35,081
Series Man Among Men	Man Among Men	$–	$–
Series Margaret Reay 19	A Mo Reay	$–	$–
Series Margarita Friday 19	Straight No Chaser	$–	$185,625
Series Marsh Hawk 24	Helios	$71,362	$–
Series Martita Sangrita 17	Carpe Vinum	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$–
Series Mo Mischief	Mo Mischief	$–	$–
Series Mo Temptation	Mo Temptation	$–	$–
Series Monomoy Girl	Monomoy Girl	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$–
Series Moonless Sky	Moonless Sky	$–	$–
Series More Than Magic 21	Time is Magic	$–	$–
Series Motion Emotion	Motion Emotion	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–
Series My Fast One 20	One Fast Dream	$–	$–
Series Naismith	Naismith	$–	$–
Series National Road	National Road	$–	$–
Series New York Claiming Package	New York Claiming Package	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–
Series Nileist	Nileist	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–
Series Northern Smile 20	Pep Rally	$–	$–
Series NY Exacta	NY Exacta	$–	$–
Series Ocean Magic 18	Palace Foal	$–	$–
Series One Last Night 21	Fancy Quality	$–	$–
Series Onthethirstyside	Onthethirstyside	$44,275	$–
Series Our Jenny B 21	Vino Grigio	$–	$–
Series Our Miss Jones 19	Celebrity News	$–	$–
Series Paddock Buzz	Paddock Buzz	$94,760	$–
Series Patsys Kim 21	Lady Blitz	$–	$–
Series Popular Demand	Popular Demand	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–
Series Race Hunter 19	Chasing Time	$–	$–
Series Restless Rider 23	Steel the Moment	$12,076	$36,750
Series Salute to America	Salute to America	$–	$–
Series Sarrocchi 21	Legitify	$–	$–
Series Sauce on Side	Sauce on Side	$–	$–
Series Savvy Sassy 22	Real Savvy	$–	$–
Series Sea Worthy 24	Sea's No Joke	$150,143	$–
Series Seeking a Star 23	Sirius Pursuit	$–	$39,978
Series Shake It Up Baby	Shake It Up Baby	$–	$–
Series Sigesmund	Sigesmund	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–
Series Sing Lady Sing 24	Amplified	$173,634	$–
Series Slam Dunk 24	Elevated	$93,839	$–
Series Smart Shopping 21	Seize the Grey	$–	$–
Series Social Dilemma	Social Dilemma	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$–
Series Song of the Lark 21	Fireball Birdie	$–	$–
Series Soul Beam	Soul Beam	$–	$–
Series Spanxamillion 23	Native Brew	$–	$99,775
Series Speightstown Belle 19	Ancient Royalty	$–	$–
Series Spirit 20	Phantom Ride	$–	$–
Series Squared Straight	Squared Straight	$–	$–
Series STG Broodmare Band	STG Broodmare Band	$–	$318,091
Series Stirred 23	Stir It Up	$12,994	$14,210
Series Storm Shooter	Storm Shooter	$–	$–
Series Street Band	Street Band	$–	$–
Series Stylishly 23	Black Tie Optional	$–	$–
Series Sunny 18	Solar Strike	$–	$–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$–
Series Swiss Minister	Swiss Minister	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–
Series Tamboz 21	Catalyst	$–	$–
Series Tapitry 19	Infinite Empire	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–
Series Tell All 19	Walk the Talk	$–	$–
Series Tell the Duchess 19	Duke of Love	$–	$–
Series Thank You Note 23	Commissioned	$–	$217,529
Series The Filly Four	The Filly Four	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$–	$–
Series The New York Bundle	The New York Bundle	$–	$(0)
Series The Royal Duet	The Royal Duet	$–	$–
Series Thepartyneverends 24	Aloha Lani	$68,485	$–
Series Thesis Break 24	Doctorate	$29,404	$–
Series Thirteen Stripes	Thirteen Stripes	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–
Series Tizamagician	Tizamagician	$–	$–
Series Trust But Verify	Trust But Verify	$15,204	$292,008
Series Tufnel	Tufnel	$–	$–
Series Twirl Girl 21	Tonality	$–	$–
Series Two Trail Sioux 17	Annahilate	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–
Series Vow	Vow	$–	$–
Series War Safe	War Safe	$–	$–
Series Wayne O	Wayne O	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$–
Series Wildcat Gaze 23	Shezawildone	$970	$3,850
Series Without Delay 19	Golden Quality	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–
Series Yes This Time	Yes This Time	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–
Series Zestful	Zestful	$–	$–
		$1,797,916	$1,632,711

6

Operating Expenses – Depreciation

For the six-months period ended June 30, 2026, and June 30, 2025, the depreciation was $1,880,103 and $1,202,956, respectively, an increase of $677,147 The increase is based on the value of the assets under management relative to the prior period. The method of calculating depreciation remained unchanged during the current period.

The depreciation on a series-by-series basis as of June 30, 2026 and June 30, 2025 are as follows:

Series Name	Underlying Asset	30-Jun-26	30-Jun-25
Series Action Bundle	Action Bundle	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$–
Series Adjust 20	Jai Ho	$–	$–
Series Ali Blue 24	Dalmore	$18,966	$–
Series Alliford Bay 21	Sweet Voyage	$13,300	$21,000
Series Amandrea	Amandrea	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–
Series Amers	Amers	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–
Series Arch Support 20	Captain Sparrow	$7,175	$9,158
Series Ari the Adventurer 19	Kanthari	$–	$–
Series Ashlees Empire 20	Helicopter Money	$–	$–
Series Athenian Beauty 19	Quantum Theory	$–	$–
Series Authentic	Authentic	$–	$–
Series Awe Hush 19	Can't Hush This	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$–
Series Balletic	Balletic	$–	$–
Series Barbie on a Budget 24	Pyralis	$9,844	$–
Series Bella Chica	Bella Chica	$–	$–
Series Bernin Midnight 24	Bern Rate	$32,654	$–
Series Big Mel	Big Mel	$–	$–
Series Black Escort 19	Halofied	$–	$–
Series Blip Says Bye 23	Misstrial	$157,500	$–
Series Blue Curl 22	Isle Blue	$47,711	$35,111
Series Blue Devil	Blue Devil	$–	$31,238
Series Brandy 22	Authentic Spirit	$–	$52,500
Series Bubala 24	Bold Type	$48,981	$–
Series Bullion	Bullion	$–	$–
Series Bundle Broodmare Band 26	Broodmare Band '26	$30,861	$–
Series Cairo Kiss	Cairo Kiss	$–	$–
Series Carpe Fortuna 24	Circe	$32,130	$–
Series Carrothers	Carrothers	$–	$–
Series Cayala 19	Provocateur	$–	$–
Series Celestial Moon	Celestial Moon	$–	$–
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–
Series Claire De Lune 22	Moonlit Courage	$6,403	$19,208
Series Classic Cut	Classic Cut	$–	$–
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–
Series Co Cola 19	Search Engine	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–
Series Confetti 24	Start the Party	$58,275	$–
Series Consecrate 19	Sacred Beauty	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–
Series Crown It 21	Normandy Queen	$16,147	$25,495
Series Daddys Joy	Daddy's Joy	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–
Series Daring Dancer 20	Boppy	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–
Series Deep Cover	Deep Cover	$–	$–
Series Deep Trouble 24	Conviction	$30,333	$–
Series Demogorgon	Demogorgon	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–
Series Divine Mercy 24	Absolution	$31,500	$–
Series Echo Warrior 19	Hero Status	$–	$–
Series Edge Classic Colts Package	Classic Colts Package	$–	$21,620
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	$–	$–
Series Elarose 21	Secret Crush	$–	$33,833
Series Enchante 21	Simply Enchanting	$–	$49,870
Series Escape Route	Escape Route	$–	$–
Series Essential Rose 20	Rosie's Alibi	$–	$–
Series Exonerated 19	Above Suspicion	$–	$–
Series Eyepopnruby 23	My Eyes on You	$29,389	$8,500
Series Fenwick Hall 20	Inspector	$–	$–
Series Flora Dora 20	Spun Intended	$–	$–
Series Forever Rose	Forever Rose	$–	$–
Series Formidable Kitt 22	Elite Heat	$43,943	$43,943
Series Frosted Oats	Frosted Oats	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$–
Series Gentleman Gerry	Gentleman Gerry	$–	$–
Series Giant Mover 21	Sweet as Sin	$–	$2,970
Series Going to Vegas	Going to Vegas	$–	$–
Series Got Stormy	Got Stormy	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–
Series Great Hot 23	Raging Inferno	$24,491	$3,552
Series Great Sister Diane 24	Warranted	$57,750	$–
Series Heaven Street	Heaven Street	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$–
Series Im A Looker 20	Pioneer Prince	$–	$–
Series Into Summer 19	Malibu Mayhem	$–	$–
Series Ishvana 21	Ishvana 21	$–	$–
Series Jeanne's Speight 20	Stay Fabulous	$–	$–
Series Just Like Lucy 23	Love Like Lucy	$26,903	$8,528
Series Just Louise 19	Forbidden Kingdom	$–	$–
Series Keertana 18	American Heiress	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–
Series Kichiro	Kichiro	$–	$–
Series Kindle 21	A Day to Remember	$–	$26,250
Series Knarsdale 21	Seismic Beauty	$–	$51,893
Series Lane Way	Lane Way	$–	$–
Series Latte Da 19	Inalattetrouble	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–
Series Lost Empire 19	Laforgia	$–	$–
Series Lovesick 21	Here's the Kicker	$21,876	$43,752
Series Madarnas	Madarnas	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–
Series Magic Belle 23	Mystical Belle	$28,350	$18,111
Series Major Implications	Major Implications	$–	$–
Series Malibu Bonnie 23	Munny Problem	$55,000	$55,000
Series Man Among Men	Man Among Men	$–	$–
Series Margaret Reay 19	A Mo Reay	$–	$–
Series Margarita Friday 19	Straight No Chaser	$–	$–
Series Marsh Hawk 24	Helios	$45,938	$–
Series Martita Sangrita 17	Carpe Vinum	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$–
Series Mo Mischief	Mo Mischief	$–	$–
Series Mo Temptation	Mo Temptation	$–	$–
Series Monomoy Girl	Monomoy Girl	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$–
Series Moonless Sky	Moonless Sky	$–	$–
Series More Than Magic 21	Time is Magic	$–	$5,717
Series Motion Emotion	Motion Emotion	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–
Series My Fast One 20	One Fast Dream	$–	$–
Series Naismith	Naismith	$–	$–
Series National Road	National Road	$–	$–
Series New York Claiming Package	New York Claiming Package	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–
Series Nileist	Nileist	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–
Series Northern Smile 20	Pep Rally	$–	$–
Series NY Exacta	NY Exacta	$–	$–
Series Ocean Magic 18	Palace Foal	$–	$–
Series One Last Night 21	Fancy Quality	$–	$10,361
Series Onthethirstyside	Onthethirstyside	$14,000	$–
Series Our Jenny B 21	Vino Grigio	$–	$8,667
Series Our Miss Jones 19	Celebrity News	$–	$–
Series Paddock Buzz	Paddock Buzz	$17,500	$–
Series Patsys Kim 21	Lady Blitz	$–	$–
Series Popular Demand	Popular Demand	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–
Series Race Hunter 19	Chasing Time	$–	$–
Series Restless Rider 23	Steel the Moment	$100,844	$–
Series Salute to America	Salute to America	$–	$–
Series Sarrocchi 21	Legitify	$–	$–
Series Sauce on Side	Sauce on Side	$–	$–
Series Savvy Sassy 22	Real Savvy	$58,427	$47,250
Series Sea Worthy 24	Sea's No Joke	$29,838	$–
Series Seeking a Star 23	Sirius Pursuit	$65,000	$–
Series Shake It Up Baby	Shake It Up Baby	$–	$–
Series Sigesmund	Sigesmund	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–
Series Sing Lady Sing 24	Amplified	$40,833	$–
Series Slam Dunk 24	Elevated	$100,000	$–
Series Smart Shopping 21	Seize the Grey	$–	$5,250
Series Social Dilemma	Social Dilemma	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$–
Series Song of the Lark 21	Fireball Birdie	$–	$26,775
Series Soul Beam	Soul Beam	$–	$–
Series Spanxamillion 23	Native Brew	$60,833	$60,833
Series Speightstown Belle 19	Ancient Royalty	$–	$–
Series Spirit 20	Phantom Ride	$–	$–
Series Squared Straight	Squared Straight	$–	$–
Series STG Broodmare Band	STG Broodmare Band	$83,749	$98,833
Series Stirred 23	Stir It Up	$37,555	$–
Series Storm Shooter	Storm Shooter	$–	$–
Series Street Band	Street Band	$–	$–
Series Stylishly 23	Black Tie Optional	$83,333	$83,333
Series Sunny 18	Solar Strike	$–	$–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$–
Series Swiss Minister	Swiss Minister	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–
Series Tamboz 21	Catalyst	$–	$59,719
Series Tapitry 19	Infinite Empire	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–
Series Tell All 19	Walk the Talk	$–	$–
Series Tell the Duchess 19	Duke of Love	$–	$–
Series Thank You Note 23	Commissioned	$52,029	$30,111
Series The Filly Four	The Filly Four	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$120,296	$102,638
Series The New York Bundle	The New York Bundle	$–	$64,354
Series The Royal Duet	The Royal Duet	$–	$–
Series Thepartyneverends 24	Aloha Lani	$14,000	$–
Series Thesis Break 24	Doctorate	$33,023	$–
Series Thirteen Stripes	Thirteen Stripes	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–
Series Tizamagician	Tizamagician	$–	$–
Series Trust But Verify	Trust But Verify	$83,250	$37,583
Series Tufnel	Tufnel	$–	$–
Series Twirl Girl 21	Tonality	$–	$–
Series Two Trail Sioux 17	Annahilate	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–
Series Vow	Vow	$–	$–
Series War Safe	War Safe	$–	$–
Series Wayne O	Wayne O	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$–
Series Wildcat Gaze 23	Shezawildone	$10,175	$–
Series Without Delay 19	Golden Quality	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–
Series Yes This Time	Yes This Time	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–
Series Zestful	Zestful	$–	$–
		$1,880,103	$1,202,956

7

Operating Expenses – Loss on Horse Retirement

For the six-months period ended June 30, 2026, and June 30, 2025, the loss/(gain) on horse retirement was $(122,364) and $(1,052,279) respectively, an increase of $929,915 The decrease is due primarily to a 2025 gain on the sale of breeding rights for Series Margarita Friday 19.

The loss on horse retirement on a series-by-series basis as of June 30, 2026, and June 30, 2025 are as follows:

Series Name	Underlying Asset	30-Jun-26	30-Jun-25
Series Action Bundle	Action Bundle	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$–
Series Adjust 20	Jai Ho	$–	$–
Series Ali Blue 24	Dalmore	$–	$–
Series Alliford Bay 21	Sweet Voyage	$–	$–
Series Amandrea	Amandrea	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–
Series Amers	Amers	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–
Series Ari the Adventurer 19	Kanthari	$–	$–
Series Arch Support 20	Captain Sparrow	$–	$–
Series Athenian Beauty 19	Quantum Theory	$–	$–
Series Authentic	Authentic	$–	$–
Series Awe Hush 19	Can't Hush This	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$–
Series Balletic	Balletic	$–	$–
Series Barbie on a Budget 24	Pyralis	$–	$–
Series Bella Chica	Bella Chica	$–	$–
Series Bernin Midnight 24	Bern Rate	$–	$–
Series Big Mel	Big Mel	$–	$–
Series Black Escort 19	Halofied	$–	$–
Series Blip Says Bye 23	Misstrial	$–	$–
Series Blue Curl 22	Isle Blue	$–	$–
Series Blue Devil	Blue Devil	$–	$–
Series Brandy 22	Authentic Spirit	$–	$149,032
Series Bubala 24	Bold Type	$–	$–
Series Bullion	Bullion	$–	$–
Series Bundle Broodmare Band 26	Broodmare Band '26	$(85,653)	$–
Series Cairo Kiss	Cairo Kiss	$–	$–
Series Carpe Fortuna 24	Circe	$–	$–
Series Carrothers	Carrothers	$–	$–
Series Cayala 19	Provocateur	$–	$–
Series Celestial Moon	Celestial Moon	$–	$–
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–
Series Claire De Lune 22	Moonlit Courage	$30,782	$–
Series Classic Cut	Classic Cut	$(12,500)	$–
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–
Series Co Cola 19	Search Engine	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–
Series Confetti 24	Start the Party	$–	$–
Series Consecrate 19	Sacred Beauty	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–
Series Crown It 21	Normandy Queen	$–	$–
Series Daddys Joy	Daddy's Joy	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–
Series Daring Dancer 20	Boppy	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–
Series Deep Cover	Deep Cover	$–	$–
Series Deep Trouble 24	Conviction	$–	$–
Series Demogorgon	Demogorgon	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–
Series Divine Mercy 24	Absolution	$–	$–
Series Echo Warrior 19	Hero Status	$–	$–
Series Edge Classic Colts Package	Classic Colts Package	$–	$48,430
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	$–	$–
Series Elarose 21	Secret Crush	$–	$39,667
Series Enchante 21	Simply Enchanting	$–	$–
Series Escape Route	Escape Route	$–	$–
Series Essential Rose 20	Rosie's Alibi	$–	$–
Series Exonerated 19	Above Suspicion	$–	$–
Series Eyepopnruby 23	My Eyes on You	$–	$–
Series Fenwick Hall 20	Inspector	$–	$–
Series Flora Dora 20	Spun Intended	$–	$–
Series Forever Rose	Forever Rose	$–	$–
Series Formidable Kitt 22	Elite Heat	$–	$–
Series Frosted Oats	Frosted Oats	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$–
Series Gentleman Gerry	Gentleman Gerry	$–	$–
Series Giant Mover 21	Sweet as Sin	$–	$17,100
Series Going to Vegas	Going to Vegas	$–	$–
Series Got Stormy	Got Stormy	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–
Series Great Hot 23	Raging Inferno	$–	$–
Series Great Sister Diane 24	Warranted	$–	$–
Series Heaven Street	Heaven Street	$–	$–
Series Ashlees Empire 20	Helicopter Money	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$–
Series Im A Looker 20	Pioneer Prince	$–	$–
Series Into Summer 19	Malibu Mayhem	$–	$–
Series Ishvana 21	Ishvana 21	$–	$–
Series Just Like Lucy 23	Love Like Lucy	$–	$–
Series Just Louise 19	Forbidden Kingdom	$–	$–
Series Keertana 18	American Heiress	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–
Series Kichiro	Kichiro	$–	$–
Series Kindle 21	A Day to Remember	$–	$–
Series Knarsdale 21	Seismic Beauty	$–	$–
Series Lane Way	Lane Way	$–	$–
Series Latte Da 19	Inalattetrouble	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–
Series Lost Empire 19	Laforgia	$–	$–
Series Lovesick 21	Here's the Kicker	$(38,673)	$–
Series Madarnas	Madarnas	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–
Series Magic Belle 23	Mystical Belle	$–	$–
Series Major Implications	Major Implications	$–	$–
Series Malibu Bonnie 23	Munny Problem	$–	$–
Series Man Among Men	Man Among Men	$–	$–
Series Margaret Reay 19	A Mo Reay	$–	$–
Series Margarita Friday 19	Straight No Chaser	$–	$(1,312,500)
Series Marsh Hawk 24	Helios	$–	$–
Series Martita Sangrita 17	Carpe Vinum	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$–
Series Mo Mischief	Mo Mischief	$–	$–
Series Mo Temptation	Mo Temptation	$–	$–
Series Monomoy Girl	Monomoy Girl	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$–
Series Moonless Sky	Moonless Sky	$–	$–
Series More Than Magic 21	Time is Magic	$–	$28,817
Series Motion Emotion	Motion Emotion	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–
Series My Fast One 20	One Fast Dream	$–	$–
Series Naismith	Naismith	$–	$–
Series National Road	National Road	$–	$–
Series New York Claiming Package	New York Claiming Package	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–
Series Nileist	Nileist	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–
Series Northern Smile 20	Pep Rally	$–	$–
Series NY Exacta	NY Exacta	$–	$–
Series Ocean Magic 18	Palace Foal	$–	$–
Series One Last Night 21	Fancy Quality	$–	$8,618
Series Onthethirstyside	Onthethirstyside	$–	$–
Series Our Jenny B 21	Vino Grigio	$–	$–
Series Our Miss Jones 19	Celebrity News	$–	$–
Series Paddock Buzz	Paddock Buzz	$–	$–
Series Patsys Kim 21	Lady Blitz	$–	$–
Series Popular Demand	Popular Demand	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–
Series Race Hunter 19	Chasing Time	$–	$(40,000)
Series Restless Rider 23	Steel the Moment	$–	$–
Series Salute to America	Salute to America	$–	$–
Series Sarrocchi 21	Legitify	$–	$–
Series Sauce on Side	Sauce on Side	$–	$–
Series Savvy Sassy 22	Real Savvy	$–	$–
Series Sea Worthy 24	Sea's No Joke	$–	$–
Series Seeking a Star 23	Sirius Pursuit	$–	$–
Series Shake It Up Baby	Shake It Up Baby	$–	$–
Series Sigesmund	Sigesmund	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–
Series Sing Lady Sing 24	Amplified	$–	$–
Series Slam Dunk 24	Elevated	$–	$–
Series Smart Shopping 21	Seize the Grey	$–	$8,558
Series Social Dilemma	Social Dilemma	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$–
Series Song of the Lark 21	Fireball Birdie	$(16,320)	$–
Series Soul Beam	Soul Beam	$–	$–
Series Spanxamillion 23	Native Brew	$–	$–
Series Speightstown Belle 19	Ancient Royalty	$–	$–
Series Spirit 20	Phantom Ride	$–	$–
Series Squared Straight	Squared Straight	$–	$–
Series Jeanne's Speight 20	Stay Fabulous	$–	$–
Series STG Broodmare Band	STG Broodmare Band	$–	$–
Series Stirred 23	Stir It Up	$–	$–
Series Storm Shooter	Storm Shooter	$–	$–
Series Street Band	Street Band	$–	$–
Series Stylishly 23	Black Tie Optional	$–	$–
Series Sunny 18	Solar Strike	$–	$–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$–
Series Swiss Minister	Swiss Minister	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–
Series Tamboz 21	Catalyst	$–	$–
Series Tapitry 19	Infinite Empire	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–
Series Tell All 19	Walk the Talk	$–	$–
Series Tell the Duchess 19	Duke of Love	$–	$–
Series Thank You Note 23	Commissioned	$–	$–
Series The Filly Four	The Filly Four	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$–	$–
Series The New York Bundle	The New York Bundle	$–	$–
Series Thepartyneverends 24	Aloha Lani	$–	$–
Series The Royal Duet	The Royal Duet	$–	$–
Series Thesis Break 24	Doctorate	$–	$–
Series Thirteen Stripes	Thirteen Stripes	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–
Series Tizamagician	Tizamagician	$–	$–
Series Trust But Verify	Trust But Verify	$–	$–
Series Tufnel	Tufnel	$–	$–
Series Twirl Girl 21	Tonality	$–	$–
Series Two Trail Sioux 17	Annahilate	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–
Series Vow	Vow	$–	$–
Series War Safe	War Safe	$–	$–
Series Wayne O	Wayne O	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$–
Series Wildcat Gaze 23	Shezawildone	$–	$–
Series Without Delay 19	Golden Quality	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–
Series Yes This Time	Yes This Time	$–	$–
Series You Make Luvin Fun 19		$–	$–
Series Zestful		$–	$–
		$(122,364)	$(1,052,279)

As a result, the Company’s aggregate net loss across all series for the six-month periods ended June 30, 2026, and June 30, 2025 was $4,382,604 and $2,029,683, respectively.

8

Liquidity and Capital Resources

During the six-month periods ended June 30, 2026, and June 30, 2025, the Company has relied on advances from the Manager, raising capital to fund its operations and the issuance of securities under Regulation A offerings as sources of capital. The funds raised supported the repayment of Manager’s loans (advanced to obtain Underlying Assets), accrue management fees and set aside cash held by the Manager as horse reserve accounts to cover certain horse expenses.

Of the horses that were part of an offering as of June 30, 2026 that have not yet started racing and thus potential revenue-generating activities, the Company anticipates they will begin racing as follows:

Series Name	Underlying Asset	Target for Revenue Generation
Series Divine Mercy 24	Absolution	8/15/2026
Series thepartyneverends 24	Aloha Lani	10/1/2026
Series Sing Lady Sing 24	Amplified	8/16/2026
Series Bernin Midnight 24	Bern Rate	2/1/2027
Series Bubala 24	Bold Type	9/1/2026
Series Carpe Fortuna 24	Circe	12/1/2026
Series Deep Trouble 24	Conviction	9/1/2026
Series Ali Blue 24	Dalmore	12/1/2026
Series Thesis Break 24	Doctorate	3/1/2027
Series Slam Dunk 24	Elevated	3/1/2027
Series Marsh Hawk 24	Helios	11/1/2026
Series Paddock Buzz	Paddock Buzz	12/1/2026
Series Barbie on a Budget 24	Pyralis	8/21/2026
Series Sea Worthy 24	Sea's No Joke	8/22/2026
Series Wildcat Gaze 23	Shezawildone	10/1/2026
Series Confetti 24	Start the Party	1/1/2027
Series Great Sister Diane 24	Warranted	3/1/2027

The Company anticipates such horses will begin racing and, thus, potentially generating revenue as early as the above dates, which should allow such Series to maintain an ongoing reserve for Operating Expenses without the need to raise additional capital. Should such Underlying Asset need more time than anticipated in training or fails to generate sufficient revenues as expected, the Manager may loan the Series money from time-to-time to cover its Operating Expenses. The Company has purchased insurance for such Underlying Assets.

The Company (if viewed as if it were a separate and distinct entity apart from its Series) will not have much, if any, need for cash reserves and, instead, each Series will have liquidity needs that are built into Operating Expense reserves and covered by future revenue-generating activities. Specifically, it is the intent of the Company to reserve Operating Expenses, including Upkeep Fees, at the outset of an offering sufficient to maintain the Underlying Asset without the need to raise additional capital for such Series. The Company intends to rely on revenue generated from such Underlying Asset to provide ongoing working capital needed to fund the Operating Expenses of each such Series thereafter. Further, in the event that a Series is not fully subscribed, or needs additional funding beyond the Operating Expense reserves, (i) the Manager and/or its affiliates may exercise their right to purchase interests in the Series on the same terms and conditions as the investors, (ii) if such Underlying Asset was originally acquired by the Company or an affiliate pursuant to a Profit Participation Convertible Promissory Note, Convertible Promissory Note With Original Issue Discount, or similar instrument, such party may exercise its conversion rights, and/or (iii) the Series may obtain a loan from the Manager, affiliates or third parties to obtain sufficient working capital to operate the underlying asset.

Since inception, the Company has relied on advances from the Manager and raising capital to fund its operations. As of June 30, 2026, the Company had negative capital and will likely incur losses prior to generating positive working capital. During the next 12 months, the Company intends to fund its operations, including those of its Series with funding from a Regulation A offering campaign, loans from its Manager and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations on a series-by-series basis. The financial statements and related notes thereto included in this Semi-Annual Report do not include any adjustments that might result from these uncertainties.

9

Horse Reserve Funds

During the six-month periods ended June 30, 2026, and June 30, 2025, the Company had a total of $3,449,357 and $2,596,534, respectively, in reserve funds held by the Manager for each series of an Underlying Asset as outlined below.

As of June 30, 2026, the Company’s positions of borrowings and amounts owed to it by the Manager are as follows:

Series Name	Underlying Asset	Horse Reserve account owed to/(by) Series	Horse Acquisition loans owed to Manager	Net Amount owed to/(by) Series	Horse Reserves to Last Through
Series Action Bundle	Action Bundle	$–	$–	$–	-
Series Adaay in Asia	Adaay in Asia	$–	$–	$–	-
Series Adjust 20	Jai Ho	$–	$–	$–	-
Series Ali Blue 24	Dalmore	$115,331	$(291,304)	$(175,973)	5/31/2028
Series Alliford Bay 21	Sweet Voyage	$–	$–	$–	-
Series Amandrea	Amandrea	$–	$–	$–	-
Series Ambleside Park 19	Lookwhogotlucky	$–	$–	$–	-
Series Amers	Amers	$–	$–	$–	-
Series Apple Down Under 19	Howboutdemapples	$–	$–	$–	-
Series Ari the Adventurer 19	Kanthari	$–	$–	$–	-
Series Arch Support 20	Captain Sparrow	$(1,279)	$–	$(1,279)	7/30/2026
Series Athenian Beauty 19	Quantum Theory	$–	$–	$–	-
Series Authentic	Authentic	$(60,094)	$–	$(60,094)	7/30/2026
Series Awe Hush 19	Can't Hush This	$–	$–	$–	-
Series Bajan Bashert	Bajan Bashert	$–	$–	$–	-
Series Balletic	Balletic	$–	$–	$–	-
Series Barbie on a Budget 24	Pyralis	$110,075	$(1,020)	$109,055	3/30/2028
Series Bella Chica	Bella Chica	$–	$–	$–	-
Series Bernin Midnight 24	Bern Rate	$94,603	$(10,080)	$84,523	10/31/2027
Series Big Mel	Big Mel	$–	$–	$–	-
Series Black Escort 19	Halofied	$–	$–	$–	-
Series Blip Says Bye 23	Misstrial	$81,104	$–	$81,104	3/28/2027
Series Blue Curl 22	Isle Blue	$(24,986)	$–	$(24,986)	-
Series Blue Devil	Blue Devil	$–	$–	$–	-
Series Brandy 22	Authentic Spirit	$–	$–	$–	-
Series Bubala 24	Bold Type	$74,238	$(55,815)	$18,424	-
Series Bullion	Bullion	$–	$–	$–	-
Series Bundle Broodmare Band 26	Broodmare Band '26	$219,553	$–	$219,553	1/31/2028
Series Cairo Kiss	Cairo Kiss	$–	$–	$–	-
Series Carpe Fortuna 24	Circe	$70,965	$(19,010)	$51,955	12/31/2027
Series Carrothers	Carrothers	$–	$–	$–	-
Series Cayala 19	Provocateur	$–	$–	$–	-
Series Celestial Moon	Celestial Moon	$–	$–	$–	-
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–	$–	-
Series Claire De Lune 22	Moonlit Courage	$–	$–	$–	-
Series Classic Cut	Classic Cut	$–	$–	$–	-
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–	$–	-
Series Co Cola 19	Search Engine	$–	$–	$–	-
Series Collusion Illusion	Collusion Illusion	$–	$–	$–	-
Series Confetti 24	Start the Party	$82,460	$(12,129)	$70,331	8/31/2027
Series Consecrate 19	Sacred Beauty	$–	$–	$–	-
Series Courtisane 19	Tap the Gavel	$–	$–	$–	-
Series Crown It 21	Normandy Queen	$9,926	$–	$9,926	7/30/2026
Series Daddys Joy	Daddy's Joy	$–	$–	$–	-
Series Dancing Crane	Dancing Crane	$–	$–	$–	-
Series Daring Dancer 20	Boppy	$–	$–	$–	-
Series De Mystique 17	Dancing Destroyer	$–	$–	$–	-
Series Deep Cover	Deep Cover	$–	$–	$–	-
Series Deep Trouble 24	Conviction	$161,296	$(298,793)	$(137,497)	5/31/2028
Series Demogorgon	Demogorgon	$–	$–	$–	-
Series Desire Street 19	Always Hopeful	$–	$–	$–	-
Series Divine Mercy 24	Absolution	$111,545	$–	$111,545	3/28/2028
Series Echo Warrior 19	Hero Status	$–	$–	$–	-
Series Edge Classic Colts Package	Classic Colts Package	$–	$–	$–	-
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	$–	$–	$–	-
Series Elarose 21	Secret Crush	$–	$–	$–	-
Series Enchante 21	Simply Enchanting	$–	$–	$–	-
Series Escape Route	Escape Route	$–	$–	$–	-
Series Essential Rose 20	Rosie's Alibi	$–	$–	$–	-
Series Exonerated 19	Above Suspicion	$–	$–	$–	-
Series Eyepopnruby 23	My Eyes on You	$46,447	$(23,025)	$23,422	5/31/2027
Series Fenwick Hall 20	Inspector	$–	$–	$–	-
Series Flora Dora 20	Spun Intended	$–	$–	$–	-
Series Forever Rose	Forever Rose	$–	$–	$–	-
Series Formidable Kitt 22	Elite Heat	$23,548	$–	$23,548	7/30/2026
Series Frosted Oats	Frosted Oats	$–	$–	$–	-
Series Future Stars Stable	Future Stars Stable	$–	$–	$–	-
Series Gentleman Gerry	Gentleman Gerry	$–	$–	$–	-
Series Giant Mover 21	Sweet as Sin	$–	$–	$–	-
Series Going to Vegas	Going to Vegas	$–	$–	$–	-
Series Got Stormy	Got Stormy	$–	$–	$–	-
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–	$–	-
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–	$–	-
Series Great Hot 23	Raging Inferno	$54,137	$–	$54,137	3/28/2027
Series Great Sister Diane 24	Warranted	$89,713	$(36,247)	$53,466	10/31/2027
Series Heaven Street	Heaven Street	$–	$–	$–	-
Series Ashlees Empire 20	Helicopter Money	$–	$–	$–	-
Series High Speed Goldie 21	Flamekeeper	$–	$–	$–	-
Series Im A Looker 20	Pioneer Prince	$–	$–	$–	-
Series Into Summer 19	Malibu Mayhem	$–	$–	$–	-
Series Ishvana 21	Ishvana 21	$–	$–	$–	-
Series Jeanne's Speight 20	Stay Fabulous	$–	$–	$–	-
Series Just Like Lucy 23	Love Like Lucy	$58,423	$–	$58,423	5/31/2027
Series Just Louise 19	Forbidden Kingdom	$–	$–	$–	-
Series Keertana 18	American Heiress	$–	$–	$–	-
Series Kiana's Love	Kiana's Love	$–	$–	$–	-
Series Kichiro	Kichiro	$–	$–	$–	-
Series Kindle 21	A Day to Remember	$15,776	$–	$15,776	7/30/2026
Series Knarsdale 21	Seismic Beauty	$–	$–	$–	-
Series Lane Way	Lane Way	$–	$–	$–	-
Series Latte Da 19	Inalattetrouble	$–	$–	$–	-
Series Lazy Daisy	Lazy Daisy	$–	$–	$–	-
Series Le Relais 20	Show Your Cards	$–	$–	$–	-
Series Lost Empire 19	Laforgia	$–	$–	$–	-
Series Lovesick 21	Here's the Kicker	$–	$–	$–	-
Series Madarnas	Madarnas	$–	$–	$–	-
Series Madiera Wine	Madiera Wine	$–	$–	$–	-
Series Magic Belle 23	Mystical Belle	$32,224	$–	$32,224	3/31/2027
Series Major Implications	Major Implications	$–	$–	$–	-
Series Malibu Bonnie 23	Munny Problem	$57,500	$0	$57,500	2/28/2027
Series Man Among Men	Man Among Men	$–	$–	$–	-
Series Margaret Reay 19	A Mo Reay	$–	$–	$–	-
Series Margarita Friday 19	Straight No Chaser	$(8,786)	$–	$(8,786)	7/30/2026
Series Marsh Hawk 24	Helios	$114,325	$(277,200)	$(162,875)	12/31/2027
Series Martita Sangrita 17	Carpe Vinum	$–	$–	$–	-
Series Mayan Milagra 19	Tepeu	$–	$–	$–	-
Series Midnight Sweetie 19	Dolce Notte	$–	$–	$–	-
Series Miss Puzzle	Miss Puzzle	$–	$–	$–	-
Series Miss Sakamoto	Miss Sakamoto	$–	$–	$–	-
Series Mo Mischief	Mo Mischief	$–	$–	$–	-
Series Mo Temptation	Mo Temptation	$–	$–	$–	-
Series Monomoy Girl	Monomoy Girl	$–	$–	$–	-
Series Moonbow 20	Cumberland Falls	$–	$–	$–	-
Series Moonless Sky	Moonless Sky	$–	$–	$–	-
Series More Than Magic 21	Time is Magic	$–	$–	$–	-
Series Motion Emotion	Motion Emotion	$–	$–	$–	-
Series Mrs Whistler	Mrs Whistler	$–	$–	$–	-
Series My Fast One 20	One Fast Dream	$–	$–	$–	-
Series Naismith	Naismith	$–	$–	$–	-
Series National Road	National Road	$–	$–	$–	-
Series New York Claiming Package	New York Claiming Package	$–	$–	$–	-
Series Night of Idiots	Night of Idiots	$–	$–	$–	-
Series Nileist	Nileist	$–	$–	$–	-
Series Noble Goddess	Noble Goddess	$–	$–	$–	-
Series Northern Smile 20	Pep Rally	$–	$–	$–	-
Series NY Exacta	NY Exacta	$–	$–	$–	-
Series Ocean Magic 18	Palace Foal	$–	$–	$–	-
Series One Last Night 21	Fancy Quality	$–	$–	$–	-
Series Onthethirstyside	Onthethirstyside	$70,642	$(73,875)	$(3,233)	2/28/2028
Series Our Jenny B 21	Vino Grigio	$–	$–	$–	-
Series Our Miss Jones 19	Celebrity News	$–	$–	$–	-
Series Paddock Buzz	Paddock Buzz	$115,552	$(23,866)	$91,686	2/28/2028
Series Patsys Kim 21	Lady Blitz	$–	$–	$–	-
Series Popular Demand	Popular Demand	$–	$–	$–	-
Series Power Up Paynter	Power Up Paynter	$–	$–	$–	-
Series Queen Amira 19	Regal Rebel	$–	$–	$–	-
Series Race Hunter 19	Chasing Time	$–	$–	$–	-
Series Restless Rider 23	Steel the Moment	$161,775	$–	$161,775	7/31/2027
Series Salute to America	Salute to America	$–	$–	$–	-
Series Sarrocchi 21	Legitify	$–	$–	$–	-
Series Sauce on Side	Sauce on Side	$–	$–	$–	-
Series Savvy Sassy 22	Real Savvy	$–	$–	$–	-
Series Sea Worthy 24	Sea's No Joke	$142,079	$(98,385)	$43,693	3/30/2028
Series Seeking a Star 23	Sirius Pursuit	$34,631	$(4,257)	$30,375	3/28/2027
Series Shake It Up Baby	Shake It Up Baby	$–	$–	$–	-
Series Sigesmund	Sigesmund	$–	$–	$–	-
Series Silverpocketsfull 19	Iron Works	$–	$–	$–	-
Series Sing Lady Sing 24	Amplified	$186,537	$(215,830)	$(29,292)	3/30/2028
Series Slam Dunk 24	Elevated	$123,507	$(28,304)	$95,203	3/28/2027
Series Smart Shopping 21	Seize the Grey	$288,070	$–	$288,070	3/28/2027
Series Social Dilemma	Social Dilemma	$–	$–	$–	-
Series Song of Bernadette 20	Cable Boss	$–	$–	$–	-
Series Song of the Lark 21	Fireball Birdie	$–	$–	$–	-
Series Soul Beam	Soul Beam	$–	$–	$–	-
Series Spanxamillion 23	Native Brew	$63,984	$–	$63,984	3/28/2027
Series Speightstown Belle 19	Ancient Royalty	$–	$–	$–	-
Series Spirit 20	Phantom Ride	$–	$–	$–	-
Series Squared Straight	Squared Straight	$–	$–	$–	-
Series Jeanne's Speight 20	Stay Fabulous	$–	$–	$–	-
Series STG Broodmare Band	STG Broodmare Band	$92,974	$–	$92,974	3/28/2027
Series Stirred 23	Stir It Up	$86,770	$(4,459)	$82,311	7/31/2027
Series Storm Shooter	Storm Shooter	$–	$–	$–	-
Series Street Band	Street Band	$–	$–	$–	-
Series Stylishly 23	Black Tie Optional	$76,427	$–	$76,427	3/28/2027
Series Sunny 18	Solar Strike	$–	$–	$–	-
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–	$–	-
Series Sweet Sweet Annie 19	In Due Time	$–	$–	$–	-
Series Swiss Minister	Swiss Minister	$–	$–	$–	-
Series Takeo Squared	Takeo Squared	$–	$–	$–	-
Series Tamboz 21	Catalyst	$–	$–	$–	-
Series Tapitry 19	Infinite Empire	$–	$–	$–	-
Series Tavasco Road	Tavasco Road	$–	$–	$–	-
Series Tell All 19	Walk the Talk	$–	$–	$–	-
Series Tell the Duchess 19	Duke of Love	$–	$–	$–	-
Series Thank You Note 23	Commissioned	$88,749	$–	$88,749	3/30/2027
Series The Filly Four	The Filly Four	$–	$–	$–	-
Series The Incredi-Bundle	The Incredi-Bundle	$37,772	$–	$37,772	7/30/2026
Series The New York Bundle	The New York Bundle	$–	$–	$–	-
Series Thepartyneverends 24	Aloha Lani	$94,814	$(3,660)	$91,154	5/31/2028
Series The Royal Duet	The Royal Duet	$–	$–	$–	-
Series Thesis Break 24	Doctorate	$72,538	$(13,750)	$58,788	8/31/2027
Series Thirteen Stripes	Thirteen Stripes	$–	$–	$–	-
Series Timeless Trick 20	Interstellar	$–	$–	$–	-
Series Tizamagician	Tizamagician	$–	$–	$–	-
Series Trust But Verify	Trust But Verify	$139,626	$(0)	$139,626	5/31/2027
Series Tufnel	Tufnel	$–	$–	$–	-
Series Twirl Girl 21	Tonality	$–	$–	$–	-
Series Two Trail Sioux 17	Annahilate	$–	$–	$–	-
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–	$–	-
Series Utalknboutpractice	Utalknboutpractice	$–	$–	$–	-
Series Vertical Threat	Vertical Threat	$–	$–	$–	-
Series Vow	Vow	$–	$–	$–	-
Series War Safe	War Safe	$–	$–	$–	-
Series Wayne O	Wayne O	$–	$–	$–	-
Series Who Runs the World	Who Runs the World	$–	$–	$–	-
Series Whosbeeninmybed 19	Micro Share	$–	$–	$–	-
Series Wildcat Gaze 23	Shezawildone	$44,865	$–	$44,865	7/31/2027
Series Without Delay 19	Golden Quality	$–	$–	$–	-
Series Wonder Upon a Star 19	Star Six Nine	$–	$–	$–	-
Series Yes This Time	Yes This Time	$–	$–	$–	-
Series You Make Luvin Fun 19	Magical Ways	$–	$–	$–	-
Series Zestful	Zestful	$–	$–	$–	-
		$3,449,357	$(1,491,008)	$1,958,349

The cash reserves for Operating Expenses, including Upkeep Fees, for each Series are estimated to last through the time period set forth in the table above in “Liquidity and Capital Resources”. The purchase price of such Underlying Assets typically includes such reserves for Operating Expenses through at least through the time period set forth in the table above. In the Offerings, it is the intent of the Company to reserve Operating Expenses, including Upkeep Fees, at the outset of an offering sufficient to maintain the Underlying Asset without the need to raise additional capital for such series. The Company intends to rely on revenue generated from such Underlying Asset to provide ongoing working capital needed to fund the Operating Expenses of each such Series thereafter.

10

Series Interests

As of June 30, 2026, the Company raised a total of $69,100,132 in gross proceeds in exchange for series interests in various Underlying Assets (See our financial statements and “Note 6 – Members’ Equity” for more detail):

Series Name	Shares Offered	Shares Tendered	Series Subscriptions
Series Authentic	12,500	12,500	2,575,000
Series The Filly Four	8,000	8,000	1,440,000
Series Restless Rider 23	10,000	10,000	1,190,000
Series Slam Dunk 24	10,000	9,680	1,180,960
Series STG Broodmare Band	5,000	5,000	1,175,000
Series Chad Brown Bundle	5,000	5,000	1,170,000
Series The New York Bundle	5,100	5,100	1,147,500
Series Stylishly 23	5,000	5,000	1,140,000
Series The Incredi-Bundle	10,200	10,200	1,101,600
Series Essential Rose 20	10,000	10,000	1,050,000
Series The Royal Duet	5,100	5,100	1,030,200
Series Trust But Verify	13,333	13,333	1,026,641
Series Spanxamillion 23	5,000	5,000	870,000
Series Balletic	10,000	10,000	800,000
Series Malibu Bonnie 23	10,000	10,000	790,000
Series Blip Says Bye 23	10,000	10,000	780,000
Series Brandy 22	9,000	9,000	765,000
Series Collusion Illusion	25,000	25,000	750,000
Series Big Mel	6,000	6,000	726,000
Series Thank You Note 23	5,000	5,000	720,000
Series Confetti 24	6,000	5,857	685,269
Series Bundle Broodmare Band 26	3,000	3,000	672,000
Series Tamboz 21	6,500	6,500	669,500
Series Patsys Kim 21	5,000	5,000	665,000
Series Formidable Kitt 22	5,000	5,000	660,000
Series Deep Trouble 24	6,500	3,956	640,872
Series Elarose 21	10,000	10,000	640,000
Series Sarrocchi 21	5,000	5,000	640,000
Series Smart Shopping 21	5,000	5,000	635,000
Series Enchante 21	6,000	6,000	594,000
Series Im A Looker 20	4,000	4,000	580,000
Series Knarsdale 21	5,100	5,100	571,200
Series Wayne O	6,000	6,000	570,000
Series Edge Classic Colts Package	40	40	569,520
Series Savvy Sassy 22	3,750	3,750	555,000
Series Sing Lady Sing 24	10,000	6,456	542,304
Series Co Cola 19	5,100	5,100	540,600
Series Lane Way	6,000	6,000	540,000
Series Who Runs the World	5,100	5,100	530,400
Series Race Hunter 19	10,000	10,000	520,000
Series Lovesick 21	13,333	13,333	519,987
Series Bubala 24	5,100	4,442	519,714
Series Stirred 23	3,500	3,459	518,850
Series Carrothers	5,100	5,100	515,100
Series Divine Mercy 24	2,500	2,500	515,000
Series Classic Cut	10,000	10,000	510,000
Series Keertana 18	5,100	5,100	510,000
Series Future Stars Stable	10,000	10,000	500,000
Series Le Relais 20	3,000	3,000	495,000
Series Song of Bernadette 20	5,100	5,100	494,700
Series Courtisane 19	10,000	10,000	490,000
Series Sea Worthy 24	7,500	5,865	486,795
Series Monomoy Girl	10,200	10,200	469,200
Series NY Exacta	2,000	2,000	456,000
Series Silverpocketsfull 19	5,100	5,100	453,900
Series You Make Luvin Fun 19	6,000	6,000	450,000
Series Going to Vegas	5,100	5,100	438,600
Series Bernin Midnight 24	250	243	437,400
Series Ari the Adventurer 19	5,100	5,100	433,500
Series Thesis Break 24	5,100	4,882	424,734
Series Adaay in Asia	5,100	5,100	418,200
Series Claire De Lune 22	5,000	5,000	415,000
Series Blue Curl 22	5,100	5,100	413,100
Series Carpe Fortuna 24	2,550	2,313	393,210
Series Just Like Lucy 23	5,100	5,100	392,700
Series Kindle 21	5,500	5,500	390,500
Series Sunny 18	6,000	6,000	390,000
Series Mo Mischief	5,100	5,100	382,500
Series Blue Devil	5,100	5,100	382,500
Series Whosbeeninmybed 19	5,100	5,100	377,400
Series Cayala 19	4,100	4,100	373,100
Series Eyepopnruby 23	5,100	4,698	371,142
Series Wonder Upon a Star 19	10,000	10,000	370,000
Series Magic Belle 23	300	300	360,000
Series Vow	2,000	2,000	358,000
Series Lost Empire 19	10,200	10,200	357,000
Series Great Sister Diane 24	6,000	5,569	646,000
Series Seeking a Star 23	3,000	2,997	353,646
Series Great Hot 23	250	250	350,000
Series Song of the Lark 21	2,550	2,550	349,350
Series Alliford Bay 21	3,750	3,750	348,750
Series Echo Warrior 19	6,000	6,000	348,000
Series Paddock Buzz	1,250	1,141	344,582
Series One Last Night 21	3,000	3,000	339,000
Series Grand Traverse Bay 19	750	750	335,250
Series Margarita Friday 19	2,000	2,000	332,000
Series My Fast One 20	2,000	2,000	330,000
Series Queen Amira 19	2,000	2,000	330,000
Series Miss Sakamoto	6,000	6,000	324,000
Series Storm Shooter	2,000	2,000	324,000
Series Tufnel	5,200	5,200	322,400
Series Barbie on a Budget 24	250	249	317,475
Series Action Bundle	10,000	10,000	310,000
Series Jeanne's Speight 20	2,500	2,500	310,000
Series Mo Temptation	3,500	3,500	304,500
Series Naismith	2,000	2,000	304,000
Series Thepartyneverends 24	200	197	300,425
Series Awe Hush 19	1,800	1,800	295,200
Series War Safe	2,000	2,000	292,000
Series Tell the Duchess 19	2,000	2,000	284,000
Series Mrs Whistler	2,000	2,000	274,000
Series Salute to America	1,000	1,000	273,000
Series Marsh Hawk 24	7,500	3,053	259,505
Series Spirit 20	3,000	3,000	252,000
Series Into Summer 19	650	650	250,900
Series Edge Racing Summer Fun-d	50	50	250,000
Series Popular Demand	1,020	1,020	248,880
Series Margaret Reay 19	820	820	246,820
Series Fenwick Hall 20	1,200	1,200	242,400
Series Just Louise 19	1,020	1,020	233,580
Series Celestial Moon	20	20	230,000
Series Got Stormy	5,100	5,100	229,500
Series Thirteen Stripes	1,000	1,000	229,000
Series Man Among Men	820	820	223,860
Series Tapitry 19	820	820	223,860
Series Crown It 21	30	30	217,500
Series Wildcat Gaze 23	1,100	1,100	215,600
Series Moonbow 20	2,500	2,500	215,000
Series Desire Street 19	1,020	1,020	205,020
Series Ashlees Empire 20	3,000	3,000	201,000
Series Classofsixtythree 19	1,000	1,000	193,000
Series Martita Sangrita 17	600	600	192,000
Series Tizamagician	600	600	192,000
Series Our Miss Jones 19	1,200	1,200	187,200
Series More Than Magic 21	12	12	180,000
Series Deep Cover	800	800	176,000
Series Frosted Oats	4,100	4,100	172,200
Series Mayan Milagra 19	20	20	170,000
Series Amandrea	550	550	162,250
Series Bajan Bashert	16	16	160,000
Series Gentleman Gerry	20	20	155,000
Series Onthethirstyside	1,000	606	151,500
Series Heaven Street	20	20	150,000
Series Sweet Sweet Annie 19	20	20	150,000
Series Twirl Girl 21	20	20	150,000
Series Lazy Daisy	1,250	1,250	143,750
Series Latte Da 19	4,100	4,100	143,500
Series National Road	20	20	140,000
Series Northern Smile 20	20	20	140,000
Series Without Delay 19	20	20	140,000
Series Exonerated 19	820	820	138,580
Series Adjust 20	10	10	135,000
Series Two Trail Sioux 17	450	450	135,000
Series High Speed Goldie 21	13	13	130,000
Series Yes This Time	10	10	129,520
Series Demogorgon	20	20	128,000
Series Tell All 19	12	12	126,000
Series Vertical Threat	600	600	126,000
Series Speightstown Belle 19	900	900	125,100
Series Dancing Crane	20	20	122,000
Series Midnight Sweetie 19	820	820	121,360
Series Our Jenny B 21	20	20	120,000
Series Power Up Paynter	600	600	114,000
Series Giant Mover 21	110	110	113,630
Series Arch Support 20	10	10	112,000
Series Ali Blue 24	2,550	551	110,751
Series Daddys Joy	600	600	108,000
Series Apple Down Under 19	600	600	103,800
Series Daring Dancer 20	750	750	101,250
Series Black Escort 19	20	20	100,000
Series Flora Dora 20	10	10	100,000
Series Sunsanddrinkinhand	20	20	100,000
Series Timeless Trick 20	12	12	93,000
Series Grand Traverse Bay 20	750	750	90,750
Series Motion Emotion	1,020	1,020	85,680
Series Social Dilemma	510	510	85,170
Series Athenian Beauty 19	1,800	1,800	84,600
Series Ambleside Park 19	410	410	84,050
Series New York Claiming Package	510	510	71,400
Series Consecrate 19	410	410	64,370
Series Escape Route	10	10	62,952
Series Street Band	50	50	61,500
Series Madiera Wine	20	20	50,000
Series Cairo Kiss	80	80	44,400
Series Squared Straight	150	150	40,500
Series Soul Beam	65	65	39,650
Series Bella Chica	100	100	38,000
Series De Mystique 17	250	250	35,000
Series Noble Goddess	300	300	33,000
Series Shake It Up Baby	250	250	32,500
Series Zestful	100	100	32,000
Series Miss Puzzle	125	125	31,250
Series Utalknboutpractice	100	100	30,000
Series Sauce on Side	–	–	30,000
Series Two Trail Sioux 17K	1	1	29,720
Series Takeo Squared	100	100	27,000
Series Kichiro	200	200	26,000
Series Kiana's Love	200	200	24,000
Series Nileist	45	45	23,850
Series Moonless Sky	200	200	22,000
Series Night of Idiots	80	80	20,000
Series Sigesmund	200	200	20,000
Series Tavasco Road	80	80	18,400
Series Madarnas	50	50	17,500
Series Swiss Minister	50	50	14,000
Series Bullion	25	25	11,750
Series Amers	75	75	10,500
Series Major Implications	20	20	4,600
Series Ishvana 21	–	–	–
Series Forever Rose	1,250	–	–
Series Ocean Magic 18	–	–	–
Total	630,487	612,101	$69,384,884

11

Advances From Manager

To fund its organizational and start-up activities as well as to advance funds on behalf of a series to purchase horse assets, the Manager has covered the expenses and costs of the Company and its series thus far on a non-interest-bearing extension of revolving credit. The Company will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company will repay the Manager for funds extended to acquire horse assets from the series subscription proceeds (less the applicable management fee), as they are received.

Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations (See Note 4).

Related Party Transactions

The Company’s Manager has advanced funds to and holds cash reserves on behalf of various of the Company’s series funds. See Note 4, Note 5, and Note 7 to Financial Statements as of June 30, 2026 for further discussions. Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations.

Series Cash Reserves

During the six-month period ended June 30, 2026, the Company had a total of $3,449,357 in reserve held by the Manager for each series of an Underlying Asset as outlined below. In addition, the Manager is owed $1,491,008 for acquisition loans made by the Manager as outlined below.

As of June 30, 2026, the Company’s positions of reserve funds and borrowings are as follows:

Series Name	Underlying Asset	Horse Reserve account owed to/(by) Series	Horse Acquisition loans owed to Manager	Net Amount owed to/(by) Series
Series Action Bundle	Action Bundle	$–	$–	$–
Series Adaay in Asia	Adaay in Asia	$–	$–	$–
Series Adjust 20	Jai Ho	$–	$–	$–
Series Ali Blue 24	Dalmore	$115,331	$(291,304)	$(175,973)
Series Alliford Bay 21	Sweet Voyage	$–	$–	$–
Series Amandrea	Amandrea	$–	$–	$–
Series Ambleside Park 19	Lookwhogotlucky	$–	$–	$–
Series Amers	Amers	$–	$–	$–
Series Apple Down Under 19	Howboutdemapples	$–	$–	$–
Series Ari the Adventurer 19	Kanthari	$–	$–	$–
Series Arch Support 20	Captain Sparrow	$(1,279)	$–	$(1,279)
Series Athenian Beauty 19	Quantum Theory	$–	$–	$–
Series Authentic	Authentic	$(60,094)	$–	$(60,094)
Series Awe Hush 19	Can't Hush This	$–	$–	$–
Series Bajan Bashert	Bajan Bashert	$–	$–	$–
Series Balletic	Balletic	$–	$–	$–
Series Barbie on a Budget 24	Pyralis	$110,075	$(1,020)	$109,055
Series Bella Chica	Bella Chica	$–	$–	$–
Series Bernin Midnight 24	Bern Rate	$94,603	$(10,080)	$84,523
Series Big Mel	Big Mel	$–	$–	$–
Series Black Escort 19	Halofied	$–	$–	$–
Series Blip Says Bye 23	Misstrial	$81,104	$–	$81,104
Series Blue Curl 22	Isle Blue	$(24,986)	$–	$(24,986)
Series Blue Devil	Blue Devil	$–	$–	$–
Series Brandy 22	Authentic Spirit	$–	$–	$–
Series Bubala 24	Bold Type	$74,238	$(55,815)	$18,424
Series Bullion	Bullion	$–	$–	$–
Series Bundle Broodmare Band 26	Broodmare Band '26	$219,553	$–	$219,553
Series Cairo Kiss	Cairo Kiss	$–	$–	$–
Series Carpe Fortuna 24	Circe	$70,965	$(19,010)	$51,955
Series Carrothers	Carrothers	$–	$–	$–
Series Cayala 19	Provocateur	$–	$–	$–
Series Celestial Moon	Celestial Moon	$–	$–	$–
Series Chad Brown Bundle	Chad Brown Bundle	$–	$–	$–
Series Claire De Lune 22	Moonlit Courage	$–	$–	$–
Series Classic Cut	Classic Cut	$–	$–	$–
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–	$–
Series Co Cola 19	Search Engine	$–	$–	$–
Series Collusion Illusion	Collusion Illusion	$–	$–	$–
Series Confetti 24	Start the Party	$82,460	$(12,129)	$70,331
Series Consecrate 19	Sacred Beauty	$–	$–	$–
Series Courtisane 19	Tap the Gavel	$–	$–	$–
Series Crown It 21	Normandy Queen	$9,926	$–	$9,926
Series Daddys Joy	Daddy's Joy	$–	$–	$–
Series Dancing Crane	Dancing Crane	$–	$–	$–
Series Daring Dancer 20	Boppy	$–	$–	$–
Series De Mystique 17	Dancing Destroyer	$–	$–	$–
Series Deep Cover	Deep Cover	$–	$–	$–
Series Deep Trouble 24	Conviction	$161,296	$(298,793)	$(137,497)
Series Demogorgon	Demogorgon	$–	$–	$–
Series Desire Street 19	Always Hopeful	$–	$–	$–
Series Divine Mercy 24	Absolution	$111,545	$–	$111,545
Series Echo Warrior 19	Hero Status	$–	$–	$–
Series Edge Classic Colts Package	Classic Colts Package	$–	$–	$–
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	$–	$–	$–
Series Elarose 21	Secret Crush	$–	$–	$–
Series Enchante 21	Simply Enchanting	$–	$–	$–
Series Escape Route	Escape Route	$–	$–	$–
Series Essential Rose 20	Rosie's Alibi	$–	$–	$–
Series Exonerated 19	Above Suspicion	$–	$–	$–
Series Eyepopnruby 23	My Eyes on You	$46,447	$(23,025)	$23,422
Series Fenwick Hall 20	Inspector	$–	$–	$–
Series Flora Dora 20	Spun Intended	$–	$–	$–
Series Forever Rose	Forever Rose	$–	$–	$–
Series Formidable Kitt 22	Elite Heat	$23,548	$–	$23,548
Series Frosted Oats	Frosted Oats	$–	$–	$–
Series Future Stars Stable	Future Stars Stable	$–	$–	$–
Series Gentleman Gerry	Gentleman Gerry	$–	$–	$–
Series Giant Mover 21	Sweet as Sin	$–	$–	$–
Series Going to Vegas	Going to Vegas	$–	$–	$–
Series Got Stormy	Got Stormy	$–	$–	$–
Series Grand Traverse Bay 19	Cornice Traverse	$–	$–	$–
Series Grand Traverse Bay 20	Sun Valley Road	$–	$–	$–
Series Great Hot 23	Raging Inferno	$54,137	$–	$54,137
Series Great Sister Diane 24	Warranted	$89,713	$(36,247)	$53,466
Series Heaven Street	Heaven Street	$–	$–	$–
Series Ashlees Empire 20	Helicopter Money	$–	$–	$–
Series High Speed Goldie 21	Flamekeeper	$–	$–	$–
Series Im A Looker 20	Pioneer Prince	$–	$–	$–
Series Into Summer 19	Malibu Mayhem	$–	$–	$–
Series Ishvana 21	Ishvana 21	$–	$–	$–
Series Jeanne's Speight 20	Stay Fabulous	$–	$–	$–
Series Just Like Lucy 23	Love Like Lucy	$58,423	$–	$58,423
Series Just Louise 19	Forbidden Kingdom	$–	$–	$–
Series Keertana 18	American Heiress	$–	$–	$–
Series Kiana's Love	Kiana's Love	$–	$–	$–
Series Kichiro	Kichiro	$–	$–	$–
Series Kindle 21	A Day to Remember	$15,776	$–	$15,776
Series Knarsdale 21	Seismic Beauty	$–	$–	$–
Series Lane Way	Lane Way	$–	$–	$–
Series Latte Da 19	Inalattetrouble	$–	$–	$–
Series Lazy Daisy	Lazy Daisy	$–	$–	$–
Series Le Relais 20	Show Your Cards	$–	$–	$–
Series Lost Empire 19	Laforgia	$–	$–	$–
Series Lovesick 21	Here's the Kicker	$–	$–	$–
Series Madarnas	Madarnas	$–	$–	$–
Series Madiera Wine	Madiera Wine	$–	$–	$–
Series Magic Belle 23	Mystical Belle	$32,224	$–	$32,224
Series Major Implications	Major Implications	$–	$–	$–
Series Malibu Bonnie 23	Munny Problem	$57,500	$0	$57,500
Series Man Among Men	Man Among Men	$–	$–	$–
Series Margaret Reay 19	A Mo Reay	$–	$–	$–
Series Margarita Friday 19	Straight No Chaser	$(8,786)	$–	$(8,786)
Series Marsh Hawk 24	Helios	$114,325	$(277,200)	$(162,875)
Series Martita Sangrita 17	Carpe Vinum	$–	$–	$–
Series Mayan Milagra 19	Tepeu	$–	$–	$–
Series Midnight Sweetie 19	Dolce Notte	$–	$–	$–
Series Miss Puzzle	Miss Puzzle	$–	$–	$–
Series Miss Sakamoto	Miss Sakamoto	$–	$–	$–
Series Mo Mischief	Mo Mischief	$–	$–	$–
Series Mo Temptation	Mo Temptation	$–	$–	$–
Series Monomoy Girl	Monomoy Girl	$–	$–	$–
Series Moonbow 20	Cumberland Falls	$–	$–	$–
Series Moonless Sky	Moonless Sky	$–	$–	$–
Series More Than Magic 21	Time is Magic	$–	$–	$–
Series Motion Emotion	Motion Emotion	$–	$–	$–
Series Mrs Whistler	Mrs Whistler	$–	$–	$–
Series My Fast One 20	One Fast Dream	$–	$–	$–
Series Naismith	Naismith	$–	$–	$–
Series National Road	National Road	$–	$–	$–
Series New York Claiming Package	New York Claiming Package	$–	$–	$–
Series Night of Idiots	Night of Idiots	$–	$–	$–
Series Nileist	Nileist	$–	$–	$–
Series Noble Goddess	Noble Goddess	$–	$–	$–
Series Northern Smile 20	Pep Rally	$–	$–	$–
Series NY Exacta	NY Exacta	$–	$–	$–
Series Ocean Magic 18	Palace Foal	$–	$–	$–
Series One Last Night 21	Fancy Quality	$–	$–	$–
Series Onthethirstyside	Onthethirstyside	$70,642	$(73,875)	$(3,233)
Series Our Jenny B 21	Vino Grigio	$–	$–	$–
Series Our Miss Jones 19	Celebrity News	$–	$–	$–
Series Paddock Buzz	Paddock Buzz	$115,552	$(23,866)	$91,686
Series Patsys Kim 21	Lady Blitz	$–	$–	$–
Series Popular Demand	Popular Demand	$–	$–	$–
Series Power Up Paynter	Power Up Paynter	$–	$–	$–
Series Queen Amira 19	Regal Rebel	$–	$–	$–
Series Race Hunter 19	Chasing Time	$–	$–	$–
Series Restless Rider 23	Steel the Moment	$161,775	$–	$161,775
Series Salute to America	Salute to America	$–	$–	$–
Series Sarrocchi 21	Legitify	$–	$–	$–
Series Sauce on Side	Sauce on Side	$–	$–	$–
Series Savvy Sassy 22	Real Savvy	$–	$–	$–
Series Sea Worthy 24	Sea's No Joke	$142,079	$(98,385)	$43,693
Series Seeking a Star 23	Sirius Pursuit	$34,631	$(4,257)	$30,375
Series Shake It Up Baby	Shake It Up Baby	$–	$–	$–
Series Sigesmund	Sigesmund	$–	$–	$–
Series Silverpocketsfull 19	Iron Works	$–	$–	$–
Series Sing Lady Sing 24	Amplified	$186,537	$(215,830)	$(29,292)
Series Slam Dunk 24	Elevated	$123,507	$(28,304)	$95,203
Series Smart Shopping 21	Seize the Grey	$288,070	$–	$288,070
Series Social Dilemma	Social Dilemma	$–	$–	$–
Series Song of Bernadette 20	Cable Boss	$–	$–	$–
Series Song of the Lark 21	Fireball Birdie	$–	$–	$–
Series Soul Beam	Soul Beam	$–	$–	$–
Series Spanxamillion 23	Native Brew	$63,984	$–	$63,984
Series Speightstown Belle 19	Ancient Royalty	$–	$–	$–
Series Spirit 20	Phantom Ride	$–	$–	$–
Series Squared Straight	Squared Straight	$–	$–	$–
Series Jeanne's Speight 20	Stay Fabulous	$–	$–	$–
Series STG Broodmare Band	STG Broodmare Band	$92,974	$–	$92,974
Series Stirred 23	Stir It Up	$86,770	$(4,459)	$82,311
Series Storm Shooter	Storm Shooter	$–	$–	$–
Series Street Band	Street Band	$–	$–	$–
Series Stylishly 23	Black Tie Optional	$76,427	$–	$76,427
Series Sunny 18	Solar Strike	$–	$–	$–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$–	$–	$–
Series Sweet Sweet Annie 19	In Due Time	$–	$–	$–
Series Swiss Minister	Swiss Minister	$–	$–	$–
Series Takeo Squared	Takeo Squared	$–	$–	$–
Series Tamboz 21	Catalyst	$–	$–	$–
Series Tapitry 19	Infinite Empire	$–	$–	$–
Series Tavasco Road	Tavasco Road	$–	$–	$–
Series Tell All 19	Walk the Talk	$–	$–	$–
Series Tell the Duchess 19	Duke of Love	$–	$–	$–
Series Thank You Note 23	Commissioned	$88,749	$–	$88,749
Series The Filly Four	The Filly Four	$–	$–	$–
Series The Incredi-Bundle	The Incredi-Bundle	$37,772	$–	$37,772
Series The New York Bundle	The New York Bundle	$–	$–	$–
Series Thepartyneverends 24	Aloha Lani	$94,814	$(3,660)	$91,154
Series The Royal Duet	The Royal Duet	$–	$–	$–
Series Thesis Break 24	Doctorate	$72,538	$(13,750)	$58,788
Series Thirteen Stripes	Thirteen Stripes	$–	$–	$–
Series Timeless Trick 20	Interstellar	$–	$–	$–
Series Tizamagician	Tizamagician	$–	$–	$–
Series Trust But Verify	Trust But Verify	$139,626	$(0)	$139,626
Series Tufnel	Tufnel	$–	$–	$–
Series Twirl Girl 21	Tonality	$–	$–	$–
Series Two Trail Sioux 17	Annahilate	$–	$–	$–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$–	$–	$–
Series Utalknboutpractice	Utalknboutpractice	$–	$–	$–
Series Vertical Threat	Vertical Threat	$–	$–	$–
Series Vow	Vow	$–	$–	$–
Series War Safe	War Safe	$–	$–	$–
Series Wayne O	Wayne O	$–	$–	$–
Series Who Runs the World	Who Runs the World	$–	$–	$–
Series Whosbeeninmybed 19	Micro Share	$–	$–	$–
Series Wildcat Gaze 23	Shezawildone	$44,865	$–	$44,865
Series Without Delay 19	Golden Quality	$–	$–	$–
Series Wonder Upon a Star 19	Star Six Nine	$–	$–	$–
Series Yes This Time	Yes This Time	$–	$–	$–
Series You Make Luvin Fun 19	Magical Ways	$–	$–	$–
Series Zestful	Zestful	$–	$–	$–
		$3,449,357	$(1,491,008)	$1,958,349

12

In order to fund the Company’s activities as well as to advance funds on behalf of a Series in order to acquire an Underlying Asset prior to establishing and issuing securities in the Series for holding such Underlying Asset, the Company has borrowed a total of $57,967,209 as of June 30, 2026, from the Manager in the form of profit participation convertible promissory notes as follows:

Series Name	Underlying Asset	Principle Borrowed From Manager
Series Authentic	Authentic	$2,200,000.00
Series The Filly Four	The Filly Four	$1,224,000.00
Series Restless Rider 23	Steel the Moment	$850,850.00
Series Slam Dunk 24	Elevated	$863,266.40
Series STG Broodmare Band	STG Broodmare Band	$869,500.00
Series Chad Brown Bundle	Chad Brown Bundle	$995,000.00
Series The New York Bundle	The New York Bundle	$889,287.00
Series Stylishly 23	Black Tie Optional	$815,100.00
Series The Incredi-Bundle	The Incredi-Bundle	$853,740.00
Series Essential Rose 20	Rosie's Alibi	$890,000.00
Series The Royal Duet	The Royal Duet	$788,103.00
Series Trust But Verify	Trust But Verify	$734,048.32
Series Spanxamillion 23	Native Brew	$622,050.00
Series Balletic	Balletic	$642,000.00
Series Malibu Bonnie 23	Munny Problem	$564,900.00
Series Blip Says Bye 23	Misstrial	$557,700.00
Series Brandy 22	Authentic Spirit	$585,225.00
Series Collusion Illusion	Collusion Illusion	$637,500.00
Series Big Mel	Big Mel	$618,000.00
Series Thank You Note 23	Commissioned	$514,800.00
Series Confetti 24	Start the Party	$498,365.01
Series Bundle Broodmare Band 26	Broodmare Band '26	$575,460.00
Series Tamboz 21	Catalyst	$512,200.00
Series Patsys Kim 21	Lady Blitz	$515,400.00
Series Formidable Kitt 22	Elite Heat	$471,900.00
Series Deep Trouble 24	Conviction	$477,936.56
Series Elarose 21	Secret Crush	$496,000.00
Series Sarrocchi 21	Legitify	$489,600.00
Series Smart Shopping 21	Seize the Grey	$485,800.00
Series Enchante 21	Simply Enchanting	$454,380.00
Series Im A Looker 20	Pioneer Prince	$458,200.00
Series Knarsdale 21	Seismic Beauty	$436,968.00
Series Wayne O	Wayne O	$486,000.00
Series Edge Classic Colts Package	Classic Colts Package	$521,160.00
Series Savvy Sassy 22	Real Savvy	$430,125.00
Series Sing Lady Sing 24	Amplified	$997,088.80
Series Co Cola 19	Search Engine	$459,510.00
Series Lane Way	Lane Way	$459,000.00
Series Who Runs the World	Who Runs the World	$450,840.00
Series Race Hunter 19	Chasing Time	$440,000.00
Series Lovesick 21	Here's the Kicker	$403,056.59
Series Bubala 24	Bold Type	$410,664.26
Series Stirred 23	Stir It Up	$374,488.17
Series Carrothers	Carrothers	$437,835.00
Series Divine Mercy 24	Absolution	$373,375.00
Series Keertana 18	American Heiress	$433,500.00
Series Classic Cut	Classic Cut	$433,500.00
Series Future Stars Stable	Future Stars Stable	$425,000.00
Series Le Relais 20	Show Your Cards	$396,000.00
Series Song of Bernadette 20	Cable Boss	$423,300.00
Series Courtisane 19	Tap the Gavel	$416,500.00
Series Sea Worthy 24	Sea's No Joke	$428,712.00
Series Monomoy Girl	Monomoy Girl	$398,820.00
Series NY Exacta	NY Exacta	$387,600.00
Series Silverpocketsfull 19	Iron Works	$385,815.00
Series You Make Luvin Fun 19	Magical Ways	$382,500.00
Series Going to Vegas	Going to Vegas	$372,810.00
Series Bernin Midnight 24	Bern Rate	$352,660.10
Series Ari the Adventurer 19	Kanthari	$367,200.00
Series Thesis Break 24	Doctorate	$314,181.51
Series Adaay in Asia	Adaay in Asia	$324,105.00
Series Claire De Lune 22	Moonlit Courage	$300,900.00
Series Blue Curl 22	Isle Blue	$315,996.00
Series Carpe Fortuna 24	Circe	$303,517.95
Series Just Like Lucy 23	Love Like Lucy	$280,780.50
Series Kindle 21	A Day to Remember	$298,705.00
Series Sunny 18	Solar Strike	$329,940.00
Series Mo Mischief	Mo Mischief	$326,400.00
Series Blue Devil	Blue Devil	$296,463.00
Series Whosbeeninmybed 19	Micro Share	$321,300.00
Series Cayala 19	Provocateur	$317,135.00
Series Eyepopnruby 23	My Eyes on You	$283,225.38
Series Wonder Upon a Star 19	Star Six Nine	$314,500.00
Series Magic Belle 23	Mystical Belle	$284,400.00
Series Vow	Vow	$304,000.00
Series Lost Empire 19	Laforgia	$303,450.00
Series Great Sister Diane 24	Warranted	$425,298.30
Series Seeking a Star 23	Sirius Pursuit	$253,084.89
Series Great Hot 23	Raging Inferno	$276,500.00
Series Song of the Lark 21	Fireball Birdie	$267,240.00
Series Alliford Bay 21	Sweet Voyage	$266,812.50
Series Echo Warrior 19	Hero Status	$294,000.00
Series Paddock Buzz	Paddock Buzz	$273,583.95
Series One Last Night 21	Fancy Quality	$262,710.00
Series Grand Traverse Bay 19	Cornice Traverse	$284,962.50
Series Margarita Friday 19	Straight No Chaser	$251,780.00
Series Queen Amira 19	Regal Rebel	$280,500.00
Series My Fast One 20	One Fast Dream	$264,000.00
Series Miss Sakamoto	Miss Sakamoto	$276,000.00
Series Storm Shooter	Storm Shooter	$276,000.00
Series Tufnel	Tufnel	$275,600.00
Series Barbie on a Budget 24	Pyralis	$254,782.50
Series Jeanne's Speight 20	Stay Fabulous	$248,000.00
Series Action Bundle	Action Bundle	$263,500.00
Series Mo Temptation	Mo Temptation	$240,555.00
Series Naismith	Naismith	$258,400.00
Series Thepartyneverends 24	Aloha Lani	$243,025.00
Series Awe Hush 19	Can't Hush This	$250,920.00
Series War Safe	War Safe	$248,200.00
Series Tell the Duchess 19	Duke of Love	$242,000.00
Series Mrs Whistler	Mrs Whistler	$232,900.00
Series Salute to America	Salute to America	$232,050.00
Series Marsh Hawk 24	Helios	$1,566,719.65
Series Spirit 20	Phantom Ride	$201,600.00
Series Into Summer 19	Malibu Mayhem	$213,265.00
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	$225,000.00
Series Popular Demand	Popular Demand	$212,160.00
Series Margaret Reay 19	A Mo Reay	$209,797.00
Series Fenwick Hall 20	Inspector	$193,920.00
Series Just Louise 19	Forbidden Kingdom	$198,543.00
Series Celestial Moon	Celestial Moon	$201,000.00
Series Got Stormy	Got Stormy	$195,075.00
Series Thirteen Stripes	Thirteen Stripes	$194,650.00
Series Man Among Men	Man Among Men	$190,281.00
Series Tapitry 19	Infinite Empire	$190,281.00
Series Crown It 21	Normandy Queen	$189,750.00
Series Wildcat Gaze 23	Shezawildone	$154,154.00
Series Moonbow 20	Cumberland Falls	$169,837.50
Series Desire Street 19	Always Hopeful	$174,267.00
Series Ashlees Empire 20	Helicopter Money	$160,800.00
Series Classofsixtythree 19	Sixtythreecaliber	$164,050.00
Series Martita Sangrita 17	Carpe Vinum	$163,200.00
Series Tizamagician	Tizamagician	$163,200.00
Series Our Miss Jones 19	Celebrity News	$159,120.00
Series More Than Magic 21	Time is Magic	$154,800.00
Series Deep Cover	Deep Cover	$149,600.00
Series Frosted Oats	Frosted Oats	$146,370.00
Series Mayan Milagra 19	Tepeu	$146,920.00
Series Amandrea	Amandrea	$137,500.00
Series Bajan Bashert	Bajan Bashert	$137,600.00
Series Gentleman Gerry	Gentleman Gerry	$135,000.00
Series Onthethirstyside	Onthethirstyside	$178,044.00
Series Twirl Girl 21	Tonality	$134,100.00
Series Heaven Street	Heaven Street	$130,000.00
Series Sweet Sweet Annie 19	In Due Time	$129,780.00
Series Lazy Daisy	Lazy Daisy	$121,250.00
Series Latte Da 19	Inalattetrouble	$121,975.00
Series Northern Smile 20	Pep Rally	$122,000.00
Series Without Delay 19	Golden Quality	$121,000.00
Series National Road	National Road	$120,000.00
Series Exonerated 19	Above Suspicion	$117,793.00
Series Adjust 20	Jai Ho	$115,706.00
Series Two Trail Sioux 17	Annahilate	$114,750.00
Series High Speed Goldie 21	Flamekeeper	$113,464.00
Series Yes This Time	Yes This Time	$107,930.00
Series Demogorgon	Demogorgon	$108,340.00
Series Tell All 19	Walk the Talk	$107,844.00
Series Vertical Threat	Vertical Threat	$107,100.00
Series Speightstown Belle 19	Ancient Royalty	$106,335.00
Series Dancing Crane	Dancing Crane	$103,520.00
Series Midnight Sweetie 19	Dolce Notte	$103,156.00
Series Our Jenny B 21	Vino Grigio	$108,872.00
Series Power Up Paynter	Power Up Paynter	$96,600.00
Series Giant Mover 21	Sweet as Sin	$88,063.80
Series Arch Support 20	Captain Sparrow	$96,565.00
Series Ali Blue 24	Dalmore	$303,679.97
Series Daddys Joy	Daddy's Joy	$91,800.00
Series Apple Down Under 19	Howboutdemapples	$88,230.00
Series Daring Dancer 20	Boppy	$86,062.50
Series Black Escort 19	Halofied	$88,200.00
Series Flora Dora 20	Spun Intended	$86,219.00
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$85,622.00
Series Timeless Trick 20	Interstellar	$81,000.00
Series Grand Traverse Bay 20	Sun Valley Road	$77,137.50
Series Motion Emotion	Motion Emotion	$72,828.00
Series Social Dilemma	Social Dilemma	$72,394.50
Series Athenian Beauty 19	Quantum Theory	$71,910.00
Series Ambleside Park 19	Lookwhogotlucky	$71,442.50
Series New York Claiming Package	New York Claiming Package	$64,260.00
Series Consecrate 19	Sacred Beauty	$54,714.50
Series Escape Route	Escape Route	$52,460.00
Series Street Band	Street Band	$52,250.00
Series Madiera Wine	Madiera Wine	$42,510.00
Series Cairo Kiss	Cairo Kiss	$37,740.00
Series Squared Straight	Squared Straight	$34,425.00
Series Soul Beam	Soul Beam	$33,702.50
Series Bella Chica	Bella Chica	$32,300.00
Series De Mystique 17	Dancing Destroyer	$29,750.00
Series Noble Goddess	Noble Goddess	$27,900.00
Series Shake It Up Baby	Shake It Up Baby	$27,625.00
Series Zestful	Zestful	$27,200.00
Series Miss Puzzle	Miss Puzzle	$25,250.00
Series Utalknboutpractice	Utalknboutpractice	$25,500.00
Series Sauce on Side	Sauce on Side	$25,500.00
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$29,720.00
Series Takeo Squared	Takeo Squared	$22,900.00
Series Kichiro	Kichiro	$22,100.00
Series Kiana's Love	Kiana's Love	$20,400.00
Series Nileist	Nileist	$20,250.00
Series Moonless Sky	Moonless Sky	$18,700.00
Series Sigesmund	Sigesmund	$17,000.00
Series Night of Idiots	Night of Idiots	$16,960.00
Series Tavasco Road	Tavasco Road	$15,600.00
Series Madarnas	Madarnas	$14,850.00
Series Swiss Minister	Swiss Minister	$11,900.00
Series Bullion	Bullion	$6,000.00
Series Amers	Amers	$8,925.00
Series Major Implications	Major Implications	$3,900.00

As of June 30, 2026 the Company owes the following to related parties:

 – $127,630 to the Manager in connection with Series Authentic.

The Company acquired the horse asset in Series Palace Foal via a $15,606 convertible profit participating loan from Michael Behrens, a principal of the Manager of the Company. The profit participation convertible promissory note bears a 2.38 percent per annum interest rate and is due either when Series Palace Foal is fully subscribed or converted into the unsold units of Series Palace Foal. During the time the profit participation convertible promissory note is outstanding, the underlying cash flow of Series Palace Foal series accrues to the loan holder.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

13

Trend Information

The Company’s main focus over the next twelve months is to continue to launch subsequent Offerings of Series Interests. The table below shows the launched and closed Offerings for the year as of June 30, 2026:

	# of Offerings Launched	# of Offerings Closed
As of June 30, 2026	11	14

(1) data represents number of Offerings for Series Interests of each state of offering process in the given period.

(2) offerings launched as of June 30, 2026 are through Regulation A.

The Company plans to launch approximately 30 additional offerings in the next twelve months, as of the date of this filing, including offerings for increasingly higher value underlying assets.  The Company will commence such offerings within two calendar days of qualification with the SEC as provided in Rule 251(d)(3)(i)(F). The proceeds from any offerings closed during the next twelve months will be used to acquire additional race horses. We believe that launching a larger number of offerings in 2025-2026 and beyond will help us from a number of perspectives:

1) Continue to grow the user base on the Platform by attracting more Investors into our ecosystem.

2) Enable the Company to reduce operating expenses for each series, as we negotiate better contracts for training, upkeep, insurance and other operating expenses with a larger collection of underlying assets.

3) Attract a larger community of Horse Sellers with high quality underlying assets to the Platform who may view us as a more efficient method of transacting than the traditional syndication processes.

In addition to more offerings, we also intend to continue to develop Membership Experience Programs, which allow Investors to enjoy the collection of racehorses acquired and managed by the Company through events, race day visits and other programs.

Outside of the trends mentioned above, we believe that the Company is also dependent on the general economic environment and investing climate, the horse racing industry at large (including ongoing concerns of horse safety), in particular in the United States. In addition, since we are reliant on our Manager to support the Company and the Series, we are dependent on the general fundraising environment and our Manager’s continued ability to raise capital.

Off-Balance Sheet Arrangements

As of June 30, 2026, we did not have any off-balance sheet arrangements.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgement in the application of accounting policies, including making estimates and assumptions. These assumptions will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Please refer to “Note 2 — Summary of Significant Accounting Policies” to our financial statements included in this Semiannual Report for more discussion of our accounting policies and procedures.

14

Item 2. Other Information

We have no information to disclose that was required to be in a report on Form 1-U during the semiannual period covered by this Form 1-SA, but was not reported.

The members of each of the Company’s series have certain rights with respect to the membership series they are subscribed to. Each series generally holds a single horse asset. A series member is entitled to their pro rata share of the net profits derived from the horse asset held in that series after deduction of expense allocations and direct expenses attributable to the underlying horse asset, based on their percentage of the total outstanding membership interests in that series.

Distributions are recorded when declared. When a declared distribution is not yet paid as of a balance sheet date, it is recorded as a distribution payable liability. Distributions payable amounted to $0 and $0 as of June 30, 2026 and December 31, 2025, respectively.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

15

Item 3. Financial Statements

Index to Financial Statements

My Racehorse CA LLC

A Nevada Series Limited Liability Company

Consolidated and Consolidating Financial Statements (Unaudited)

As of June 30, 2026 and December 31, 2025

and for the six-month periods ended June 30, 2026 and 2025

Consolidated and Consolidating Balance Sheets (Unaudited)	F-1

Consolidated and Consolidating Statements of Operations (Unaudited)	F-53

Consolidated and Consolidating Statements of Changes in Members’ Equity/(Deficit) (Unaudited)	F-105

Consolidated and Consolidating Statements of Cash Flows (Unaudited)	F-155

Notes to the Consolidated and Consolidating Financial Statements (Unaudited)	F-209

16

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
ASSETS	$–	$–	$–	$–	$–	$–	$(0)	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	1,734	–
Total Long-term Liabilities	–	–	–	–	–	–	1,734	–

Total Liabilities	–	–	–	–	–	–	1,734	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	68,705	24,272	33,786	–	–	38,228	–
Subscriptions in series, net of distributions (See Note 6)	147,299	83,657	157,908	74,719	8,998	77,255	407,286	125,935
Retained earnings/(Accumulated deficit)	(147,299)	(152,362)	(182,180)	(108,505)	(8,998)	(77,255)	(447,248)	(125,935)
Total Members' Equity/(Deficit)	–	(0)	–	–	(0)	–	(1,734)	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(0)	$–	$–	$(0)	$–	$0	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-1

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
ASSETS	$–	$(0)	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	(60,096)	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	(60,096)	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$(60,096)	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	1,892	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	1,892	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	125,738	–	–	–	–	–	–
Total Long-term Liabilities	–	125,738	–	–	–	–	–	–

Total Liabilities	–	127,630	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	24,527	–	40,192	64,280	–	16,469	48,373	36,000
Subscriptions in series, net of distributions (See Note 6)	66,401	1,616,332	264,845	110,544	730,555	38,000	726,000	84,467
Retained earnings/(Accumulated deficit)	(90,928)	(1,804,058)	(305,037)	(174,824)	(730,555)	(54,469)	(774,373)	(120,467)
Total Members' Equity/(Deficit)	–	(187,726)	(0)	(0)	(0)	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(60,096)	$(0)	$(0)	$(0)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-2

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Bullion	Series Song of Bernadette 20	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Celestial Moon
ASSETS	$–	$–	$–	$–	$–	$–	$–	$0
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	(1,279)	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	(1,279)	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$(1,279)	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	99,818	27,877	45,000
Subscriptions in series, net of distributions (See Note 6)	11,750	483,671	44,400	470,927	283,931	89,202	967,950	117,533
Retained earnings/(Accumulated deficit)	(11,750)	(483,671)	(44,400)	(470,927)	(283,931)	(190,299)	(995,828)	(162,533)
Total Members' Equity/(Deficit)	–	0	–	–	–	(1,279)	(0)	0

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$0	$–	$–	$–	$(1,279)	$(0)	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-3

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddys Joy	Series Dancing Crane
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	60,000
Subscriptions in series, net of distributions (See Note 6)	496,800	(6,679)	453,179	686,309	46,629	456,841	106,872	39,711
Retained earnings/(Accumulated deficit)	(496,800)	6,679	(453,179)	(686,309)	(46,629)	(456,841)	(106,872)	(99,711)
Total Members' Equity/(Deficit)	(0)	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$(0)	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-4

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun-d	Series Enchante 21
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	48,000	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	84,117	26,026	176,000	84,305	188,980	267,068	164,938	459,300
Retained earnings/(Accumulated deficit)	(84,117)	(26,026)	(176,000)	(132,305)	(188,980)	(267,067)	(164,938)	(459,300)
Total Members' Equity/(Deficit)	–	–	–	–	–	0	–	0

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$0	$–	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-5

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
ASSETS	$–	$–	$–	$–	$–	$1	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	153,823	–	–	–	57,086	–	–
Subscriptions in series, net of distributions (See Note 6)	622,200	(77,419)	129,991	176,843	–	74,753	126,676	369,790
Retained earnings/(Accumulated deficit)	(622,200)	(76,404)	(129,991)	(176,843)	(0)	(131,839)	(126,676)	(369,790)
Total Members' Equity/(Deficit)	(0)	0	–	–	(0)	0	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$(0)	$0	$–	$–	$(0)	$0	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-6

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	15,776	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	15,776	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$15,776	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	12,000	–	–	–	–	7,500	–	–
Subscriptions in series, net of distributions (See Note 6)	107,144	(236,882)	70,877	268,087	71,626	21,121	378,305	(371,994)
Retained earnings/(Accumulated deficit)	(119,144)	236,882	(70,877)	(268,087)	(71,626)	(28,621)	(362,529)	371,994
Total Members' Equity/(Deficit)	–	–	–	–	–	–	15,776	(0)

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$15,776	$(0)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-7

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Im a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	10,973
Subscriptions in series, net of distributions (See Note 6)	504,957	199,520	–	204,850	44,768	426,088	20,025	26,000
Retained earnings/(Accumulated deficit)	(504,956)	(199,520)	0	(204,850)	(44,768)	(426,088)	(20,025)	(36,973)
Total Members' Equity/(Deficit)	0	–	0	–	(0)	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$–	$0	$–	$(0)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-8

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	6,446	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	475,346	127,231	143,750	141,076	327,772	9,293	7,075	3,824
Retained earnings/(Accumulated deficit)	(475,346)	(127,231)	(150,196)	(141,076)	(327,772)	(9,293)	(7,075)	(3,824)
Total Members' Equity/(Deficit)	0	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-9

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
ASSETS	$–	$–	$1	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	(8,785)	–	–	–	–	–
Prepaid expense	–	–	10,080	–	–	–	–	–
Total Current Assets	–	–	1,295	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$1,295	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	7,754	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	7,754	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	7,754	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	93,000	–	734	–
Subscriptions in series, net of distributions (See Note 6)	198,842	132,253	(1,609,063)	179,649	(22,516)	83,877	31,250	285,395
Retained earnings/(Accumulated deficit)	(198,842)	(132,253)	1,602,602	(179,649)	(70,484)	(83,877)	(31,984)	(285,395)
Total Members' Equity/(Deficit)	(0)	–	(6,461)	–	0	–	–	(0)

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$(0)	$–	$1,295	$–	$0	$–	$–	$(0)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-10

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	355,378	296,128	223,434	151,682	21,628	26,129	240,886	238,466
Retained earnings/(Accumulated deficit)	(355,378)	(296,128)	(223,434)	(151,682)	(21,628)	(26,129)	(240,886)	(238,466)
Total Members' Equity/(Deficit)	–	0	–	0	–	–	–	0

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$0	$–	$0	$–	$–	$–	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-11

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	16,634	83,294	–	–	–	–	66,747	55,909
Subscriptions in series, net of distributions (See Note 6)	304,000	84,613	21,100	20,000	23,850	33,000	136,250	454,720
Retained earnings/(Accumulated deficit)	(320,634)	(167,907)	(21,100)	(20,000)	(23,850)	(33,000)	(202,997)	(510,629)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	(0)	0

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$(0)	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-12

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B 21	Series Ocean Magic 18	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	15,606	–	–	–	–
Total Long-term Liabilities	–	–	–	15,606	–	–	–	–

Total Liabilities	–	–	–	15,606	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	106,555	–	–	1,741	30,389	–
Subscriptions in series, net of distributions (See Note 6)	325,624	158,462	83,956	–	642,618	248,880	95,535	219,885
Retained earnings/(Accumulated deficit)	(325,624)	(158,462)	(190,511)	(15,606)	(642,618)	(250,621)	(125,924)	(219,885)
Total Members' Equity/(Deficit)	(0)	–	0	(15,606)	0	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$(0)	$–	$0	$–	$0	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-13

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Race Hunter 19	Series Essential Rose 20	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	22,953	–
Subscriptions in series, net of distributions (See Note 6)	294,400	431,073	170,755	555,927	23,290	19,775	20,000	386,662
Retained earnings/(Accumulated deficit)	(294,400)	(431,073)	(170,755)	(555,927)	(23,290)	(19,775)	(42,953)	(386,662)
Total Members' Equity/(Deficit)	0	0	–	0	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$0	$–	$0	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-14

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of the Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	288,070	–	–	–	–	–	–	–
Prepaid expense	700	–	–	–	–	–	–	–
Total Current Assets	288,770	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$288,770	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	25,979	–
Subscriptions in series, net of distributions (See Note 6)	(3,382,000)	28,570	321,473	34,881	44,555	138,110	40,500	265,079
Retained earnings/(Accumulated deficit)	3,670,770	(28,570)	(321,472)	(34,881)	(44,555)	(138,110)	(66,479)	(265,079)
Total Members' Equity/(Deficit)	288,770	–	0	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$288,770	$–	$0	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-15

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	12,000	105,050	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	(3,317)	373,619	98,606	(203,094)	14,000	11,983	210,745	16,483
Retained earnings/(Accumulated deficit)	3,317	(373,619)	(110,606)	98,044	(14,000)	(11,983)	(210,745)	(16,483)
Total Members' Equity/(Deficit)	–	–	–	(0)	–	0	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$(0)	$–	$0	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-16

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	21,600	–	–	–	–	27,000	–	39,490
Subscriptions in series, net of distributions (See Note 6)	126,000	106,360	995,885	955,354	229,000	84,954	16,165	322,400
Retained earnings/(Accumulated deficit)	(147,600)	(106,360)	(995,885)	(955,354)	(229,000)	(111,954)	(16,165)	(361,890)
Total Members' Equity/(Deficit)	–	0	–	0	–	–	0	0

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$0	$–	$0	$–	$–	$0	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-17

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	28,359	7,724	–	–	–	–	–	33,825
Subscriptions in series, net of distributions (See Note 6)	140,927	135,000	40,069	21,569	(35,487)	272,397	242,990	550,381
Retained earnings/(Accumulated deficit)	(169,286)	(142,724)	(40,069)	(21,569)	35,487	(272,397)	(242,990)	(584,206)
Total Members' Equity/(Deficit)	0	–	–	–	–	(0)	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$–	$–	$–	$–	$(0)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-18

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Who Runs the World	Series Whosbeeninmybed 19	Series Without Delay 19	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	36,000	–	99,000	–	–	11,843
Subscriptions in series, net of distributions (See Note 6)	478,235	291,048	110,389	261,791	(197,843)	382,204	25,194	–
Retained earnings/(Accumulated deficit)	(478,235)	(291,049)	(146,389)	(261,791)	98,843	(382,204)	(25,194)	(11,843)
Total Members' Equity/(Deficit)	–	(0)	–	–	–	–	(0)	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(0)	$–	$–	$–	$–	$(0)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-19

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Edge Classic Colts Package	Series Crown It 21	Series High Speed Goldie 21	Series More Than Magic 21	Series Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
ASSETS	$–	$(0)	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	9,926	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	9,926	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$9,926	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	82,600	114,098	35,374	47,528	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	308,325	137,831	126,369	147,108	363,071	–	–	–
Retained earnings/(Accumulated deficit)	(390,925)	(242,003)	(161,743)	(194,636)	(363,072)	–	–	–
Total Members' Equity/(Deficit)	0	9,926	0	0	(0)	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$9,926	$0	$0	$(0)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-20

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series MRH Giant Mover 21	Series Blue Devil	Series Brandy 22	Series Tamboz 21	Series Lovesick 21	Series The Incredi-Bundle	Series Blue Curl 22	Series the New York Bundle
ASSETS	$–	$–	$–	$–	$0	$(0)	$0	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	1,714	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	37,772	(24,986)	–
Prepaid expense	–	–	–	–	–	174	–	–
Total Current Assets	–	–	–	–	–	39,659	(24,986)	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	70,632	9,085	–
Total Non-Current Assets	–	–	–	–	–	70,632	9,085	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$110,290	$(15,900)	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	–	345,002	680,310	509,080	464,750	1,079,160	413,101	907,727
Retained earnings/(Accumulated deficit)	–	(345,002)	(680,310)	(509,080)	(464,758)	(968,870)	(429,001)	(907,727)
Total Members' Equity/(Deficit)	–	(0)	(0)	(0)	0	110,290	(15,900)	0

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(0)	$(0)	$(0)	$0	$110,290	$(15,900)	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-21

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Savvy Sassy 22	Series Giant Mover 21	Series Alliford Bay 21	Series Stylishly 23	Series Formidable Kitt 22	Series Blip Says Bye 23	Series Claire de Lune 22	Series Malibu Bonnie 23
ASSETS	$0	$–	$0	$–	$–	$–	$–	$(0)
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	76,427	23,548	81,104	–	57,500
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	76,427	23,548	81,104	–	57,500

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	198,063	88,358	124,350	–	134,927
Total Non-Current Assets	–	–	–	198,063	88,358	124,350	–	134,927

TOTAL ASSETS	$–	$–	$–	$274,491	$111,905	$205,454	$–	$192,427

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$(0)
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	(0)

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	(0)

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	504,697	92,723	318,350	1,140,000	632,100	763,800	358,586	783,000
Retained earnings/(Accumulated deficit)	(504,697)	(92,723)	(318,350)	(865,509)	(520,195)	(558,346)	(358,585)	(590,573)
Total Members' Equity/(Deficit)	0	0	0	274,491	111,905	205,454	0	192,427

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$0	$0	$274,491	$111,905	$205,454	$0	$192,427

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-22

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Spanxamillion 23	Series Seeking a Star 23	Series STG Broodmare Band	Series Charlie Foxtrot	Series Got It Made 23	Series No Nay Mets	Series Thank You Note 23	Series Just Like Lucy 23
ASSETS	$–	$–	$–	$–	$–	$–	$(0)	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	63,984	34,631	92,974	–	–	–	88,747	58,423
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	63,984	34,631	92,974	–	–	–	88,747	58,423

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	149,581	52,536	292,208	–	–	–	173,574	98,133
Total Non-Current Assets	149,581	52,536	292,208	–	–	–	173,574	98,133

TOTAL ASSETS	$213,566	$87,167	$385,182	$–	$–	$–	$262,321	$156,555

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$4,257	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	4,257	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	4,257	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	870,000	352,206	1,093,300	–	–	–	713,700	346,015
Retained earnings/(Accumulated deficit)	(656,434)	(269,295)	(708,118)	–	–	–	(451,379)	(189,460)
Total Members' Equity/(Deficit)	213,566	82,911	385,182	–	–	–	262,321	156,555

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$213,566	$87,167	$385,182	$–	$–	$–	$262,321	$156,555

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-23

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Eyepopnruby 23	Series Magic Belle 23	Series Great Hot 23	MRH Restless Rider 23	MRH Stirred 23	Series Trust But Verify	Series Wildcat Gaze 23	Series Bernin Midnight 24
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	46,447	32,224	54,137	–	–	139,626	44,865	94,603
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	46,447	32,224	54,137	–	–	139,626	44,865	94,603

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	107,759	94,500	93,881	–	–	265,722	37,400	146,944
Total Non-Current Assets	107,759	94,500	93,881	–	–	265,722	37,400	146,944

TOTAL ASSETS	$154,206	$126,724	$148,018	$–	$–	$405,349	$82,265	$241,547

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$23,025	$–	$–	$–	$–	$0	$–	$10,080
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	23,025	–	–	–	–	0	–	10,080

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	23,025	–	–	–	–	0	–	10,080

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	371,142	323,688	346,213	–	–	1,026,641	215,600	437,400
Retained earnings/(Accumulated deficit)	(239,961)	(196,964)	(198,194)	–	–	(621,292)	(133,335)	(205,933)
Total Members' Equity/(Deficit)	131,181	126,724	148,018	–	–	405,349	82,265	231,467

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$154,206	$126,724	$148,018	$–	$–	$405,349	$82,265	$241,547

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-24

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Bubala 24	Series Bundle Broodmare Band 26	Series Carpe Fortuna 24	Series Thesis Break 24	Series Slam Dunk 24	Series Marsh Hawk 24	Series Confetti 24	Series Restless Rider 23
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	74,238	219,553	70,965	72,538	123,507	114,325	82,460	161,775
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	74,238	219,553	70,965	72,538	123,507	114,325	82,460	161,775

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	220,416	198,319	139,740	137,594	446,667	217,530	242,813	349,563
Total Non-Current Assets	220,416	198,319	139,740	137,594	446,667	217,530	242,813	349,563

TOTAL ASSETS	$294,654	$417,873	$210,705	$210,132	$570,174	$331,855	$325,272	$511,338

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$55,815	$–	$19,010	$13,750	$28,304	$277,200	$12,129	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	55,815	–	19,010	13,750	28,304	277,200	12,129	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	55,815	–	19,010	13,750	28,304	277,200	12,129	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	519,714	672,000	393,210	424,734	1,180,960	259,505	685,269	1,190,000
Retained earnings/(Accumulated deficit)	(280,875)	(254,127)	(201,515)	(228,353)	(639,090)	(204,850)	(372,126)	(678,662)
Total Members' Equity/(Deficit)	238,839	417,873	191,695	196,381	541,870	54,655	313,143	511,338

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$294,654	$417,873	$210,705	$210,132	$570,174	$331,855	$325,272	$511,338

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-25

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Stirred 23	Series Great Sister Diane 24	Series Z-MRH Cuvier	Series Z-MRH Raven's Lady 21	Series Divine Mercy 24	Series Thepartyneverends 24	Series Sing Lady Sing 24	Series Deep Trouble 24
ASSETS	$–	$–	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	86,770	89,713	–	–	111,545	94,814	186,537	161,296
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	86,770	89,713	–	–	111,545	94,814	186,537	161,296

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	138,040	259,875	–	–	141,750	112,000	326,667	515,667
Total Non-Current Assets	138,040	259,875	–	–	141,750	112,000	326,667	515,667

TOTAL ASSETS	$224,810	$349,588	$–	$–	$253,295	$206,814	$513,204	$676,963

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$4,459	$36,247	$–	$–	$–	$3,660	$215,830	$298,793
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	4,459	36,247	–	–	–	3,660	215,830	298,793

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	4,459	36,247	–	–	–	3,660	215,830	298,793

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	518,850	646,004	–	–	515,000	300,425	542,304	640,872
Retained earnings/(Accumulated deficit)	(298,499)	(332,663)	–	–	(261,705)	(97,271)	(244,930)	(262,702)
Total Members' Equity/(Deficit)	220,351	313,341	–	–	253,295	203,154	297,375	378,170

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$224,810	$349,588	$–	$–	$253,295	$206,814	$513,204	$676,963

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-26

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2026 (Continued)

	Series Ali Blue 24	Series Onthethirstyside	Series Paddock Buzz	Series Barbie on a Budget 24	Series Sea Worthy 24	06.30.2026 Consolidated Total
ASSETS	$–	$–	$–	$–	$–	$–
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	1,714
Horse reserve funds receivable from Manager (see Note 4)	115,331	70,642	115,552	110,075	142,079	3,449,357
Prepaid expense	–	–	–	–	–	10,954
Total Current Assets	115,331	70,642	115,552	110,075	142,079	3,462,025

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	208,622	70,000	78,750	108,281	238,700	6,288,645
Total Non-Current Assets	208,622	70,000	78,750	108,281	238,700	6,288,645

TOTAL ASSETS	$323,953	$140,642	$194,302	$218,356	$380,779	$9,750,670

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$291,304	$73,875	$23,866	$1,020	$98,385	$1,491,008
Accrued expense	–	–	–	–	–	9,648
Deferred revenue	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–
Total Current Liabilities	291,304	73,875	23,866	1,020	98,385	1,500,656

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	143,078
Total Long-term Liabilities	–	–	–	–	–	143,078

Total Liabilities	291,304	73,875	23,866	1,020	98,385	1,643,734

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	2,128,779
Subscriptions in series, net of distributions (See Note 6)	110,751	151,500	344,582	317,475	486,795	50,536,580
Retained earnings/(Accumulated deficit)	(78,102)	(84,733)	(174,146)	(100,139)	(204,402)	(44,558,423)
Total Members' Equity/(Deficit)	32,649	66,767	170,436	217,336	282,393	8,106,936

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$323,953	$140,642	$194,302	$218,356	$380,779	$9,750,670

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-27

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	1,734	–
Total Long-term Liabilities	–	–	–	–	–	–	1,734	–

Total Liabilities	–	–	–	–	–	–	1,734	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	68,705	24,272	33,786	–	–	38,228	–
Subscriptions in series, net of distributions (See Note 6)	147,299	83,657	157,908	74,719	8,998	77,255	407,286	125,935
Retained earnings/(Accumulated deficit)	(147,299)	(152,362)	(182,180)	(108,505)	(8,998)	(77,255)	(447,248)	(125,935)
Total Members' Equity/(Deficit)	–	(0)	–	–	–	–	(1,734)	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(0)	$–	$–	$–	$–	$(0)	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-28

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	(88,001)	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	(88,001)	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$(88,001)	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	1,893	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	1,893	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	180,389	–	–	–	–	–	–
Total Long-term Liabilities	–	180,389	–	–	–	–	–	–

Total Liabilities	–	182,282	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	24,527	–	40,192	64,280	–	16,469	48,373	36,000
Subscriptions in series, net of distributions (See Note 6)	66,401	1,670,957	264,845	110,544	730,555	38,000	726,000	84,467
Retained earnings/(Accumulated deficit)	(90,928)	(1,941,240)	(305,037)	(174,824)	(730,555)	(54,469)	(774,373)	(120,467)
Total Members' Equity/(Deficit)	–	(270,283)	(0)	(0)	(0)	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(88,001)	$(0)	$(0)	$(0)	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-29

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Bullion	Series Song of Bernadette 20	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	8,678	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	8,678	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$8,678	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	92,318	27,877	45,000
Subscriptions in series, net of distributions (See Note 6)	11,750	483,671	44,400	470,927	283,931	90,706	967,950	117,533
Retained earnings/(Accumulated deficit)	(11,750)	(483,671)	(44,400)	(470,927)	(283,931)	(174,347)	(995,828)	(162,533)
Total Members' Equity/(Deficit)	–	0	–	–	–	8,678	(0)	0

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$0	$–	$–	$–	$8,678	$(0)	$0

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-30

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddys Joy	Series Dancing Crane
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	(25,954)	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	(25,954)	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$(25,954)	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	60,000
Subscriptions in series, net of distributions (See Note 6)	496,800	(6,679)	453,179	686,309	46,629	456,841	106,872	39,711
Retained earnings/(Accumulated deficit)	(522,754)	6,679	(453,179)	(686,309)	(46,629)	(456,841)	(106,872)	(99,711)
Total Members' Equity/(Deficit)	(25,954)	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$(25,954)	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-31

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun-d	Series Enchante 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	48,000	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	84,117	26,026	176,000	84,305	188,980	267,068	164,938	459,300
Retained earnings/(Accumulated deficit)	(84,117)	(26,026)	(176,000)	(132,305)	(188,980)	(267,067)	(164,938)	(459,300)
Total Members' Equity/(Deficit)	–	–	–	–	–	0	–	0

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$0	$–	$0

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-32

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	153,823	–	–	–	57,086	–	–
Subscriptions in series, net of distributions (See Note 6)	622,200	(77,419)	129,991	176,843	–	74,753	126,676	369,790
Retained earnings/(Accumulated deficit)	(622,200)	(76,404)	(129,991)	(176,843)	(0)	(131,839)	(126,676)	(369,790)
Total Members' Equity/(Deficit)	(0)	0	–	–	(0)	0	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$(0)	$0	$–	$–	$(0)	$0	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-33

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	27,658	–
Prepaid expense	–	–	–	–	–	–	347	–
Total Current Assets	–	–	–	–	–	–	28,004	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$28,004	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	12,000	–	–	–	–	7,500	–	–
Subscriptions in series, net of distributions (See Note 6)	107,144	(236,882)	70,877	268,087	71,626	21,121	378,305	(371,994)
Retained earnings/(Accumulated deficit)	(119,144)	236,882	(70,877)	(268,087)	(71,626)	(28,621)	(350,301)	371,994
Total Members' Equity/(Deficit)	–	–	–	–	–	–	28,004	(0)

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$28,004	$(0)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-34

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Im a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	10,973
Subscriptions in series, net of distributions (See Note 6)	504,957	199,520	–	204,850	44,768	426,088	20,025	26,000
Retained earnings/(Accumulated deficit)	(504,956)	(199,520)	0	(204,850)	(44,768)	(426,088)	(20,025)	(36,973)
Total Members' Equity/(Deficit)	0	–	0	–	(0)	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$–	$0	$–	$(0)	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-35

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	6,446	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	475,346	127,231	143,750	141,076	327,772	9,293	7,075	3,824
Retained earnings/(Accumulated deficit)	(475,346)	(127,231)	(150,196)	(141,076)	(327,772)	(9,293)	(7,075)	(3,824)
Total Members' Equity/(Deficit)	0	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$–	$–	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-36

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	38,175	–	–	–	–	–
Prepaid expense	–	–	10,080	–	–	–	–	–
Total Current Assets	–	–	48,255	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$48,255	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	7,755	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	7,755	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	7,755	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	93,000	–	734	–
Subscriptions in series, net of distributions (See Note 6)	198,842	132,253	(1,613,823)	179,649	(22,516)	83,877	31,250	285,395
Retained earnings/(Accumulated deficit)	(198,842)	(132,253)	1,654,323	(179,649)	(70,484)	(83,877)	(31,984)	(285,395)
Total Members' Equity/(Deficit)	(0)	–	40,500	–	0	–	–	(0)

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$(0)	$–	$48,255	$–	$0	$–	$–	$(0)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-37

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	355,378	296,128	223,434	151,682	21,628	26,129	240,886	238,466
Retained earnings/(Accumulated deficit)	(355,378)	(296,128)	(223,434)	(151,682)	(21,628)	(26,129)	(240,886)	(238,466)
Total Members' Equity/(Deficit)	–	0	–	0	–	–	–	0

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$0	$–	$0	$–	$–	$–	$0

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-38

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	16,634	83,294	–	–	–	–	66,747	55,909
Subscriptions in series, net of distributions (See Note 6)	304,000	84,613	21,100	20,000	23,850	33,000	136,250	454,720
Retained earnings/(Accumulated deficit)	(320,634)	(167,907)	(21,100)	(20,000)	(23,850)	(33,000)	(202,997)	(510,629)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	(0)	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$(0)	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-39

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B 21	Series Ocean Magic 18	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	15,606	–	–	–	–
Total Long-term Liabilities	–	–	–	15,606	–	–	–	–

Total Liabilities	–	–	–	15,606	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	106,555	–	–	1,741	30,389	–
Subscriptions in series, net of distributions (See Note 6)	325,624	158,462	83,956	–	642,618	248,880	95,535	219,885
Retained earnings/(Accumulated deficit)	(325,624)	(158,462)	(190,511)	(15,606)	(642,618)	(250,621)	(125,924)	(219,885)
Total Members' Equity/(Deficit)	(0)	–	0	(15,606)	0	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$(0)	$–	$0	$–	$0	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-40

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Race Hunter 19	Series Essential Rose 20	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	22,953	–
Subscriptions in series, net of distributions (See Note 6)	294,400	431,073	170,755	555,927	23,290	19,775	20,000	386,662
Retained earnings/(Accumulated deficit)	(294,400)	(431,073)	(170,755)	(555,927)	(23,290)	(19,775)	(42,953)	(386,662)
Total Members' Equity/(Deficit)	0	0	–	0	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$0	$–	$0	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-41

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of the Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	73,346	–	(208)	–	–	–	–	–
Prepaid expense	700	–	–	–	–	–	–	–
Total Current Assets	74,046	–	(208)	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$74,046	$–	$(208)	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	25,979	–
Subscriptions in series, net of distributions (See Note 6)	(3,382,000)	28,570	339,533	34,881	44,555	138,110	40,500	265,079
Retained earnings/(Accumulated deficit)	3,456,046	(28,570)	(339,741)	(34,881)	(44,555)	(138,110)	(66,479)	(265,079)
Total Members' Equity/(Deficit)	74,046	–	(208)	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$74,046	$–	$(208)	$–	$–	$–	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-42

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	12,000	105,050	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	(3,317)	373,619	98,606	(203,094)	14,000	11,983	210,745	16,483
Retained earnings/(Accumulated deficit)	3,317	(373,619)	(110,606)	98,044	(14,000)	(11,983)	(210,745)	(16,483)
Total Members' Equity/(Deficit)	–	–	–	(0)	–	0	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$(0)	$–	$0	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-43

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	21,600	–	–	–	–	27,000	–	39,490
Subscriptions in series, net of distributions (See Note 6)	126,000	106,360	995,885	955,354	229,000	84,954	16,165	322,400
Retained earnings/(Accumulated deficit)	(147,600)	(106,360)	(995,885)	(955,354)	(229,000)	(111,954)	(16,165)	(361,890)
Total Members' Equity/(Deficit)	–	–	–	0	–	–	–	0

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$0	$–	$–	$–	$0

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-44

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
ASSETS
Current Assets:
Cash and cash equivalents	$0	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	28,359	7,724	–	–	–	–	–	33,825
Subscriptions in series, net of distributions (See Note 6)	140,927	135,000	40,069	21,569	(35,487)	272,397	242,990	550,381
Retained earnings/(Accumulated deficit)	(169,286)	(142,724)	(40,069)	(21,569)	35,487	(272,397)	(242,990)	(584,206)
Total Members' Equity/(Deficit)	0	–	–	–	–	(0)	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$–	$–	$–	$–	$(0)	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-45

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Who Runs the World	Series Whosbeeninmybed 19	Series Without Delay 19	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	36,000	–	99,000	–	–	11,843
Subscriptions in series, net of distributions (See Note 6)	478,235	291,048	110,389	261,791	(197,843)	382,204	25,194	–
Retained earnings/(Accumulated deficit)	(478,235)	(291,049)	(146,389)	(261,791)	98,843	(382,204)	(25,194)	(11,843)
Total Members' Equity/(Deficit)	–	(0)	–	–	–	–	(0)	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(0)	$–	$–	$–	$–	$(0)	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-46

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Edge Classic Colts Package	Series Crown It 21	Series High Speed Goldie 21	Series More Than Magic 21	Series Adaay in Asia	Series Alliford Bay 21	Series Blues Corner 21	Series Bullish Sentiment 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	1,996	–	–	–	24,577	–	–
Prepaid expense	–	–	–	–	–	26	–	–
Total Current Assets	–	1,996	–	–	–	24,604	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	16,147	–	–	–	13,300	–	–
Total Non-Current Assets	–	16,147	–	–	–	13,300	–	–

TOTAL ASSETS	$–	$18,143	$–	$–	$–	$37,904	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	82,600	91,598	35,374	47,528	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	308,325	139,827	126,369	147,108	363,071	336,975	–	–
Retained earnings/(Accumulated deficit)	(390,925)	(213,281)	(161,743)	(194,636)	(363,072)	(299,071)	–	–
Total Members' Equity/(Deficit)	0	18,143	0	0	(0)	37,904	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$18,143	$0	$0	$(0)	$37,904	$–	$–

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-47

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Giant Mover 21	Series Lovesick 21	Series Tamboz 21	Series Blue Devil	Series Brandy 22	Series The Incredi-Bundle	Series Blue Curl 22	Series the New York Bundle
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	1,714	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	(17,685)	–	17,200	–	51,840	8,210	–
Prepaid expense	–	–	–	–	–	174	–	–
Total Current Assets	–	(17,685)	–	17,200	–	53,728	8,210	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	28,196	–	–	–	190,928	42,095	–
Total Non-Current Assets	–	28,196	–	–	–	190,928	42,095	–

TOTAL ASSETS	$–	$10,511	$–	$17,200	$–	$244,655	$50,306	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	92,723	483,856	509,080	362,202	680,310	1,079,160	413,101	907,727
Retained earnings/(Accumulated deficit)	(92,723)	(473,345)	(509,080)	(345,002)	(680,310)	(834,505)	(362,795)	(907,727)
Total Members' Equity/(Deficit)	0	10,510	(0)	17,200	(0)	244,655	50,306	0

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$0	$10,510	$(0)	$17,200	$(0)	$244,655	$50,306	$0

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-48

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Savvy Sassy 22	Series Stylishly 23	Series Formidable Kitt 22	Series Blip Says Bye 23	Series Claire de Lune 22	Series Malibu Bonnie 23	Series Spanxamillion 23	Series Seeking a Star 23
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	17,003	126,686	54,636	106,299	41,536	94,135	101,971	58,125
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	17,003	126,686	54,636	106,299	41,536	94,135	101,971	58,125

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	58,427	281,397	132,300	281,850	53,184	189,927	210,415	117,536
Total Non-Current Assets	58,427	281,397	132,300	281,850	53,184	189,927	210,415	117,536

TOTAL ASSETS	$75,430	$408,082	$186,936	$388,150	$94,721	$284,062	$312,385	$185,910

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$(0)	$–	$4,257
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	(0)	–	4,257

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	(0)	–	4,257

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	521,700	1,140,000	632,100	763,800	407,550	790,000	870,000	352,206
Retained earnings/(Accumulated deficit)	(446,269)	(731,918)	(445,164)	(375,651)	(312,829)	(505,938)	(557,615)	(180,802)
Total Members' Equity/(Deficit)	75,431	408,082	186,936	388,150	94,721	284,062	312,385	171,404

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$75,431	$408,082	$186,936	$388,150	$94,721	$284,062	$312,385	$175,660

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-49

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series STG Broodmare Band	Series Thank You Note 23	Series Just Like Lucy 23	Series Eyepopnruby 23	Series Magic Belle 23	Series Great Hot 23	Series Restless Rider 23	Series Stirred 23
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	184,840	121,121	79,760	66,962	56,820	79,746	216,972	116,685
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	184,840	121,121	79,760	66,962	56,820	79,746	216,972	116,685

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	344,158	225,603	125,035	137,148	122,850	118,371	450,406	175,595
Total Non-Current Assets	344,158	225,603	125,035	137,148	122,850	118,371	450,406	175,595

TOTAL ASSETS	$528,999	$346,724	$204,795	$204,109	$179,670	$198,118	$667,379	$292,280

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$23,025	$–	$–	$31,835	$38,715
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	23,025	–	–	31,835	38,715

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	23,025	–	–	31,835	38,715

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	1,093,300	713,700	360,091	371,142	331,488	350,000	1,146,089	471,600
Retained earnings/(Accumulated deficit)	(564,301)	(366,976)	(155,296)	(190,057)	(151,818)	(151,882)	(510,546)	(218,035)
Total Members' Equity/(Deficit)	528,999	346,724	204,795	181,085	179,670	198,118	635,543	253,565

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$528,999	$346,724	$204,795	$204,109	$179,670	$198,118	$667,379	$292,280

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-50

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Trust But Verify	Series Wildcat Gaze 23	Series Divine Mercy 24	Series Bernin Midnight 24	Series Bubala 24	Series Bundle Broodmare Band 26	Series Carpe Fortuna 24	Series Thesis Break 24
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	175,272	69,701	153,387	127,296	103,844	230,936	101,322	90,060
Prepaid expense	–	–	–	–	–	–	–	–
Total Current Assets	175,272	69,701	153,387	127,296	103,844	230,936	101,322	90,060

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	348,972	47,575	173,250	179,598	269,397	212,528	171,870	170,616
Total Non-Current Assets	348,972	47,575	173,250	179,598	269,397	212,528	171,870	170,616

TOTAL ASSETS	$524,244	$117,276	$326,637	$306,894	$373,241	$443,464	$273,192	$260,676

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$40,082	$2,558	$373,375	$44,640	$252,694	$487,200	$304,088	$91,270
Accrued expense	–	–	–	–	–	–	–	–
Deferred revenue	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	40,082	2,558	373,375	44,640	252,694	487,200	304,088	91,270

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	40,082	2,558	373,375	44,640	252,694	487,200	304,088	91,270

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	971,355	212,072	–	394,200	248,157	–	–	317,811
Retained earnings/(Accumulated deficit)	(487,193)	(97,353)	(46,738)	(131,946)	(127,610)	(43,736)	(30,895)	(148,404)
Total Members' Equity/(Deficit)	484,162	114,719	(46,738)	262,254	120,547	(43,736)	(30,895)	169,407

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$524,244	$117,276	$326,637	$306,894	$373,241	$443,464	$273,192	$260,676

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-51

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2025 (continued)

	Series Slam Dunk 24	Series Marsh Hawk 24	Series Paddock Buzz	Series Confetti 24	Series Great Sister Diane 24	Series Z-MRH Raven's Lady 21	12.31.2025 Consolidated Total
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	1,714
Horse reserve funds receivable from Manager (see Note 4)	171,734	144,868	146,421	117,743	115,647	–	3,391,361
Prepaid expense	–	–	–	–	–	–	11,326
Total Current Assets	171,734	144,868	146,421	117,743	115,647	–	3,404,401

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	1,149,467	263,468	96,250	301,088	317,625	–	7,016,573
Total Non-Current Assets	1,149,467	263,468	96,250	301,088	317,625	–	7,016,573

TOTAL ASSETS	$1,321,201	$408,336	$242,671	$418,830	$433,272	$–	$10,420,974

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$878,499	$465,343	$273,688	$285,097	$246,413	$–	$3,842,776
Accrued expense	–	–	–	–	–	–	9,647
Deferred revenue	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–
Total Current Liabilities	878,499	465,343	273,688	285,097	246,413	–	3,852,423

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	197,728
Total Long-term Liabilities	–	–	–	–	–	–	197,728

Total Liabilities	878,499	465,343	273,688	285,097	246,413	–	4,050,151

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	2,098,779
Subscriptions in series, net of distributions (See Note 6)	839,726	–	–	308,763	356,120	–	44,447,863
Retained earnings/(Accumulated deficit)	(397,024)	(57,007)	(31,017)	(175,030)	(169,261)	–	(40,175,819)
Total Members' Equity/(Deficit)	442,702	(57,007)	(31,017)	133,733	186,859	–	6,370,823

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$1,321,201	$408,336	$242,671	$418,830	$433,272	$–	$10,420,974

See Independent Auditor’s Report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-52

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-53

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Revenues	$–	$154,101	$–	$–	$–	$–	$–	$–
Cost of revenues	–	(8,266)	–	–	–	–	–	–
Gross Profit/(Loss)	–	145,835	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	4,726	–	–	–	–	–	–
Sales and marketing	–	3,927	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	8,653	–	–	–	–	–	–

Income/(Loss) from Operations	–	137,182	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$137,182	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-54

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Bullion	Series Song of Bernadette 20	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Celestial Moon
Revenues	$–	$–	$–	$–	$–	$6,250	$–	$–
Cost of revenues	–	–	–	–	–	(10,328)	–	–
Gross Profit/(Loss)	–	–	–	–	–	(4,078)	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	7,175	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	4,700	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	11,875	–	–

Income/(Loss) from Operations	–	–	–	–	–	(15,953)	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$(15,953)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-55

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddys Joy	Series Dancing Crane
Revenues	$986	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	15,968	–	–	–	–	–	–	–
Gross Profit/(Loss)	16,954	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	3,500	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	(12,500)	–	–	–	–	–	–	–
Total Operating Expenses	(9,000)	–	–	–	–	–	–	–

Income/(Loss) from Operations	25,954	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$25,954	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-56

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun-d	Series Enchante 21
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-57

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-58

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Revenues	$–	$–	$–	$–	$–	$–	$13,860	$–
Cost of revenues	–	–	–	–	–	–	(21,988)	–
Gross Profit/(Loss)	–	–	–	–	–	–	(8,128)	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	4,100	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	4,100	–

Income/(Loss) from Operations	–	–	–	–	–	–	(12,228)	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(12,228)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-59

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Im a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-60

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-61

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	(36,737)	–	–	–	–	–
Gross Profit/(Loss)	–	–	(36,737)	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	1,888	–	–	–	–	–
Sales and marketing	–	–	13,096	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	14,984	–	–	–	–	–

Income/(Loss) from Operations	–	–	(51,721)	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$(51,721)	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-62

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-63

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-64

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B 21	Series Ocean Magic 18	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-65

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Race Hunter 19	Series Essential Rose 20	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-66

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of the Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Revenues	$240,978	$–	$12,852	$–	$–	$–	$–	$–
Cost of revenues	(14,862)	–	(7,703)	–	–	–	–	–
Gross Profit/(Loss)	226,117	–	5,149	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	3,850	–	3,200	–	–	–	–	–
Sales and marketing	7,543	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	(16,320)	–	–	–	–	–
Total Operating Expenses	11,393	–	(13,120)	–	–	–	–	–

Income/(Loss) from Operations	214,724	–	18,269	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$214,724	$–	$18,269	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-67

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-68

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-69

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-70

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Who Runs the World	Series Whosbeeninmybed 19	Series Without Delay 19	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-71

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Edge Classic Colts Package	Series Crown It 21	Series High Speed Goldie 21	Series More Than Magic 21	Series Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
Revenues	$–	$10,050	$–	$–	$–	$–	$–	$–
Cost of revenues	–	(22,449)	–	–	–	–	–	–
Gross Profit/(Loss)	–	(12,399)	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	16,147	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	175	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	16,322	–	–	–	–	–	–

Income/(Loss) from Operations	–	(28,721)	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(28,721)	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-72

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series MRH Giant Mover 21	Series Blue Devil	Series Brandy 22	Series Tamboz 21	Series Lovesick 21	Series The Incredi-Bundle	Series Blue Curl 22	Series the New York Bundle
Revenues	$–	$–	$–	$–	$474	$765	$–	$–
Cost of revenues	–	–	–	–	(5,783)	(10,185)	(14,860)	–
Gross Profit/(Loss)	–	–	–	–	(5,309)	(9,420)	(14,860)	–

Operating Expenses:
Depreciation	–	–	–	–	21,876	120,296	47,711	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	2,900	4,650	3,635	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	(38,673)	–	–	–
Total Operating Expenses	–	–	–	–	(13,897)	124,946	51,346	–

Income/(Loss) from Operations	–	–	–	–	8,587	(134,366)	(66,206)	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$8,587	$(134,366)	$(66,206)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-73

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Savvy Sassy 22	Series Giant Mover 21	Series Alliford Bay 21	Series Stylishly 23	Series Formidable Kitt 22	Series Blip Says Bye 23	Series Claire de Lune 22	Series Malibu Bonnie 23
Revenues	$–	$–	$–	$–	$4,500	$–	$500	$11,080
Cost of revenues	–	–	(2,664)	(46,408)	(31,703)	(20,546)	(7,272)	(36,865)
Gross Profit/(Loss)	–	–	(2,664)	(46,408)	(27,203)	(20,546)	(6,772)	(25,785)

Operating Expenses:
Depreciation	58,427	–	13,300	83,333	43,943	157,500	6,403	55,000
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	3,313	3,850	3,885	4,650	1,800	3,850
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	30,782	–
Total Operating Expenses	58,427	–	16,613	87,183	47,828	162,150	38,984	58,850

Income/(Loss) from Operations	(58,427)	–	(19,277)	(133,592)	(75,031)	(182,696)	(45,756)	(84,635)

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(58,427)	$–	$(19,277)	$(133,592)	$(75,031)	$(182,696)	$(45,756)	$(84,635)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-74

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Spanxamillion 23	Series Seeking a Star 23	Series STG Broodmare Band	Series Charlie Foxtrot	Series Got It Made 23	Series No Nay Mets	Series Thank You Note 23	Series Just Like Lucy 23
Revenues	$–	$660	$–	$–	$–	$–	$–	$22,634
Cost of revenues	(34,137)	(20,303)	(56,816)	–	–	–	(28,312)	(24,645)
Gross Profit/(Loss)	(34,137)	(19,643)	(56,816)	–	–	–	(28,312)	(2,012)

Operating Expenses:
Depreciation	60,833	65,000	83,749	–	–	–	52,029	26,903
Management charges	–	–	–	–	–	–	–	–
General and administrative	3,850	3,850	3,250	–	–	–	4,062	5,250
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	64,683	68,850	86,999	–	–	–	56,091	32,153

Income/(Loss) from Operations	(98,820)	(88,493)	(143,816)	–	–	–	(84,403)	(34,164)

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(98,820)	$(88,493)	$(143,816)	$–	$–	$–	$(84,403)	$(34,164)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-75

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Eyepopnruby 23	Series Magic Belle 23	Series Great Hot 23	MRH Restless Rider 23	MRH Stirred 23	Series Trust But Verify	Series Wildcat Gaze 23	Series Bernin Midnight 24
Revenues	$255	$11,640	$6,825	$–	$–	$–	$–	$–
Cost of revenues	(16,920)	(26,036)	(25,446)	–	–	(31,795)	(16,787)	(30,276)
Gross Profit/(Loss)	(16,665)	(14,396)	(18,621)	–	–	(31,795)	(16,787)	(30,276)

Operating Expenses:
Depreciation	29,389	28,350	24,491	–	–	83,250	10,175	32,654
Management charges	–	–	–	–	–	15,204	970	8,640
General and administrative	3,850	2,400	3,200	–	–	3,850	8,050	2,417
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	33,239	30,750	27,691	–	–	102,304	19,195	43,711

Income/(Loss) from Operations	(49,904)	(45,146)	(46,312)	–	–	(134,099)	(35,982)	(73,986)

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(49,904)	$(45,146)	$(46,312)	$–	$–	$(134,099)	$(35,982)	$(73,986)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-76

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Bubala 24	Series Bundle Broodmare Band 26	Series Carpe Fortuna 24	Series Thesis Break 24	Series Slam Dunk 24	Series Marsh Hawk 24	Series Confetti 24	Series Restless Rider 23
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(25,654)	(69,383)	(18,858)	(13,632)	(44,249)	(26,581)	(23,785)	(51,347)
Gross Profit/(Loss)	(25,654)	(69,383)	(18,858)	(13,632)	(44,249)	(26,581)	(23,785)	(51,347)

Operating Expenses:
Depreciation	48,981	30,861	32,130	33,023	100,000	45,938	58,275	100,844
Management charges	74,678	184,800	108,133	29,404	93,839	71,362	103,538	12,076
General and administrative	3,951	3,499	4,000	3,890	3,978	3,963	3,998	3,850
Sales and marketing	–	7,500	7,500	–	–	–	7,500	–
Loss/(Gain) on disposition of horses	–	(85,653)	–	–	–	–	–	–
Total Operating Expenses	127,611	141,008	151,763	66,317	197,817	121,263	173,311	116,769

Income/(Loss) from Operations	(153,265)	(210,391)	(170,620)	(79,948)	(242,066)	(147,843)	(197,096)	(168,116)

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(153,265)	$(210,391)	$(170,620)	$(79,948)	$(242,066)	$(147,843)	$(197,096)	$(168,116)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-77

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Stirred 23	Series Great Sister Diane 24	Series Z-MRH Cuvier	Series Z-MRH Raven's Lady 21	Series Divine Mercy 24	Series Thepartyneverends 24	Series Sing Lady Sing 24	Series Deep Trouble 24
Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(26,048)	(21,971)	–	–	(38,046)	(13,437)	(28,328)	(18,191)
Gross Profit/(Loss)	(26,048)	(21,971)	–	–	(38,046)	(13,437)	(28,328)	(18,191)

Operating Expenses:
Depreciation	37,555	57,750	–	–	31,500	14,000	40,833	30,333
Management charges	12,994	79,718	–	–	141,625	68,485	173,634	212,640
General and administrative	3,867	3,963	–	–	3,797	1,349	2,135	1,538
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on disposition of horses	–	–	–	–	–	–	–	–
Total Operating Expenses	54,415	141,431	–	–	176,922	83,834	216,602	244,511

Income/(Loss) from Operations	(80,464)	(163,402)	–	–	(214,968)	(97,271)	(244,930)	(262,702)

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(80,464)	$(163,402)	$–	$–	$(214,968)	$(97,271)	$(244,930)	$(262,702)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-78

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Ali Blue 24	Series Onthethirstyside	Series Paddock Buzz	Series Barbie on a Budget 24	Series Sea Worthy 24	06.30.2026 Consolidated Total
Revenues	$–	$2,588	$–	$–	$–	$500,998
Cost of revenues	(12,251)	(25,987)	(27,120)	(17,513)	(22,339)	(1,118,844)
Gross Profit/(Loss)	(12,251)	(23,399)	(27,120)	(17,513)	(22,339)	(617,846)

Operating Expenses:
Depreciation	18,966	14,000	17,500	9,844	29,838	1,880,103
Management charges	45,629	44,275	94,760	71,370	150,143	1,797,916
General and administrative	1,257	3,058	3,749	1,412	2,083	162,037
Sales and marketing	–	–	–	–	–	47,066
Loss/(Gain) on disposition of horses	–	–	–	–	–	(122,364)
Total Operating Expenses	65,851	61,333	116,009	82,625	182,063	3,764,758

Income/(Loss) from Operations	(78,102)	(84,733)	(143,129)	(100,139)	(204,402)	(4,382,604)

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–

Net Income/(Loss)	$(78,102)	$(84,733)	$(143,129)	$(100,139)	$(204,402)	$(4,382,604)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-79

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-80

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19

Revenues	$–	$699,234	$–	$–	$–	$–	$–	$–
Cost of revenues	–	(23,802)	–	–	–	–	–	–
Gross Profit/(Loss)	–	675,432	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	87,404	–	–	–	–	–	–
General and administrative	–	14,111	–	–	–	–	–	–
Sales and marketing	–	13,164	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	114,680	–	–	–	–	–	–

Income/(Loss) from Operations	–	560,752	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	(2,027)	–	–	–	–	–	–
Total Other Income/(Expenses)	–	(2,027)	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$558,725	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-81

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Bullion	Series Song of Bernadette 20	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20

Revenues	$–	$–	$–	$–	$–	$11,950	$–	$–
Cost of revenues	–	–	–	–	–	(35,358)	–	–
Gross Profit/(Loss)	–	–	–	–	–	(23,408)	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	9,158	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	3,000	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	12,158	–	–

Income/(Loss) from Operations	–	–	–	–	–	(35,566)	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$(35,566)	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-82

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddys Joy	Series Dancing Crane

Revenues	$11,710	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(54,687)	–	–	–	–	–	–	–
Gross Profit/(Loss)	(42,977)	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	11,350	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	11,350	–	–	–	–	–	–	–

Income/(Loss) from Operations	(54,327)	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(54,327)	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-83

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun-d	Series Enchante 21

Revenues	$–	$–	$–	$–	$–	$–	$–	$4,388
Cost of revenues	–	–	–	–	–	–	–	(23,823)
Gross Profit/(Loss)	–	–	–	–	–	–	–	(19,435)

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	70,095
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	12,725
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	(94,628)
Total Operating Expenses	–	–	–	–	–	–	–	(11,808)

Income/(Loss) from Operations	–	–	–	–	–	–	–	(7,627)

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	17
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	17

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$(7,611)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-84

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(19,326)	–	–	–	–	–	–	–
Gross Profit/(Loss)	(19,326)	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	33,833	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	4,900	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	(39,667)	–	–	–	–	–	–	–
Total Operating Expenses	78,400	–	–	–	–	–	–	–

Income/(Loss) from Operations	(97,726)	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	2,642	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	2,642	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(95,085)	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-85

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21

Revenues	$–	$–	$–	$–	$–	$–	$26,675	$212,588
Cost of revenues	–	–	–	–	–	–	(42,093)	(142,709)
Gross Profit/(Loss)	–	–	–	–	–	–	(15,418)	69,880

Operating Expenses:
Depreciation	–	–	–	–	–	–	37,042	56,440
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	9,857	114,057
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	946,346
Total Operating Expenses	–	–	–	–	–	–	46,899	(775,850)

Income/(Loss) from Operations	–	–	–	–	–	–	(62,317)	845,729

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(62,317)	$845,729

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-86

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Im a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-87

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-88

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto

Revenues	$–	$–	$1,258,966	$–	$–	$–	$–	$–
Cost of revenues	–	–	(534,054)	–	–	–	–	–
Gross Profit/(Loss)	–	–	724,912	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	251,250	–	–	–	–	–
General and administrative	–	–	380,953	–	–	–	–	–
Sales and marketing	–	–	11,703	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	1,312,500	–	–	–	–	–
Total Operating Expenses	–	–	(668,595)	–	–	–	–	–

Income/(Loss) from Operations	–	–	1,393,507	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$1,393,507	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-89

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-90

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-91

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B 21	Series Ocean Magic 18	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19

Revenues	$–	$–	$10,480	$–	$–	$–	$–	$–
Cost of revenues	(9,300)	–	(38,421)	–	–	–	–	–
Gross Profit/(Loss)	(9,300)	–	(27,941)	–	–	–	–	–

Operating Expenses:
Depreciation	10,361	–	12,470	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	2,400	–	2,600	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	8,618	–	–	–	–	–	–	–
Total Operating Expenses	21,379	–	15,070	–	–	–	–	–

Income/(Loss) from Operations	(30,678)	–	(43,012)	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	6,195	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	6,195	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(30,678)	$–	$(43,012)	$6,195	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-92

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Race Hunter 19	Series Essential Rose 20	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19

Revenues	$20,565	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(32,573)	–	–	–	–	–	–	–
Gross Profit/(Loss)	(12,008)	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	3,600	(3,693)	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	(40,000)	–	–	–	–	–	–	–
Total Operating Expenses	(36,400)	(3,693)	–	–	–	–	–	–

Income/(Loss) from Operations	24,392	3,693	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	6,142	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	6,142	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$30,534	$3,693	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-93

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of the Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter

Revenues	$–	$–	$6,770	$–	$–	$–	$–	$–
Cost of revenues	(45,568)	–	(31,377)	–	–	–	–	–
Gross Profit/(Loss)	(45,568)	–	(24,607)	–	–	–	–	–

Operating Expenses:
Depreciation	6,323	–	37,634	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	17,315	–	10,968	–	–	–	–	–
Sales and marketing	12,788	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	8,558	–	–	–	–	–	–	–
Total Operating Expenses	44,983	–	48,602	–	–	–	–	–

Income/(Loss) from Operations	(90,551)	–	(73,209)	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(90,551)	$–	$(73,209)	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-94

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-95

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel

Revenues	$–	$4,355	$–	$–	$–	$–	$–	$–
Cost of revenues	–	(56,084)	–	–	–	–	–	–
Gross Profit/(Loss)	–	(51,729)	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	1,651	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	1,651	–	–	–	–	–	–

Income/(Loss) from Operations	–	(53,380)	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	149,946	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	149,946	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$96,566	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-96

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-97

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Who Runs the World	Series Whosbeeninmybed 19	Series Without Delay 19	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	–	–
Gross Profit/(Loss)	–	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	–	–

Income/(Loss) from Operations	–	–	–	–	–	–	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-98

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Edge Classic Colts Package	Series Crown It 21	Series High Speed Goldie 21	Series More Than Magic 21	Series Adaay in Asia	Series Alliford Bay 21	Series Blues Corner 21	Series Bullish Sentiment 21

Revenues	$31,341	$26,400	$–	$384	$–	$33,884	$–	$–
Cost of revenues	(40,640)	(52,730)	–	(6,256)	–	(45,652)	–	–
Gross Profit/(Loss)	(9,299)	(26,330)	–	(5,872)	–	(11,768)	–	–

Operating Expenses:
Depreciation	37,950	50,991	–	5,717	–	42,000	–	–
Management charges	1,100	–	–	–	–	–	–	–
General and administrative	4,375	2,124	–	850	–	11,350	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	(34,430)	–	–	(28,817)	–	–	–	–
Total Operating Expenses	77,855	53,114	–	35,383	–	53,350	–	–

Income/(Loss) from Operations	(87,154)	(79,444)	–	(41,255)	–	(65,118)	–	–

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(87,154)	$(79,444)	$–	$(41,255)	$–	$(65,118)	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-99

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Giant Mover 21	Series Lovesick 21	Series Tamboz 21	Series Blue Devil	Series Brandy 22	Series The Incredi-Bundle	Series Blue Curl 22	Series the New York Bundle

Revenues	$2,638	$32,163	$21,824	$40,537	$–	$48,962	$11,108	$38,219
Cost of revenues	1,707	(60,527)	(39,258)	(57,331)	(9,808)	(82,647)	(41,649)	(105,739)
Gross Profit/(Loss)	4,345	(28,365)	(17,435)	(16,793)	(9,808)	(33,685)	(30,541)	(67,520)

Operating Expenses:
Depreciation	2,970	87,504	109,484	59,956	52,500	205,275	70,222	128,708
Management charges	–	–	–	67,297	–	191	–	280
General and administrative	1,450	11,750	10,950	9,950	5,752	10,009	11,350	9,935
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	17,100	–	(73,613)	60,633	149,014	(3,825)	–	114,000
Total Operating Expenses	21,520	99,254	46,821	197,837	207,266	211,650	81,572	252,924

Income/(Loss) from Operations	(17,175)	(127,619)	(64,256)	(214,630)	(217,074)	(245,335)	(112,113)	(320,445)

Other Income/(Expense):
Debt forgiveness	–	–	135	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	135	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(17,175)	$(127,619)	$(64,121)	$(214,630)	$(217,074)	$(245,335)	$(112,113)	$(320,445)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-100

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Savvy Sassy 22	Series Stylishly 23	Series Formidable Kitt 22	Series Blip Says Bye 23	Series Claire de Lune 22	Series Malibu Bonnie 23	Series Spanxamillion 23	Series Seeking a Star 23

Revenues	$14,775	$–	$27,130	$22,100	$18,500	$–	$2,906	$2,805
Cost of revenues	(64,624)	(88,483)	(79,368)	(88,504)	(93,145)	(62,833)	(74,830)	(38,545)
Gross Profit/(Loss)	(49,849)	(88,483)	(52,238)	(66,404)	(74,645)	(62,833)	(71,924)	(35,740)

Operating Expenses:
Depreciation	94,500	166,667	87,885	–	38,417	110,000	121,667	–
Management charges	938	–	–	100,154	–	35,081	99,775	39,978
General and administrative	11,780	11,058	11,353	11,500	12,257	10,964	10,969	10,974
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	(18,750)	–	–	–	–	–	–	–
Total Operating Expenses	88,846	177,724	99,238	111,653	50,674	156,045	232,411	50,952

Income/(Loss) from Operations	(138,316)	(266,208)	(151,476)	(178,058)	(125,319)	(218,879)	(304,335)	(86,692)

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(138,316)	$(266,208)	$(151,476)	$(178,058)	$(125,319)	$(218,879)	$(304,335)	$(86,692)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-101

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series STG Broodmare Band	Series Thank You Note 23	Series Just Like Lucy 23	Series Eyepopnruby 23	Series Magic Belle 23	Series Great Hot 23	Series Restless Rider 23	Series Stirred 23

Revenues	$–	$8,400	$53,448	$–	$35,520	$750	$–	$438
Cost of revenues	(133,905)	(63,459)	(47,209)	(30,018)	(51,921)	(40,413)	(51,265)	(30,532)
Gross Profit/(Loss)	(133,905)	(55,059)	6,239	(30,018)	(16,401)	(39,663)	(51,265)	(30,095)

Operating Expenses:
Depreciation	252,050	85,572	35,870	39,185	47,250	28,572	100,844	37,555
Management charges	318,091	217,529	118,962	113,160	80,100	76,375	351,924	143,900
General and administrative	8,301	8,817	6,703	7,694	8,067	7,272	6,513	6,486
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	(187,084)	–	–	–	–	–	–	–
Total Operating Expenses	391,358	311,917	161,535	160,039	135,417	112,219	459,281	187,941

Income/(Loss) from Operations	(525,263)	(366,976)	(155,296)	(190,057)	(151,818)	(151,882)	(510,546)	(218,035)

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(525,263)	$(366,976)	$(155,296)	$(190,057)	$(151,818)	$(151,882)	$(510,546)	$(218,035)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-102

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Trust But Verify	Series Wildcat Gaze 23	Series Divine Mercy 24	Series Bernin Midnight 24	Series Bubala 24	Series Bundle Broodmare Band 26	Series Carpe Fortuna 24	Series Thesis Break 24

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(55,541)	(22,147)	(17,388)	(20,187)	(14,836)	(8,344)	(6,369)	(16,876)
Gross Profit/(Loss)	(55,541)	(22,147)	(17,388)	(20,187)	(14,836)	(8,344)	(6,369)	(16,876)

Operating Expenses:
Depreciation	123,528	10,175	15,750	16,327	24,491	20,572	10,710	27,519
Management charges	300,351	62,170	10,800	89,040	83,543	13,320	11,016	98,108
General and administrative	7,774	2,862	2,800	6,392	4,740	1,500	2,800	5,901
Sales and marketing	–	–	–	–	–	–	–	–
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	–	–
Total Operating Expenses	431,653	75,207	29,350	111,759	112,774	35,392	24,526	131,528

Income/(Loss) from Operations	(487,193)	(97,353)	(46,738)	(131,946)	(127,610)	(43,736)	(30,895)	(148,404)

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	–	–
Interest expense	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(487,193)	$(97,353)	$(46,738)	$(131,946)	$(127,610)	$(43,736)	$(30,895)	$(148,404)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-103

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the year ended December 31, 2025 (continued)

	Series Slam Dunk 24	Series Marsh Hawk 24	Series Paddock Buzz	Series Confetti 24	Series Great Sister Diane 24	Series Z-MRH Raven's Lady 21	12.31.2025 Consolidated Total

Revenues	$–	$–	$–	$–	$–	$–	$2,741,908
Cost of revenues	(40,773)	(23,144)	(13,467)	(16,768)	(17,873)	–	(2,942,471)
Gross Profit/(Loss)	(40,773)	(23,144)	(13,467)	(16,768)	(17,873)	–	(200,562)

Operating Expenses:
Depreciation	83,333	15,313	8,750	48,563	28,875	–	2,806,569
Management charges	266,925	15,750	6,000	103,810	117,733	–	3,282,055
General and administrative	5,993	2,800	2,800	5,889	4,780	–	883,377
Sales and marketing	–	–	–	–	–	–	37,656
Loss/(Gain) on Disposition of Horses	–	–	–	–	–	–	(2,215,910)
Total Operating Expenses	356,251	33,863	17,550	158,262	151,388	–	4,793,747

Income/(Loss) from Operations	(397,024)	(57,007)	(31,017)	(175,030)	(169,261)	–	(4,994,310)

Other Income/(Expense):
Debt forgiveness	–	–	–	–	–	–	165,075
Interest expense	–	–	–	–	–	–	(2,027)
Total Other Income/(Expenses)	–	–	–	–	–	–	163,048

Provision for Income Taxes	–	–	–	–	–	–	–

Net Income/(Loss)	$(397,024)	$(57,007)	$(31,017)	$(175,030)	$(169,261)	$–	$(4,831,262)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-104

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$68,705	$24,272	$33,786	$–	$–	$38,228	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	68,705	24,272	33,786	–	–	38,228	–

Balance at December 31, 2025	$–	$68,705	$24,272	$33,786	$–	$–	$38,228	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$68,705	$24,272	$33,786	$–	$–	$38,228	$–

Subscriptions in Series
Balance at December 31, 2024	$147,299	$83,657	$157,908	$74,719	$8,998	$77,255	$407,286	$125,935
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	147,299	83,657	157,908	74,719	8,998	77,255	407,286	125,935

Balance at December 31, 2025	$147,299	$83,657	$157,908	$74,719	$8,998	$77,255	$407,286	$125,935
Subscriptions received in horse series	–	–	–	–	(0)	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$147,299	$83,657	$157,908	$74,719	$8,998	$77,255	$407,286	$125,935

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(147,299)	$(152,362)	$(182,180)	$(108,505)	$(8,998)	$(77,255)	$(447,248)	$(125,935)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	(147,299)	(152,362)	(182,180)	(108,505)	(8,998)	(77,255)	(447,248)	(125,935)

Balance at December 31, 2025	$(147,299)	$(152,362)	$(182,180)	$(108,505)	$(8,998)	$(77,255)	$(447,248)	$(125,935)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(147,299)	$(152,362)	$(182,180)	$(108,505)	$(8,998)	$(77,255)	$(447,248)	$(125,935)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$(0)	$–	$–	$–	$–	$(1,734)	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	(0)	–	–	–	–	(1,734)	–

Balance at December 31, 2025	$–	$(0)	$–	$–	$–	$–	$(1,734)	$–
Subscriptions received in horse series	–	–	–	–	(0)	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$(0)	$–	$–	$(0)	$–	$(1,734)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-105

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$24,527	$–	$40,192	$64,280	$–	$16,469	$48,373	$36,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	24,527	–	40,192	64,280	–	16,469	48,373	36,000

Balance at December 31, 2025	$24,527	$–	$40,192	$64,280	$–	$16,469	$48,373	$36,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$24,527	$–	$40,192	$64,280	$–	$16,469	$48,373	$36,000

Subscriptions in Series
Balance at December 31, 2024	$66,401	$1,813,083	$264,845	$110,544	$730,555	$38,000	$726,000	$84,467
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	66,401	1,813,083	264,845	110,544	730,555	38,000	726,000	84,467

Balance at December 31, 2025	$66,401	$1,670,957	$264,845	$110,544	$730,555	$38,000	$726,000	$84,467
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(54,625)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$66,401	$1,616,332	$264,845	$110,544	$730,555	$38,000	$726,000	$84,467

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(90,928)	$(2,499,964)	$(305,037)	$(174,824)	$(730,555)	$(54,469)	$(774,373)	$(120,467)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(23,468)	–	–	–	–	–	–
Balance at June 30, 2025	(90,928)	(2,523,432)	(305,037)	(174,824)	(730,555)	(54,469)	(774,373)	(120,467)

Balance at December 31, 2025	$(90,928)	$(1,941,240)	$(305,037)	$(174,824)	$(730,555)	$(54,469)	$(774,373)	$(120,467)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	137,182	–	–	–	–	–	–
Balance at June 30, 2026	$(90,928)	$(1,804,058)	$(305,037)	$(174,824)	$(730,555)	$(54,469)	$(774,373)	$(120,467)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$(686,881)	$(0)	$(0)	$(0)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(23,468)	–	–	–	–	–	–
Balance at December 31, 2024	–	(710,349)	(0)	(0)	(0)	–	–	–

Balance at December 31, 2025	$–	$(270,283)	$(0)	$(0)	$(0)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(54,625)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	137,182	–	–	–	–	–	–
Balance at June 30, 2026	$–	$(187,726)	$(0)	$(0)	$(0)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-106

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Bullion	Series Song of Bernadette 20	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Celestial Moon
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$62,318	$27,877	$45,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	15,000	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	77,318	27,877	45,000

Balance at December 31, 2025	$–	$–	$–	$–	$–	$92,318	$27,877	$45,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	7,500	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$99,818	$27,877	$45,000

Subscriptions in Series
Balance at December 31, 2024	$11,750	$483,671	$44,400	$470,927	$283,931	$94,915	$967,950	$117,533
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(3,625)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	11,750	483,671	44,400	470,927	283,931	91,290	967,950	117,533

Balance at December 31, 2025	$11,750	$483,671	$44,400	$470,927	$283,931	$90,706	$967,950	$117,533
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(1,504)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$11,750	$483,671	$44,400	$470,927	$283,931	$89,202	$967,950	$117,533

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(11,750)	$(483,671)	$(44,400)	$(470,927)	$(283,931)	$(138,781)	$(995,828)	$(162,533)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	(24,969)	–	–
Balance at June 30, 2025	(11,750)	(483,671)	(44,400)	(470,927)	(283,931)	(163,750)	(995,828)	(162,533)

Balance at December 31, 2025	$(11,750)	$(483,671)	$(44,400)	$(470,927)	$(283,931)	$(174,347)	$(995,828)	$(162,533)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	(15,953)	–	–
Balance at June 30, 2026	$(11,750)	$(483,671)	$(44,400)	$(470,927)	$(283,931)	$(190,299)	$(995,828)	$(162,533)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$0	$–	$–	$–	$18,453	$(0)	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(3,625)	–	–
Contributions by manager	–	–	–	–	–	15,000	–	–
Net income/(loss)	–	–	–	–	–	(24,969)	–	–
Balance at December 31, 2024	–	0	–	–	–	4,859	(0)	–

Balance at December 31, 2025	$–	$0	$–	$–	$–	$8,678	$(0)	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(1,504)	–	–
Contributions by manager	–	–	–	–	–	7,500	–	–
Net income/(loss)	–	–	–	–	–	(15,953)	–	–
Balance at June 30, 2026	$–	$0	$–	$–	$–	$(1,279)	$(0)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-107

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddys Joy	Series Dancing Crane
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$60,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	–	60,000

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$60,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$–	$60,000

Subscriptions in Series
Balance at December 31, 2024	$496,800	$(6,679)	$453,179	$686,309	$46,629	$456,841	$106,872	$39,711
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	496,800	(6,679)	453,179	686,309	46,629	456,841	106,872	39,711

Balance at December 31, 2025	$496,800	$(6,679)	$453,179	$686,309	$46,629	$456,841	$106,872	$39,711
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$496,800	$(6,679)	$453,179	$686,309	$46,629	$456,841	$106,872	$39,711

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(468,427)	$6,679	$(453,179)	$(686,309)	$(46,629)	$(456,841)	$(106,872)	$(99,711)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(24,270)	–	–	–	–	–	–	–
Balance at June 30, 2025	(492,697)	6,679	(453,179)	(686,309)	(46,629)	(456,841)	(106,872)	(99,711)

Balance at December 31, 2025	$(522,754)	$6,679	$(453,179)	$(686,309)	$(46,629)	$(456,841)	$(106,872)	$(99,711)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	25,954	–	–	–	–	–	–	–
Balance at June 30, 2026	$(496,800)	$6,679	$(453,179)	$(686,309)	$(46,629)	$(456,841)	$(106,872)	$(99,711)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$28,373	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(24,270)	–	–	–	–	–	–	–
Balance at December 31, 2024	4,103	–	–	–	–	–	–	–

Balance at December 31, 2025	$(25,954)	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	25,954	–	–	–	–	–	–	–
Balance at June 30, 2026	$0	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-108

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun-d	Series Enchante 21
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$48,000	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	48,000	–	–	–	–

Balance at December 31, 2025	$–	$–	$–	$48,000	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$48,000	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$84,117	$26,026	$176,000	$84,305	$188,980	$267,068	$164,938	$560,520
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	84,117	26,026	176,000	84,305	188,980	267,068	164,938	560,520

Balance at December 31, 2025	$84,117	$26,026	$176,000	$84,305	$188,980	$267,068	$164,938	$459,300
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$84,117	$26,026	$176,000	$84,305	$188,980	$267,068	$164,938	$459,300

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(84,117)	$(26,026)	$(176,000)	$(132,305)	$(188,980)	$(267,067)	$(164,938)	$(451,689)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	(62,218)
Balance at June 30, 2025	(84,117)	(26,026)	(176,000)	(132,305)	(188,980)	(267,067)	(164,938)	(513,907)

Balance at December 31, 2025	$(84,117)	$(26,026)	$(176,000)	$(132,305)	$(188,980)	$(267,067)	$(164,938)	$(459,300)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(84,117)	$(26,026)	$(176,000)	$(132,305)	$(188,980)	$(267,067)	$(164,938)	$(459,300)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$0	$–	$108,831
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	(62,218)
Balance at December 31, 2024	–	–	–	–	–	0	–	46,613

Balance at December 31, 2025	$–	$–	$–	$–	$–	$0	$–	$0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$1	$–	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-109

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$153,823	$–	$–	$–	$57,086	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	153,823	–	–	–	57,086	–	–

Balance at December 31, 2025	$–	$153,823	$–	$–	$–	$57,086	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$153,823	$–	$–	$–	$57,086	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$622,200	$(77,419)	$129,991	$176,843	$–	$74,753	$126,676	$369,790
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	622,200	(77,419)	129,991	176,843	–	74,753	126,676	369,790

Balance at December 31, 2025	$622,200	$(77,419)	$129,991	$176,843	$–	$74,753	$126,676	$369,790
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$622,200	$(77,419)	$129,991	$176,843	$–	$74,753	$126,676	$369,790

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(527,115)	$(76,404)	$(129,991)	$(176,843)	$(0)	$(131,839)	$(126,676)	$(369,790)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(95,085)	–	–	–	–	–	–	–
Balance at June 30, 2025	(622,200)	(76,404)	(129,991)	(176,843)	(0)	(131,839)	(126,676)	(369,790)

Balance at December 31, 2025	$(622,200)	$(76,404)	$(129,991)	$(176,843)	$(0)	$(131,839)	$(126,676)	$(369,790)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(622,200)	$(76,404)	$(129,991)	$(176,843)	$(0)	$(131,839)	$(126,676)	$(369,790)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$95,085	$0	$–	$–	$(0)	$1	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(95,085)	–	–	–	–	–	–	–
Balance at December 31, 2024	(0)	0	–	–	(0)	1	–	–

Balance at December 31, 2025	$(0)	$0	$–	$–	$(0)	$1	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(0)	$0	$–	$–	$(0)	$0	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-110

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$12,000	$–	$–	$–	$–	$7,500	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	12,000	–	–	–	–	7,500	–	–

Balance at December 31, 2025	$12,000	$–	$–	$–	$–	$7,500	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$12,000	$–	$–	$–	$–	$7,500	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$107,144	$(236,882)	$70,877	$268,087	$71,626	$21,121	$378,305	$562,887
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(19,635)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	107,144	(236,882)	70,877	268,087	71,626	21,121	378,305	543,252

Balance at December 31, 2025	$107,144	$(236,882)	$70,877	$268,087	$71,626	$21,121	$378,305	$(371,994)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$107,144	$(236,882)	$70,877	$268,087	$71,626	$21,121	$378,305	$(371,994)

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(119,144)	$236,882	$(70,877)	$(268,087)	$(71,626)	$(28,621)	$(287,985)	$(473,736)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(25,842)	(26,689)
Balance at June 30, 2025	(119,144)	236,882	(70,877)	(268,087)	(71,626)	(28,621)	(313,826)	(500,425)

Balance at December 31, 2025	$(119,144)	$236,882	$(70,877)	$(268,087)	$(71,626)	$(28,621)	$(350,301)	$371,994
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(12,228)	–
Balance at June 30, 2026	$(119,144)	$236,882	$(70,877)	$(268,087)	$(71,626)	$(28,621)	$(362,529)	$371,994

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$90,320	$89,151
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(19,635)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(25,842)	(26,689)
Balance at December 31, 2024	–	–	–	–	–	–	64,479	42,827

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$28,004	$(0)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(12,228)	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$15,776	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-111

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Im a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$10,973
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	–	10,973

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$10,973
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$–	$10,973

Subscriptions in Series
Balance at December 31, 2024	$504,957	$199,520	$–	$204,850	$44,768	$426,088	$20,025	$26,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	504,957	199,520	–	204,850	44,768	426,088	20,025	26,000

Balance at December 31, 2025	$504,957	$199,520	$–	$204,850	$44,768	$426,088	$20,025	$26,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$504,957	$199,520	$–	$204,850	$44,768	$426,088	$20,025	$26,000

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(504,956)	$(199,520)	$0	$(204,850)	$(44,768)	$(426,088)	$(20,025)	$(36,973)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	(504,956)	(199,520)	0	(204,850)	(44,768)	(426,088)	(20,025)	(36,973)

Balance at December 31, 2025	$(504,956)	$(199,520)	$0	$(204,850)	$(44,768)	$(426,088)	$(20,025)	$(36,973)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(504,956)	$(199,520)	$0	$(204,850)	$(44,768)	$(426,088)	$(20,025)	$(36,973)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$0	$–	$0	$–	$(0)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	0	–	0	–	(0)	–	–	–

Balance at December 31, 2025	$0	$–	$0	$–	$(0)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$1	$–	$0	$–	$(0)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-112

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$6,446	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	6,446	–	–	–	–	–

Balance at December 31, 2025	$–	$–	$6,446	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$6,446	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$475,346	$127,231	$143,750	$141,076	$327,772	$9,293	$7,075	$3,824
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	475,346	127,231	143,750	141,076	327,772	9,293	7,075	3,824

Balance at December 31, 2025	$475,346	$127,231	$143,750	$141,076	$327,772	$9,293	$7,075	$3,824
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$475,346	$127,231	$143,750	$141,076	$327,772	$9,293	$7,075	$3,824

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(475,346)	$(127,231)	$(150,196)	$(141,076)	$(327,772)	$(9,293)	$(7,075)	$(3,824)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	(475,346)	(127,231)	(150,196)	(141,076)	(327,772)	(9,293)	(7,075)	(3,824)

Balance at December 31, 2025	$(475,346)	$(127,231)	$(150,196)	$(141,076)	$(327,772)	$(9,293)	$(7,075)	$(3,824)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(475,346)	$(127,231)	$(150,196)	$(141,076)	$(327,772)	$(9,293)	$(7,075)	$(3,824)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$0	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	0	–	–	–	–	–	–	–

Balance at December 31, 2025	$0	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$1	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-113

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$93,000	$–	$734	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	93,000	–	734	–

Balance at December 31, 2025	$–	$–	$–	$–	$93,000	$–	$734	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$93,000	$–	$734	$–

Subscriptions in Series
Balance at December 31, 2024	$198,842	$132,253	$(224,980)	$179,649	$(22,516)	$83,877	$31,250	$285,395
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(976,000)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	198,842	132,253	(1,200,980)	179,649	(22,516)	83,877	31,250	285,395

Balance at December 31, 2025	$198,842	$132,253	$(1,613,823)	$179,649	$(22,516)	$83,877	$31,250	$285,395
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	4,760	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$198,842	$132,253	$(1,609,063)	$179,649	$(22,516)	$83,877	$31,250	$285,395

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(198,842)	$(132,253)	$260,816	$(179,649)	$(70,484)	$(83,877)	$(31,984)	$(285,395)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	1,753,742	–	–	–	–	–
Balance at June 30, 2025	(198,842)	(132,253)	2,014,558	(179,649)	(70,484)	(83,877)	(31,984)	(285,395)

Balance at December 31, 2025	$(198,842)	$(132,253)	$1,654,323	$(179,649)	$(70,484)	$(83,877)	$(31,984)	$(285,395)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	(51,721)	–	–	–	–	–
Balance at June 30, 2026	$(198,842)	$(132,253)	$1,602,602	$(179,649)	$(70,484)	$(83,877)	$(31,984)	$(285,395)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$(0)	$–	$35,836	$–	$0	$–	$–	$(0)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(976,000)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	1,753,742	–	–	–	–	–
Balance at December 31, 2024	(0)	–	813,578	–	0	–	–	(0)

Balance at December 31, 2025	$(0)	$–	$40,500	$–	$0	$–	$–	$(0)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	4,760	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	(51,721)	–	–	–	–	–
Balance at June 30, 2026	$(0)	$–	$(6,641)	$–	$1	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-114

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	–	–

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$355,378	$296,128	$223,434	$151,682	$21,628	$26,129	$240,886	$238,466
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	355,378	296,128	223,434	151,682	21,628	26,129	240,886	238,466

Balance at December 31, 2025	$355,378	$296,128	$223,434	$151,682	$21,628	$26,129	$240,886	$238,466
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$355,378	$296,128	$223,434	$151,682	$21,628	$26,129	$240,886	$238,466

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(355,378)	$(296,128)	$(223,434)	$(151,682)	$(21,628)	$(26,129)	$(240,886)	$(238,466)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	(355,378)	(296,128)	(223,434)	(151,682)	(21,628)	(26,129)	(240,886)	(238,466)

Balance at December 31, 2025	$(355,378)	$(296,128)	$(223,434)	$(151,682)	$(21,628)	$(26,129)	$(240,886)	$(238,466)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(355,378)	$(296,128)	$(223,434)	$(151,682)	$(21,628)	$(26,129)	$(240,886)	$(238,466)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$0	$–	$0	$–	$–	$–	$0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	0	–	0	–	–	–	0

Balance at December 31, 2025	$–	$0	$–	$0	$–	$–	$–	$0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$0	$–	$0	$–	$–	$–	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-115

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$16,634	$83,294	$–	$–	$–	$–	$66,747	$55,909
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	16,634	83,294	–	–	–	–	66,747	55,909

Balance at December 31, 2025	$16,634	$83,294	$–	$–	$–	$–	$66,747	$55,909
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$16,634	$83,294	$–	$–	$–	$–	$66,747	$55,909

Subscriptions in Series
Balance at December 31, 2024	$304,000	$84,613	$21,100	$20,000	$23,850	$33,000	$136,250	$454,720
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	304,000	84,613	21,100	20,000	23,850	33,000	136,250	454,720

Balance at December 31, 2025	$304,000	$84,613	$21,100	$20,000	$23,850	$33,000	$136,250	$454,720
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$304,000	$84,613	$21,100	$20,000	$23,850	$33,000	$136,250	$454,720

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(320,634)	$(167,907)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$(202,997)	$(510,629)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	(320,634)	(167,907)	(21,100)	(20,000)	(23,850)	(33,000)	(202,997)	(510,629)

Balance at December 31, 2025	$(320,634)	$(167,907)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$(202,997)	$(510,629)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(320,634)	$(167,907)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$(202,997)	$(510,629)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$(0)	$0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	(0)	–

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$(0)	$0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$(0)	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-116

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B 21	Series Ocean Magic 18	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$54,926	$–	$–	$1,741	$30,389	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	36,629	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	91,555	–	–	1,741	30,389	–

Balance at December 31, 2025	$–	$–	$106,555	$–	$–	$1,741	$30,389	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$106,555	$–	$–	$1,741	$30,389	$–

Subscriptions in Series
Balance at December 31, 2024	$339,000	$158,462	$102,055	$–	$642,618	$248,880	$95,535	$219,885
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,376)	–	(602)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	325,624	158,462	101,452	–	642,618	248,880	95,535	219,885

Balance at December 31, 2025	$325,624	$158,462	$83,956	$–	$642,618	$248,880	$95,535	$219,885
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$325,624	$158,462	$83,956	$–	$642,618	$248,880	$95,535	$219,885

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(294,946)	$(158,462)	$(147,499)	$(21,801)	$(642,618)	$(250,621)	$(125,924)	$(219,885)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(30,678)	–	(35,253)	–	–	–	–	–
Balance at June 30, 2025	(325,624)	(158,462)	(182,752)	(21,801)	(642,618)	(250,621)	(125,924)	(219,885)

Balance at December 31, 2025	$(325,624)	$(158,462)	$(190,511)	$(15,606)	$(642,618)	$(250,621)	$(125,924)	$(219,885)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(325,624)	$(158,462)	$(190,511)	$(15,606)	$(642,618)	$(250,621)	$(125,924)	$(219,885)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$44,054	$–	$9,481	$(21,801)	$0	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,376)	–	(602)	–	–	–	–	–
Contributions by manager	–	–	36,629	–	–	–	–	–
Net income/(loss)	(30,678)	–	(35,253)	–	–	–	–	–
Balance at December 31, 2024	(0)	–	10,255	(21,801)	0	–	–	–

Balance at December 31, 2025	$(0)	$–	$0	$(15,606)	$0	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(0)	$–	$0	$(15,606)	$0	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-117

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Race Hunter 19	Series Essential Rose 20	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$22,953	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	22,953	–

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$22,953	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$22,953	$–

Subscriptions in Series
Balance at December 31, 2024	$294,400	$434,766	$170,755	$555,927	$23,290	$19,775	$20,000	$386,662
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	294,400	434,766	170,755	555,927	23,290	19,775	20,000	386,662

Balance at December 31, 2025	$294,400	$431,073	$170,755	$555,927	$23,290	$19,775	$20,000	$386,662
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$294,400	$431,073	$170,755	$555,927	$23,290	$19,775	$20,000	$386,662

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(324,934)	$(434,766)	$(170,755)	$(555,927)	$(23,290)	$(19,775)	$(42,953)	$(386,662)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	30,534	–	–	–	–	–	–	–
Balance at June 30, 2025	(294,400)	(434,766)	(170,755)	(555,927)	(23,290)	(19,775)	(42,953)	(386,662)

Balance at December 31, 2025	$(294,400)	$(431,073)	$(170,755)	$(555,927)	$(23,290)	$(19,775)	$(42,953)	$(386,662)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(294,400)	$(431,073)	$(170,755)	$(555,927)	$(23,290)	$(19,775)	$(42,953)	$(386,662)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$(30,534)	$0	$–	$0	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	30,534	–	–	–	–	–	–	–
Balance at December 31, 2024	0	0	–	0	–	–	–	–

Balance at December 31, 2025	$0	$0	$–	$0	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$0	$0	$–	$0	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-118

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of the Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$25,979	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	25,979	–

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$25,979	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$25,979	$–

Subscriptions in Series
Balance at December 31, 2024	$(3,382,000)	$28,570	$339,533	$34,881	$44,555	$138,110	$40,500	$265,079
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	(3,382,000)	28,570	339,533	34,881	44,555	138,110	40,500	265,079

Balance at December 31, 2025	$(3,382,000)	$28,570	$339,533	$34,881	$44,555	$138,110	$40,500	$265,079
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(18,060)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(3,382,000)	$28,570	$321,473	$34,881	$44,555	$138,110	$40,500	$265,079

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$3,546,597	$(28,570)	$(266,532)	$(34,881)	$(44,555)	$(138,110)	$(66,479)	$(265,079)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(67,991)	–	(44,083)	–	–	–	–	–
Balance at June 30, 2025	3,478,606	(28,570)	(310,615)	(34,881)	(44,555)	(138,110)	(66,479)	(265,079)

Balance at December 31, 2025	$3,456,046	$(28,570)	$(339,741)	$(34,881)	$(44,555)	$(138,110)	$(66,479)	$(265,079)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	214,724	–	18,269	–	–	–	–	–
Balance at June 30, 2026	$3,670,770	$(28,570)	$(321,472)	$(34,881)	$(44,555)	$(138,110)	$(66,479)	$(265,079)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$164,597	$–	$73,001	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(67,991)	–	(44,083)	–	–	–	–	–
Balance at December 31, 2024	96,606	–	28,918	–	–	–	–	–

Balance at December 31, 2025	$74,046	$–	$(208)	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(18,060)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	214,724	–	18,269	–	–	–	–	–
Balance at June 30, 2026	$288,770	$–	$0	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-119

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$12,000	$105,050	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	12,000	105,050	–	–	–	–

Balance at December 31, 2025	$–	$–	$12,000	$105,050	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$12,000	$105,050	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$(3,317)	$373,619	$98,606	$(203,094)	$14,000	$11,983	$210,745	$16,483
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	(3,317)	373,619	98,606	(203,094)	14,000	11,983	210,745	16,483

Balance at December 31, 2025	$(3,317)	$373,619	$98,606	$(203,094)	$14,000	$11,983	$210,745	$16,483
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(3,317)	$373,619	$98,606	$(203,094)	$14,000	$11,983	$210,745	$16,483

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$3,317	$(373,619)	$(110,606)	$98,044	$(14,000)	$(11,983)	$(210,745)	$(16,483)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	3,317	(373,619)	(110,606)	98,044	(14,000)	(11,983)	(210,745)	(16,483)

Balance at December 31, 2025	$3,317	$(373,619)	$(110,606)	$98,044	$(14,000)	$(11,983)	$(210,745)	$(16,483)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$3,317	$(373,619)	$(110,606)	$98,044	$(14,000)	$(11,983)	$(210,745)	$(16,483)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$(0)	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	(0)	–	–	–	–

Balance at December 31, 2025	$–	$–	$–	$(0)	$–	$0	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$(0)	$–	$0	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-120

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$21,600	$–	$–	$–	$–	$27,000	$–	$39,490
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	21,600	–	–	–	–	27,000	–	39,490

Balance at December 31, 2025	$21,600	$–	$–	$–	$–	$27,000	$–	$39,490
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$21,600	$–	$–	$–	$–	$27,000	$–	$39,490

Subscriptions in Series
Balance at December 31, 2024	$126,000	$106,360	$995,885	$955,354	$229,000	$84,954	$16,165	$322,400
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	126,000	106,360	995,885	955,354	229,000	84,954	16,165	322,400

Balance at December 31, 2025	$126,000	$106,360	$995,885	$955,354	$229,000	$84,954	$16,165	$322,400
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$126,000	$106,360	$995,885	$955,354	$229,000	$84,954	$16,165	$322,400

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(147,600)	$(202,925)	$(995,885)	$(955,354)	$(229,000)	$(111,954)	$(16,165)	$(361,890)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(41,756)	–	–	–	–	–	–
Balance at June 30, 2025	(147,600)	(244,681)	(995,885)	(955,354)	(229,000)	(111,954)	(16,165)	(361,890)

Balance at December 31, 2025	$(147,600)	$(106,360)	$(995,885)	$(955,354)	$(229,000)	$(111,954)	$(16,165)	$(361,890)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(147,600)	$(106,360)	$(995,885)	$(955,354)	$(229,000)	$(111,954)	$(16,165)	$(361,890)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$(96,565)	$–	$0	$–	$–	$0	$0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(41,756)	–	–	–	–	–	–
Balance at December 31, 2024	–	(138,321)	–	0	–	–	–	0

Balance at December 31, 2025	$–	$0	$–	$0	$–	$–	$0	$0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$0	$–	$0	$–	$–	$0	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-121

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$28,359	$7,724	$–	$–	$–	$–	$–	$33,825
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	28,359	7,724	–	–	–	–	–	33,825

Balance at December 31, 2025	$28,359	$7,724	$–	$–	$–	$–	$–	$33,825
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$28,359	$7,724	$–	$–	$–	$–	$–	$33,825

Subscriptions in Series
Balance at December 31, 2024	$140,927	$135,000	$40,069	$21,569	$(35,487)	$272,397	$242,990	$550,381
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	140,927	135,000	40,069	21,569	(35,487)	272,397	242,990	550,381

Balance at December 31, 2025	$140,927	$135,000	$40,069	$21,569	$(35,487)	$272,397	$242,990	$550,381
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$140,927	$135,000	$40,069	$21,569	$(35,487)	$272,397	$242,990	$550,381

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(169,286)	$(142,724)	$(40,069)	$(21,569)	$35,487	$(272,397)	$(242,990)	$(584,206)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	(169,286)	(142,724)	(40,069)	(21,569)	35,487	(272,397)	(242,990)	(584,206)

Balance at December 31, 2025	$(169,286)	$(142,724)	$(40,069)	$(21,569)	$35,487	$(272,397)	$(242,990)	$(584,206)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(169,286)	$(142,724)	$(40,069)	$(21,569)	$35,487	$(272,397)	$(242,990)	$(584,206)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$0	$–	$–	$–	$–	$(0)	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	0	–	–	–	–	(0)	–	–

Balance at December 31, 2025	$0	$–	$–	$–	$–	$(0)	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$0	$–	$–	$–	$–	$(0)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-122

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Who Runs the World	Series Whosbeeninmybed 19	Series Without Delay 19	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$36,000	$–	$99,000	$–	$–	$11,843
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	36,000	–	99,000	–	–	11,843

Balance at December 31, 2025	$–	$–	$36,000	$–	$99,000	$–	$–	$11,843
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$36,000	$–	$99,000	$–	$–	$11,843

Subscriptions in Series
Balance at December 31, 2024	$478,235	$291,048	$110,389	$261,791	$(197,843)	$382,204	$25,194	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	478,235	291,048	110,389	261,791	(197,843)	382,204	25,194	–

Balance at December 31, 2025	$478,235	$291,048	$110,389	$261,791	$(197,843)	$382,204	$25,194	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$478,235	$291,048	$110,389	$261,791	$(197,843)	$382,204	$25,194	$–

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(478,235)	$(291,049)	$(146,389)	$(261,791)	$98,843	$(382,204)	$(25,194)	$(11,843)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	(478,235)	(291,049)	(146,389)	(261,791)	98,843	(382,204)	(25,194)	(11,843)

Balance at December 31, 2025	$(478,235)	$(291,049)	$(146,389)	$(261,791)	$98,843	$(382,204)	$(25,194)	$(11,843)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$(478,235)	$(291,049)	$(146,389)	$(261,791)	$98,843	$(382,204)	$(25,194)	$(11,843)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$(0)	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	(0)	–	–	–	–	–	–

Balance at December 31, 2025	$–	$(0)	$–	$–	$–	$–	$(0)	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$(0)	$–	$–	$–	$–	$(0)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-123

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Edge Classic Colts Package	Series Crown It 21	Series High Speed Goldie 21	Series More Than Magic 21	Series Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$69,400	$46,773	$35,374	$36,000	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	13,200	22,324	–	11,528	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	82,600	69,097	35,374	47,528	–	–	–	–

Balance at December 31, 2025	$82,600	$91,597	$35,374	$47,528	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	22,500	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$82,600	$114,097	$35,374	$47,528	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$338,714	$154,377	$126,369	$170,386	$363,071	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(9,961)	(15,701)	–	(23,278)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	328,752	138,676	126,369	147,108	363,071	–	–	–

Balance at December 31, 2025	$308,325	$139,827	$126,369	$147,108	$363,071	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(1,996)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$308,325	$137,831	$126,369	$147,108	$363,071	$–	$–	$–

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(303,772)	$(133,837)	$(161,743)	$(153,380)	$(363,072)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(76,257)	(36,344)	–	(44,955)	–	–	–	–
Balance at June 30, 2025	(380,028)	(170,182)	(161,743)	(198,336)	(363,072)	–	–	–

Balance at December 31, 2025	$(390,925)	$(213,281)	$(161,743)	$(194,636)	$(363,072)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(28,721)	–	–	–	–	–	–
Balance at June 30, 2026	$(390,925)	$(242,003)	$(161,743)	$(194,636)	$(363,072)	$–	$–	$–

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$104,342	$67,313	$0	$53,006	$(0)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(9,961)	(15,701)	–	(23,278)	–	–	–	–
Contributions by manager	13,200	22,324	–	11,528	–	–	–	–
Net income/(loss)	(76,257)	(36,344)	–	(44,955)	–	–	–	–
Balance at December 31, 2024	31,324	37,591	0	(3,700)	(0)	–	–	–

Balance at December 31, 2025	$0	$18,142	$0	$0	$(0)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(1,996)	–	–	–	–	–	–
Contributions by manager	–	22,500	–	–	–	–	–	–
Net income/(loss)	–	(28,721)	–	–	–	–	–	–
Balance at June 30, 2026	$0	$9,926	$0	$0	$(0)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-124

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series MRH Giant Mover 21	Series Blue Devil	Series Brandy 22	Series Tamboz 21	Series Lovesick 21	Series The Incredi-Bundle	Series Blue Curl 22	Series the New York Bundle
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	–	–

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$–	$83,400	$765,000	$669,500	$497,989	$1,101,600	$413,101	$1,018,012
Subscriptions received in horse series	–	5,700	–	–	–	–	–	–
Distributions from horse series	–	(12,903)	(84,672)	(11,180)	–	(18,360)	–	(15,759)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	76,197	680,328	658,320	497,989	1,083,240	413,101	1,002,253

Balance at December 31, 2025	$–	$362,202	$680,310	$509,080	$483,856	$1,079,160	$413,101	$907,727
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(17,200)	–	–	(19,097)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$345,002	$680,310	$509,080	$464,759	$1,079,160	$413,101	$907,727

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$–	$(130,372)	$(463,236)	$(444,959)	$(345,727)	$(589,170)	$(250,682)	$(587,283)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(38,957)	(217,092)	(65,678)	(50,555)	(117,178)	(52,251)	(111,492)
Balance at June 30, 2025	–	(169,329)	(680,328)	(510,638)	(396,282)	(706,348)	(302,933)	(698,776)

Balance at December 31, 2025	$–	$(345,002)	$(680,310)	$(509,080)	$(473,345)	$(834,505)	$(362,795)	$(907,727)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	8,587	(134,366)	(66,206)	–
Balance at June 30, 2026	$–	$(345,002)	$(680,310)	$(509,080)	$(464,758)	$(968,870)	$(429,001)	$(907,727)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$(46,972)	$301,764	$224,541	$152,262	$512,430	$162,419	$430,729
Subscriptions received in horse series	–	5,700	–	–	–	–	–	–
Distributions from horse series	–	(12,903)	(84,672)	(11,180)	–	(18,360)	–	(15,759)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(38,957)	(217,092)	(65,678)	(50,555)	(117,178)	(52,251)	(111,492)
Balance at December 31, 2024	–	(93,132)	(0)	147,682	101,707	376,892	110,168	303,477

Balance at December 31, 2025	$–	$17,200	$(0)	$(0)	$10,510	$244,655	$50,306	$0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(17,200)	–	–	(19,097)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	8,587	(134,366)	(66,206)	–
Balance at June 30, 2026	$–	$0	$(0)	$0	$0	$110,290	$(15,900)	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-125

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Savvy Sassy 22	Series Giant Mover 21	Series Alliford Bay 21	Series Stylishly 23	Series Formidable Kitt 22	Series Blip Says Bye 23	Series Claire de Lune 22	Series Malibu Bonnie 23
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	–	–

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$521,700	$111,892	$348,750	$1,140,000	$651,300	$420,108	$415,000	$662,099
Subscriptions received in horse series	–	–	–	–	(528)	359,892	(1,992)	127,901
Distributions from horse series	–	(19,169)	(11,775)	–	(4,800)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	521,700	92,723	336,975	1,140,000	645,972	780,000	413,008	790,000

Balance at December 31, 2025	$521,700	$92,723	$336,975	$1,140,000	$632,100	$763,800	$407,550	$790,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(17,003)	–	(18,625)	–	–	–	(48,964)	(7,000)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$504,697	$92,723	$318,350	$1,140,000	$632,100	$763,800	$358,586	$783,000

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(307,953)	$(75,547)	$(233,953)	$(465,710)	$(293,688)	$(197,593)	$(187,510)	$(287,059)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(81,590)	(17,175)	(25,018)	(127,117)	(87,582)	(142,819)	(63,744)	(125,934)
Balance at June 30, 2025	(389,544)	(92,723)	(258,970)	(592,827)	(381,270)	(340,412)	(251,254)	(412,993)

Balance at December 31, 2025	$(446,269)	$(92,723)	$(299,071)	$(731,918)	$(445,164)	$(375,651)	$(312,829)	$(505,939)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(58,427)	–	(19,277)	(133,592)	(75,031)	(182,696)	(45,756)	(84,635)
Balance at June 30, 2026	$(504,696)	$(92,723)	$(318,348)	$(865,509)	$(520,195)	$(558,346)	$(358,585)	$(590,574)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$213,747	$36,345	$114,797	$674,290	$357,612	$222,515	$227,490	$375,040
Subscriptions received in horse series	–	–	–	–	(528)	359,892	(1,992)	127,901
Distributions from horse series	–	(19,169)	(11,775)	–	(4,800)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(81,590)	(17,175)	(25,018)	(127,117)	(87,582)	(142,819)	(63,744)	(125,934)
Balance at December 31, 2024	132,156	0	78,005	547,173	264,702	439,588	161,754	377,007

Balance at December 31, 2025	$75,431	$0	$37,904	$408,082	$186,936	$388,150	$94,721	$284,061
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(17,003)	–	(18,625)	–	–	–	(48,964)	(7,000)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(58,427)	–	(19,277)	(133,592)	(75,031)	(182,696)	(45,756)	(84,635)
Balance at June 30, 2026	$0	$0	$0	$274,491	$111,905	$205,454	$0	$192,427

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-126

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Spanxamillion 23	Series Seeking a Star 23	Series STG Broodmare Band	Series Charlie Foxtrot	New	Series No Nay Mets	Series Thank You Note 23	Series Just Like Lucy 23
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	–	–

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$511,734	$208,270	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	358,266	145,376	1,175,000	–	–	–	720,000	392,700
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	870,000	353,646	1,175,000	–	–	–	720,000	392,700

Balance at December 31, 2025	$870,000	$352,206	$1,093,300	$–	$–	$–	$713,700	$360,091
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(14,076)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$870,000	$352,206	$1,093,300	$–	$–	$–	$713,700	$346,015

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$(253,279)	$(94,110)	$(39,038)	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(207,019)	(61,242)	(497,562)	–	–	–	(275,634)	(138,773)
Balance at June 30, 2025	(460,298)	(155,352)	(536,600)	–	–	–	(275,634)	(138,773)

Balance at December 31, 2025	$(557,614)	$(180,802)	$(564,302)	$–	$–	$–	$(366,976)	$(155,296)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(98,820)	(88,493)	(143,816)	–	–	–	(84,403)	(34,164)
Balance at June 30, 2026	$(656,434)	$(269,295)	$(708,118)	$–	$–	$–	$(451,379)	$(189,460)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$258,455	$114,160	$(39,038)	$–	$–	$–	$–	$–
Subscriptions received in horse series	358,266	145,376	1,175,000	–	–	–	720,000	392,700
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(207,019)	(61,242)	(497,562)	–	–	–	(275,634)	(138,773)
Balance at December 31, 2024	409,702	198,294	638,400	–	–	–	444,366	253,927

Balance at December 31, 2025	$312,386	$171,404	$528,998	$–	$–	$–	$346,724	$204,795
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(14,076)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(98,820)	(88,493)	(143,816)	–	–	–	(84,403)	(34,164)
Balance at June 30, 2026	$213,566	$82,911	$385,182	$–	$–	$–	$262,321	$156,155

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-127

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Eyepopnruby 23	Series Magic Belle 23	Series Great Hot 23	MRH Restless Rider 23	MRH Stirred 23	Series Trust But Verify	Series Wildcat Gaze 23	Series Bernin Midnight 24
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	–	–

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	261,253	360,000	–	–	–	941,017	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	261,253	360,000	–	–	–	941,017	–	–

Balance at December 31, 2025	$371,142	$331,488	$350,000	$–	$–	$971,355	$212,072	$394,200
Subscriptions received in horse series	–	–	–	–	–	55,286	3,528	43,200
Distributions from horse series	–	(7,800)	(3,788)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$371,142	$323,688	$346,213	$–	$–	$1,026,641	$215,600	$437,400

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(103,655)	(119,229)	(17,771)	–	–	(349,279)	(4,135)	–
Balance at June 30, 2025	(103,655)	(119,229)	(17,771)	–	–	(349,279)	(4,135)	–

Balance at December 31, 2025	$(190,057)	$(151,818)	$(151,882)	$–	$–	$(487,193)	$(97,353)	$(131,946)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(49,904)	(45,146)	(46,312)	–	–	(134,099)	(35,982)	(73,986)
Balance at June 30, 2026	$(239,961)	$(196,964)	$(198,194)	$–	$–	$(621,292)	$(133,335)	$(205,933)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	261,253	360,000	–	–	–	941,017	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(103,655)	(119,229)	(17,771)	–	–	(349,279)	(4,135)	–
Balance at December 31, 2024	157,598	240,771	(17,771)	–	–	591,738	(4,135)	–

Balance at December 31, 2025	$181,085	$179,670	$198,118	$–	$–	$484,162	$114,719	$262,254
Subscriptions received in horse series	–	–	–	–	–	55,286	3,528	43,200
Distributions from horse series	–	(7,800)	(3,788)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(49,904)	(45,146)	(46,312)	–	–	(134,099)	(35,982)	(73,986)
Balance at June 30, 2026	$131,181	$126,724	$148,018	$–	$–	$405,349	$82,265	$231,467

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-128

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Bubala 24	Series Bundle Broodmare Band 26	Series Carpe Fortuna 24	Series Thesis Break 24	Series Slam Dunk 24	Series Marsh Hawk 24	Series Confetti 24	Series Restless Rider 23
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	–	–

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	–	–

Balance at December 31, 2025	$248,157	$–	$–	$317,811	$839,726	$–	$308,763	$1,146,089
Subscriptions received in horse series	271,557	672,000	393,210	106,923	341,234	259,505	376,506	43,911
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$519,714	$672,000	$393,210	$424,734	$1,180,960	$259,505	$685,269	$1,190,000

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	(39,627)
Balance at June 30, 2025	–	–	–	–	–	–	–	(39,627)

Balance at December 31, 2025	$(127,610)	$(43,736)	$(30,895)	$(148,404)	$(397,024)	$(57,007)	$(175,030)	$(510,546)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(153,265)	(210,391)	(170,620)	(79,948)	(242,066)	(147,843)	(197,096)	(168,116)
Balance at June 30, 2026	$(280,875)	$(254,127)	$(201,515)	$(228,353)	$(639,090)	$(204,850)	$(372,126)	$(678,662)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	(39,627)
Balance at December 31, 2024	–	–	–	–	–	–	–	(39,627)

Balance at December 31, 2025	$120,547	$(43,736)	$(30,895)	$169,407	$442,702	$(57,007)	$133,733	$635,543
Subscriptions received in horse series	271,557	672,000	393,210	106,923	341,234	259,505	376,506	43,911
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(153,265)	(210,391)	(170,620)	(79,948)	(242,066)	(147,843)	(197,096)	(168,116)
Balance at June 30, 2026	$238,839	$417,873	$191,695	$196,381	$541,870	$54,655	$313,143	$511,338

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-129

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Stirred 23	Series Great Sister Diane 24	Series Z-MRH Cuvier	Series Z-MRH Raven's Lady 21	Series Divine Mercy 24	Series Thepartyneverends 24	Series Sing Lady Sing 24	Series Deep Trouble 24
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	–	–

Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	–	–	–

Balance at December 31, 2025	$471,600	$356,120	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	47,250	289,884	–	–	515,000	300,425	542,304	640,872
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at June 30, 2026	$518,850	$646,004	$–	$–	$515,000	$300,425	$542,304	$640,872

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(15,992)	–	–	–	–	–	–	–
Balance at June 30, 2025	(15,992)	–	–	–	–	–	–	–

Balance at December 31, 2025	$(218,035)	$(169,261)	$–	$–	$(46,738)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(80,464)	(163,402)	–	–	(214,968)	(97,271)	(244,930)	(262,702)
Balance at June 30, 2026	$(298,499)	$(332,663)	$–	$–	$(261,705)	$(97,271)	$(244,930)	$(262,702)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(15,992)	–	–	–	–	–	–	–
Balance at December 31, 2024	(15,992)	–	–	–	–	–	–	–

Balance at December 31, 2025	$253,565	$186,859	$–	$–	$(46,738)	$–	$–	$–
Subscriptions received in horse series	47,250	289,884	–	–	515,000	300,425	542,304	640,872
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(80,464)	(163,402)	–	–	(214,968)	(97,271)	(244,930)	(262,702)
Balance at June 30, 2026	$220,351	$313,341	$–	$–	$253,295	$203,154	$297,375	$378,170

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-130

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the period ended June 30, 2026 (Continued)

	Series Ali Blue 24	Series Onthethirstyside	Series Paddock Buzz	Series Barbie on a Budget 24	Series Sea Worthy 24	06.30.2026 Consolidated Total
Membership in My Racehorse CA LLC
Balance at December 31, 2024	$–	$–	$–	$–	$–	$1,947,598
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	98,681
Net income/(loss)	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	2,046,279

Balance at December 31, 2025	$–	$–	$–	$–	$–	$2,098,779
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	30,000
Net income/(loss)	–	–	–	–	–	–
Balance at June 30, 2026	$–	$–	$–	$–	$–	$2,128,779

Subscriptions in Series
Balance at December 31, 2024	$–	$–	$–	$–	$–	$37,833,877
Subscriptions received in horse series	–	–	–	–	–	4,844,585
Distributions from horse series	–	–	–	–	–	(1,240,799)
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–
Balance at June 30, 2025	–	–	–	–	–	41,437,663

Balance at December 31, 2025	$–	$–	$–	$–	$–	44,447,863
Subscriptions received in horse series	110,751	151,500	344,582	317,475	486,795	6,313,698
Distributions from horse series	–	–	–	–	–	(224,981)
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–
Balance at June 30, 2026	$110,751	$151,500	$344,582	$317,475	$486,795	$50,536,580

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2024	$–	$–	$–	$–	$–	(35,344,559)
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	(2,029,683)
Balance at June 30, 2025	–	–	–	–	–	(37,374,242)

Balance at December 31, 2025	$–	$–	$(31,017)	$–	$–	$(40,175,819)
Subscriptions received in horse series	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–
Net income/(loss)	(78,102)	(84,733)	(143,129)	(100,139)	(204,402)	(4,382,604)
Balance at June 30, 2026	$(78,102)	$(84,733)	$(174,146)	$(100,139)	$(204,402)	$(44,558,423)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$4,436,916
Subscriptions received in horse series	–	–	–	–	–	4,844,585
Distributions from horse series	–	–	–	–	–	(1,240,799)
Contributions by manager	–	–	–	–	–	98,681
Net income/(loss)	–	–	–	–	–	(2,029,680)
Balance at December 31, 2024	–	–	–	–	–	6,109,700

Balance at December 31, 2025	$–	$–	$(31,017)	$–	$–	6,370,823
Subscriptions received in horse series	110,751	151,500	344,582	317,475	486,795	6,313,698
Distributions from horse series	–	–	–	–	–	(224,981)
Contributions by manager	–	–	–	–	–	30,000
Net income/(loss)	(78,102)	(84,733)	(143,129)	(100,139)	(204,402)	(4,382,604)
Balance at June 30, 2026	$32,649	$66,767	$170,436	$217,336	$282,393	$8,106,936

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-131

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$22,500	$24,272	$33,786	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	46,205	–	–	–	–	38,228	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	68,705	24,272	33,786	–	–	38,228	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$68,705	$24,272	$33,786	$–	$–	$38,228	$–

Subscriptions in Series
Balance at December 31, 2023	$147,299	$131,531	$157,908	$74,719	$8,998	$77,255	$407,286	$125,935
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(47,874)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	147,299	83,657	157,908	74,719	8,998	77,255	407,286	125,935
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$147,299	$83,657	$157,908	$74,719	$8,998	$77,255	$407,286	$125,935

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(147,299)	$(111,703)	$(182,180)	$(108,505)	$(8,998)	$(77,255)	$(407,234)	$(125,935)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(40,659)	–	–	–	–	(40,014)	–
Balance at December 31, 2024	(147,299)	(152,362)	(182,180)	(108,505)	(8,998)	(77,255)	(447,248)	(125,935)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$(147,299)	$(152,362)	$(182,180)	$(108,505)	$(8,998)	$(77,255)	$(447,248)	$(125,935)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$42,328	$–	$–	$–	$–	$52	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(47,874)	–	–	–	–	–	–
Contributions by manager	–	46,205	–	–	–	–	38,228	–
Net income/(loss)	–	(40,659)	–	–	–	–	(40,014)	–
Balance at December 31, 2024	–	(0)	–	–	–	–	(1,734)	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$(0)	$–	$–	$–	$–	$(1,734)	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-132

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$24,527	$–	$40,192	$24,000	$–	$16,469	$48,373	$36,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	40,280	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	24,527	–	40,192	64,280	–	16,469	48,373	36,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$24,527	$–	$40,192	$64,280	$–	$16,469	$48,373	$36,000

Subscriptions in Series
Balance at December 31, 2023	$66,401	$1,957,707	$264,845	$128,128	$757,700	$38,000	$726,000	$84,467
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(144,624)	–	(17,584)	(27,145)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	66,401	1,813,083	264,845	110,544	730,555	38,000	726,000	84,467
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(142,126)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$66,401	$1,670,957	$264,845	$110,544	$730,555	$38,000	$726,000	$84,467

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(90,928)	$(2,940,903)	$(305,037)	$(76,791)	$(639,061)	$(54,469)	$(774,373)	$(120,467)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	440,939	–	(98,033)	(91,494)	–	–	–
Balance at December 31, 2024	(90,928)	(2,499,964)	(305,037)	(174,824)	(730,555)	(54,469)	(774,373)	(120,467)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	558,725	–	–	–	–	–	–
Balance at December 31, 2025	$(90,928)	$(1,941,240)	$(305,037)	$(174,824)	$(730,555)	$(54,469)	$(774,373)	$(120,467)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$(983,196)	$(0)	$75,337	$118,639	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(144,624)	–	(17,584)	(27,145)	–	–	–
Contributions by manager	–	–	–	40,280	–	–	–	–
Net income/(loss)	–	440,939	–	(98,033)	(91,494)	–	–	–
Balance at December 31, 2024	–	(686,881)	(0)	(0)	(0)	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(142,126)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	558,725	–	–	–	–	–	–
Balance at December 31, 2025	$–	$(270,283)	$(0)	$(0)	$(0)	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-133

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Bullion	Series Song of Bernadette 20	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$22,500	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	39,818	27,877	45,000
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	62,318	27,877	45,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	30,000	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$–	$92,318	$27,877	$45,000

Subscriptions in Series
Balance at December 31, 2023	$11,750	$492,457	$44,400	$470,927	$283,931	$109,571	$967,950	$168,300
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(8,786)	–	–	–	(14,655)	–	(50,767)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	11,750	483,671	44,400	470,927	283,931	94,915	967,950	117,533
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(4,209)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$11,750	$483,671	$44,400	$470,927	$283,931	$90,706	$967,950	$117,533

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(11,750)	$(408,835)	$(44,400)	$(470,927)	$(283,931)	$(98,044)	$(884,573)	$(26,480)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(74,836)	–	–	–	(40,737)	(111,255)	(136,053)
Balance at December 31, 2024	(11,750)	(483,671)	(44,400)	(470,927)	(283,931)	(138,781)	(995,828)	(162,533)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	(35,566)	–	–
Balance at December 31, 2025	$(11,750)	$(483,671)	$(44,400)	$(470,927)	$(283,931)	$(174,347)	$(995,828)	$(162,533)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$83,622	$–	$–	$–	$34,027	$83,377	$141,820
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(8,786)	–	–	–	(14,655)	–	(50,767)
Contributions by manager	–	–	–	–	–	39,818	27,877	45,000
Net income/(loss)	–	(74,836)	–	–	–	(40,737)	(111,255)	(136,053)
Balance at December 31, 2024	–	0	–	–	–	18,453	(0)	0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(4,209)	–	–
Contributions by manager	–	–	–	–	–	30,000	–	–
Net income/(loss)	–	–	–	–	–	(35,566)	–	–
Balance at December 31, 2025	$–	$0	$–	$–	$–	$8,678	$(0)	$0

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-134

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddys Joy	Series Dancing Crane
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$60,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	–	60,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$60,000

Subscriptions in Series
Balance at December 31, 2023	$496,800	$(6,679)	$453,179	$686,309	$46,629	$456,841	$106,872	$39,711
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	496,800	(6,679)	453,179	686,309	46,629	456,841	106,872	39,711
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$496,800	$(6,679)	$453,179	$686,309	$46,629	$456,841	$106,872	$39,711

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(400,945)	$6,679	$(453,179)	$(686,309)	$(46,629)	$(456,841)	$(106,872)	$(99,711)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(67,482)	–	–	–	–	–	–	–
Balance at December 31, 2024	(468,427)	6,679	(453,179)	(686,309)	(46,629)	(456,841)	(106,872)	(99,711)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(54,327)	–	–	–	–	–	–	–
Balance at December 31, 2025	$(522,754)	$6,679	$(453,179)	$(686,309)	$(46,629)	$(456,841)	$(106,872)	$(99,711)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$95,855	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(67,482)	–	–	–	–	–	–	–
Balance at December 31, 2024	28,373	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(54,327)	–	–	–	–	–	–	–
Balance at December 31, 2025	$(25,954)	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-135

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun-d	Series Enchante 21
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$48,000	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	48,000	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$48,000	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2023	$84,117	$26,026	$176,000	$84,305	$188,980	$272,040	$164,938	$594,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(4,972)	–	(33,480)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	84,117	26,026	176,000	84,305	188,980	267,068	164,938	560,520
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(101,220)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$84,117	$26,026	$176,000	$84,305	$188,980	$267,068	$164,938	$459,300

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(84,117)	$(26,026)	$(176,000)	$(132,305)	$(188,980)	$(257,623)	$(164,938)	$(331,770)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	(9,444)	–	(119,919)
Balance at December 31, 2024	(84,117)	(26,026)	(176,000)	(132,305)	(188,980)	(267,067)	(164,938)	(451,689)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	(7,611)
Balance at December 31, 2025	$(84,117)	$(26,026)	$(176,000)	$(132,305)	$(188,980)	$(267,067)	$(164,938)	$(459,300)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$14,417	$–	$262,230
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(4,972)	–	(33,480)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	(9,444)	–	(119,919)
Balance at December 31, 2024	–	–	–	–	–	0	–	108,831
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(101,220)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	(7,611)
Balance at December 31, 2025	$–	$–	$–	$–	$–	$0	$–	$0

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-136

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$87,000	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	66,823	–	–	–	57,086	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	153,823	–	–	–	57,086	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$153,823	$–	$–	$–	$57,086	$–	$–

Subscriptions in Series
Balance at December 31, 2023	$640,000	$(65,486)	$129,991	$176,843	$–	$79,553	$126,676	$391,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(17,800)	(11,933)	–	–	–	(4,800)	–	(21,210)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	622,200	(77,419)	129,991	176,843	–	74,753	126,676	369,790
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$622,200	$(77,419)	$129,991	$176,843	$–	$74,753	$126,676	$369,790

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(374,554)	$(51,968)	$(129,991)	$(176,843)	$(102,626)	$(87,583)	$(126,676)	$(387,117)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(152,561)	(24,436)	–	–	102,626	(44,256)	–	17,327
Balance at December 31, 2024	(527,115)	(76,404)	(129,991)	(176,843)	(0)	(131,839)	(126,676)	(369,790)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(95,085)	–	–	–	–	–	–	–
Balance at December 31, 2025	$(622,200)	$(76,404)	$(129,991)	$(176,843)	$(0)	$(131,839)	$(126,676)	$(369,790)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$265,446	$(30,454)	$–	$–	$(102,626)	$(8,030)	$–	$3,883
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(17,800)	(11,933)	–	–	–	(4,800)	–	(21,210)
Contributions by manager	–	66,823	–	–	–	57,086	–	–
Net income/(loss)	(152,561)	(24,436)	–	–	102,626	(44,256)	–	17,327
Balance at December 31, 2024	95,085	0	–	–	(0)	0	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(95,085)	–	–	–	–	–	–	–
Balance at December 31, 2025	$(0)	$0	$–	$–	$(0)	$0	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-137

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$12,000	$–	$–	$–	$–	$7,500	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	12,000	–	–	–	–	7,500	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$12,000	$–	$–	$–	$–	$7,500	$–	$–

Subscriptions in Series
Balance at December 31, 2023	$107,144	$(236,882)	$70,877	$268,087	$71,626	$21,121	$382,800	$571,200
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(4,495)	(8,313)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	107,144	(236,882)	70,877	268,087	71,626	21,121	378,305	562,887
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(934,881)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$107,144	$(236,882)	$70,877	$268,087	$71,626	$21,121	$378,305	$(371,994)

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(119,144)	$236,882	$(70,877)	$(268,087)	$(71,626)	$(28,621)	$(202,155)	$(341,066)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(85,830)	(132,670)
Balance at December 31, 2024	(119,144)	236,882	(70,877)	(268,087)	(71,626)	(28,621)	(287,985)	(473,736)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(62,317)	845,729
Balance at December 31, 2025	$(119,144)	$236,882	$(70,877)	$(268,087)	$(71,626)	$(28,621)	$(350,301)	$371,994

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$180,645	$230,134
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(4,495)	(8,313)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(85,830)	(132,670)
Balance at December 31, 2024	–	–	–	–	–	–	90,320	89,151
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(934,881)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(62,317)	845,729
Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$28,004	$(0)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-138

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Im a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$10,973
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	–	10,973
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$10,973

Subscriptions in Series
Balance at December 31, 2023	$580,000	$199,520	$–	$204,850	$44,768	$426,088	$20,025	$26,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(75,043)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	504,957	199,520	–	204,850	44,768	426,088	20,025	26,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$504,957	$199,520	$–	$204,850	$44,768	$426,088	$20,025	$26,000

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(372,167)	$(199,520)	$(98,070)	$(198,100)	$(164,778)	$(426,088)	$(20,025)	$(36,973)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(132,789)	–	98,070	(6,750)	120,010	–	–	–
Balance at December 31, 2024	(504,956)	(199,520)	0	(204,850)	(44,768)	(426,088)	(20,025)	(36,973)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$(504,956)	$(199,520)	$0	$(204,850)	$(44,768)	$(426,088)	$(20,025)	$(36,973)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$207,833	$–	$(98,070)	$6,750	$(120,010)	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(75,043)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(132,789)	–	98,070	(6,750)	120,010	–	–	–
Balance at December 31, 2024	0	–	0	–	(0)	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$0	$–	$0	$–	$(0)	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-139

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$6,446	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	6,446	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$6,446	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2023	$488,242	$127,231	$143,750	$141,076	$327,772	$9,293	$7,075	$3,824
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(12,895)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	475,346	127,231	143,750	141,076	327,772	9,293	7,075	3,824
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$475,346	$127,231	$143,750	$141,076	$327,772	$9,293	$7,075	$3,824

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(438,886)	$(127,231)	$(150,196)	$(141,076)	$(327,772)	$(9,293)	$(7,075)	$(3,824)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(36,460)	–	–	–	–	–	–	–
Balance at December 31, 2024	(475,346)	(127,231)	(150,196)	(141,076)	(327,772)	(9,293)	(7,075)	(3,824)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$(475,346)	$(127,231)	$(150,196)	$(141,076)	$(327,772)	$(9,293)	$(7,075)	$(3,824)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$49,356	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(12,895)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(36,460)	–	–	–	–	–	–	–
Balance at December 31, 2024	0	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$0	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-140

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$93,000	$–	$734	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	93,000	–	734	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$93,000	$–	$734	$–

Subscriptions in Series
Balance at December 31, 2023	$209,395	$132,253	$216,100	$179,649	$(22,516)	$83,877	$31,250	$304,314
Subscriptions received in horse series	–	–	–	–	–	–	–	(54)
Distributions from horse series	(10,553)	–	(441,080)	–	–	–	–	(18,865)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	198,842	132,253	(224,980)	179,649	(22,516)	83,877	31,250	285,395
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(1,388,843)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$198,842	$132,253	$(1,613,823)	$179,649	$(22,516)	$83,877	$31,250	$285,395

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(275,951)	$(132,253)	$(189,131)	$(179,649)	$(70,484)	$(83,877)	$(31,984)	$(292,222)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	77,109	–	449,947	–	–	–	–	6,827
Balance at December 31, 2024	(198,842)	(132,253)	260,816	(179,649)	(70,484)	(83,877)	(31,984)	(285,395)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	1,393,507	–	–	–	–	–
Balance at December 31, 2025	$(198,842)	$(132,253)	$1,654,323	$(179,649)	$(70,484)	$(83,877)	$(31,984)	$(285,395)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$(66,556)	$–	$26,969	$–	$0	$–	$–	$12,092
Subscriptions received in horse series	–	–	–	–	–	–	–	(54)
Distributions from horse series	(10,553)	–	(441,080)	–	–	–	–	(18,865)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	77,109	–	449,947	–	–	–	–	6,827
Balance at December 31, 2024	(0)	–	35,836	–	0	–	–	(0)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(1,388,843)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	1,393,507	–	–	–	–	–
Balance at December 31, 2025	$(0)	$–	$40,500	$–	$0	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-141

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2023	$355,378	$304,500	$223,434	$195,825	$21,628	$26,129	$240,886	$309,160
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(8,372)	–	(44,143)	–	–	–	(70,694)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	355,378	296,128	223,434	151,682	21,628	26,129	240,886	238,466
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$355,378	$296,128	$223,434	$151,682	$21,628	$26,129	$240,886	$238,466

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(355,378)	$(203,616)	$(223,434)	$(123,074)	$(21,628)	$(26,129)	$(240,886)	$(190,780)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(92,512)	–	(28,608)	–	–	–	(47,686)
Balance at December 31, 2024	(355,378)	(296,128)	(223,434)	(151,682)	(21,628)	(26,129)	(240,886)	(238,466)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$(355,378)	$(296,128)	$(223,434)	$(151,682)	$(21,628)	$(26,129)	$(240,886)	$(238,466)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$100,884	$–	$72,751	$–	$–	$–	$118,380
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(8,372)	–	(44,143)	–	–	–	(70,694)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(92,512)	–	(28,608)	–	–	–	(47,686)
Balance at December 31, 2024	–	0	–	0	–	–	–	0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$0	$–	$0	$–	$–	$–	$0

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-142

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$16,634	$51,000	$–	$–	$–	$–	$45,000	$55,909
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	32,294	–	–	–	–	21,747	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	16,634	83,294	–	–	–	–	66,747	55,909
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	(0)
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$16,634	$83,294	$–	$–	$–	$–	$66,747	$55,909

Subscriptions in Series
Balance at December 31, 2023	$304,000	$84,613	$21,100	$20,000	$23,850	$33,000	$140,000	$454,720
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(3,750)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	304,000	84,613	21,100	20,000	23,850	33,000	136,250	454,720
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$304,000	$84,613	$21,100	$20,000	$23,850	$33,000	$136,250	$454,720

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(320,634)	$(167,907)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$(154,675)	$(510,629)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(48,322)	–
Balance at December 31, 2024	(320,634)	(167,907)	(21,100)	(20,000)	(23,850)	(33,000)	(202,997)	(510,629)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$(320,634)	$(167,907)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$(202,997)	$(510,629)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$(32,294)	$–	$–	$–	$–	$30,325	$0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(3,750)	–
Contributions by manager	–	32,294	–	–	–	–	21,747	–
Net income/(loss)	–	–	–	–	–	–	(48,322)	–
Balance at December 31, 2024	–	0	–	–	–	–	(0)	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	(0)
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$0	$–	$–	$–	$–	$(0)	$(0)

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-143

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B 21	Series Ocean Magic 18	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$1,741	$30,389	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	54,926	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	54,926	–	–	1,741	30,389	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	51,629	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$106,555	$–	$–	$1,741	$30,389	$–

Subscriptions in Series
Balance at December 31, 2023	$339,000	$158,462	$120,000	$–	$654,400	$248,880	$95,535	$219,885
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(17,945)	–	(11,782)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	339,000	158,462	102,055	–	642,618	248,880	95,535	219,885
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,376)	–	(18,099)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$325,624	$158,462	$83,956	$–	$642,618	$248,880	$95,535	$219,885

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(206,670)	$(158,462)	$(88,482)	$(21,801)	$(418,492)	$(250,621)	$(125,924)	$(219,885)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(88,276)	–	(59,017)	–	(224,126)	–	–	–
Balance at December 31, 2024	(294,946)	(158,462)	(147,499)	(21,801)	(642,618)	(250,621)	(125,924)	(219,885)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(30,678)	–	(43,012)	6,195	–	–	–	–
Balance at December 31, 2025	$(325,624)	$(158,462)	$(190,511)	$(15,606)	$(642,618)	$(250,621)	$(125,924)	$(219,885)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$132,330	$–	$31,518	$(21,801)	$235,908	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(17,945)	–	(11,782)	–	–	–
Contributions by manager	–	–	54,926	–	–	–	–	–
Net income/(loss)	(88,276)	–	(59,017)	–	(224,126)	–	–	–
Balance at December 31, 2024	44,054	–	9,481	(21,801)	0	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,376)	–	(18,099)	–	–	–	–	–
Contributions by manager	–	–	51,629	–	–	–	–	–
Net income/(loss)	(30,678)	–	(43,012)	6,195	–	–	–	–
Balance at December 31, 2025	$(0)	$–	$0	$(15,606)	$0	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-144

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Race Hunter 19	Series Essential Rose 20	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$22,953	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	22,953	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$22,953	$–

Subscriptions in Series
Balance at December 31, 2023	$294,400	$998,800	$170,755	$640,000	$23,290	$19,775	$20,000	$386,662
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(564,034)	–	(84,073)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	294,400	434,766	170,755	555,927	23,290	19,775	20,000	386,662
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,693)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$294,400	$431,073	$170,755	$555,927	$23,290	$19,775	$20,000	$386,662

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(249,015)	$(844,438)	$(170,755)	$(381,247)	$(23,290)	$(19,775)	$(42,953)	$(386,662)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(75,919)	409,672	–	(174,680)	–	–	–	–
Balance at December 31, 2024	(324,934)	(434,766)	(170,755)	(555,927)	(23,290)	(19,775)	(42,953)	(386,662)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	30,534	3,693	–	–	–	–	–	–
Balance at December 31, 2025	$(294,400)	$(431,073)	$(170,755)	$(555,927)	$(23,290)	$(19,775)	$(42,953)	$(386,662)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$45,385	$154,362	$–	$258,753	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(564,034)	–	(84,073)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(75,919)	409,672	–	(174,680)	–	–	–	–
Balance at December 31, 2024	(30,534)	0	–	0	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,693)	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	30,534	3,693	–	–	–	–	–	–
Balance at December 31, 2025	$0	$0	$–	$0	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-145

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of the Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$25,979	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	25,979	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$25,979	$–

Subscriptions in Series
Balance at December 31, 2023	$572,600	$28,570	$349,350	$34,881	$44,555	$223,500	$40,500	$265,079
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(3,954,600)	–	(9,817)	–	–	(85,390)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	(3,382,000)	28,570	339,533	34,881	44,555	138,110	40,500	265,079
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$(3,382,000)	$28,570	$339,533	$34,881	$44,555	$138,110	$40,500	$265,079

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(320,783)	$(28,570)	$(199,894)	$(34,881)	$(44,555)	$(150,735)	$(66,479)	$(265,079)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	3,867,380	–	(66,638)	–	–	12,625	–	–
Balance at December 31, 2024	3,546,597	(28,570)	(266,532)	(34,881)	(44,555)	(138,110)	(66,479)	(265,079)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(90,551)	–	(73,209)	–	–	–	–	–
Balance at December 31, 2025	$3,456,046	$(28,570)	$(339,741)	$(34,881)	$(44,555)	$(138,110)	$(66,479)	$(265,079)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$251,817	$–	$149,456	$–	$–	$72,765	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(3,954,600)	–	(9,817)	–	–	(85,390)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	3,867,380	–	(66,638)	–	–	12,625	–	–
Balance at December 31, 2024	164,597	–	73,001	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(90,551)	–	(73,209)	–	–	–	–	–
Balance at December 31, 2025	$74,046	$–	$(208)	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-146

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$12,000	$75,000	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	30,050	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	12,000	105,050	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$12,000	$105,050	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2023	$(3,317)	$373,619	$98,606	$(201,336)	$14,000	$11,983	$210,745	$16,483
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(1,758)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	(3,317)	373,619	98,606	(203,094)	14,000	11,983	210,745	16,483
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$(3,317)	$373,619	$98,606	$(203,094)	$14,000	$11,983	$210,745	$16,483

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$3,317	$(373,619)	$(110,606)	$119,626	$(14,000)	$(11,983)	$(210,745)	$(16,483)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	(21,582)	–	–	–	–
Balance at December 31, 2024	3,317	(373,619)	(110,606)	98,044	(14,000)	(11,983)	(210,745)	(16,483)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$3,317	$(373,619)	$(110,606)	$98,044	$(14,000)	$(11,983)	$(210,745)	$(16,483)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$(6,710)	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(1,758)	–	–	–	–
Contributions by manager	–	–	–	30,050	–	–	–	–
Net income/(loss)	–	–	–	(21,582)	–	–	–	–
Balance at December 31, 2024	–	–	–	(0)	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$(0)	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-147

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$21,600	$–	$–	$–	$–	$27,000	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	39,490
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	21,600	–	–	–	–	27,000	–	39,490
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$21,600	$–	$–	$–	$–	$27,000	$–	$39,490

Subscriptions in Series
Balance at December 31, 2023	$126,000	$106,360	$995,885	$1,030,200	$229,000	$84,954	$16,165	$322,400
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(0)	(74,846)	–	–	0	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	126,000	106,360	995,885	955,354	229,000	84,954	16,165	322,400
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$126,000	$106,360	$995,885	$955,354	$229,000	$84,954	$16,165	$322,400

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(147,600)	$(4,956)	$(995,885)	$(605,078)	$(229,000)	$(111,954)	$(16,165)	$(291,501)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(197,969)	–	(350,276)	–	–	–	(70,389)
Balance at December 31, 2024	(147,600)	(202,925)	(995,885)	(955,354)	(229,000)	(111,954)	(16,165)	(361,890)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	96,566	–	–	–	–	–	–
Balance at December 31, 2025	$(147,600)	$(106,360)	$(995,885)	$(955,354)	$(229,000)	$(111,954)	$(16,165)	$(361,890)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$101,404	$–	$425,122	$–	$–	$–	$30,899
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(74,846)	–	–	0	–
Contributions by manager	–	–	–	–	–	–	–	39,490
Net income/(loss)	–	(197,969)	–	(350,276)	–	–	–	(70,389)
Balance at December 31, 2024	–	(96,565)	–	0	–	–	–	0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	96,566	–	–	–	–	–	–
Balance at December 31, 2025	$–	$0	$–	$0	$–	$–	$–	$0

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-148

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$7,724	$–	$–	$–	$–	$–	$33,825
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	28,359	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	28,359	7,724	–	–	–	–	–	33,825
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$28,359	$7,724	$–	$–	$–	$–	$–	$33,825

Subscriptions in Series
Balance at December 31, 2023	$150,000	$135,000	$40,069	$21,569	$(35,487)	$320,400	$242,990	$550,381
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(9,073)	–	–	–	–	(48,003)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	140,927	135,000	40,069	21,569	(35,487)	272,397	242,990	550,381
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$140,927	$135,000	$40,069	$21,569	$(35,487)	$272,397	$242,990	$550,381

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(96,150)	$(142,724)	$(40,069)	$(21,569)	$35,487	$(281,176)	$(242,990)	$(584,206)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(73,136)	–	–	–	–	8,779	–	–
Balance at December 31, 2024	(169,286)	(142,724)	(40,069)	(21,569)	35,487	(272,397)	(242,990)	(584,206)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$(169,286)	$(142,724)	$(40,069)	$(21,569)	$35,487	$(272,397)	$(242,990)	$(584,206)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$53,850	$–	$–	$–	$–	$39,224	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(9,073)	–	–	–	–	(48,003)	–	–
Contributions by manager	28,359	–	–	–	–	–	–	–
Net income/(loss)	(73,136)	–	–	–	–	8,779	–	–
Balance at December 31, 2024	0	–	–	–	–	(0)	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$0	$–	$–	$–	$–	$(0)	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-149

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Who Runs the World	Series Whosbeeninmybed 19	Series Without Delay 19	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$36,000	$–	$99,000	$–	$–	$11,843
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	36,000	–	99,000	–	–	11,843
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$36,000	$–	$99,000	$–	$–	$11,843

Subscriptions in Series
Balance at December 31, 2023	$478,235	$310,080	$110,389	$261,791	$(197,843)	$382,204	$25,194	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(19,032)	–	–	(0)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	478,235	291,048	110,389	261,791	(197,843)	382,204	25,194	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$478,235	$291,048	$110,389	$261,791	$(197,843)	$382,204	$25,194	$–

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(478,235)	$(332,929)	$(146,389)	$(261,791)	$98,843	$(382,204)	$(25,194)	$(11,843)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	41,880	–	–	–	–	–	–
Balance at December 31, 2024	(478,235)	(291,049)	(146,389)	(261,791)	98,843	(382,204)	(25,194)	(11,843)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$(478,235)	$(291,049)	$(146,389)	$(261,791)	$98,843	$(382,204)	$(25,194)	$(11,843)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$(22,849)	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(19,032)	–	–	(0)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	41,880	–	–	–	–	–	–
Balance at December 31, 2024	–	(0)	–	–	(0)	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$(0)	$–	$–	$(0)	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-150

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Edge Classic Colts Package	Series Crown It 21	Series High Speed Goldie 21	Series More Than Magic 21	Series Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	69,400	46,774	35,374	36,000	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	69,400	46,774	35,374	36,000	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	13,200	44,824	–	11,528	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$82,600	$91,598	$35,374	$47,528	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2023	$569,520	$217,500	$130,000	$180,000	$270,354	$348,750	$–	$–
Subscriptions received in horse series	–	–	–	–	147,846	–	–	–
Distributions from horse series	(230,806)	(63,123)	(3,631)	(9,614)	(55,129)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	338,714	154,377	126,369	170,386	363,071	348,750	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(30,388)	(14,551)	–	(23,278)	–	(11,775)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$308,325	$139,827	$126,369	$147,108	$363,071	$336,975	$–	$–

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(192,738)	$(88,229)	$(64,507)	$(75,373)	$(150,543)	$(145,189)	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(111,034)	(45,608)	(97,236)	(78,007)	(212,529)	(88,764)	–	–
Balance at December 31, 2024	(303,772)	(133,837)	(161,743)	(153,380)	(363,072)	(233,953)	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(87,154)	(79,444)	–	(41,255)	–	(65,118)	–	–
Balance at December 31, 2025	$(390,925)	$(213,281)	$(161,743)	$(194,636)	$(363,072)	$(299,071)	$–	$–

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$376,782	$129,271	$65,493	$104,627	$119,811	$203,561	$–	$–
Subscriptions received in horse series	–	–	–	–	147,846	–	–	–
Distributions from horse series	(230,806)	(63,123)	(3,631)	(9,614)	(55,129)	–	–	–
Contributions by manager	69,400	46,774	35,374	36,000	–	–	–	–
Net income/(loss)	(111,034)	(45,608)	(97,236)	(78,007)	(212,529)	(88,764)	–	–
Balance at December 31, 2024	104,342	67,314	0	53,006	(0)	114,797	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(30,388)	(14,551)	–	(23,278)	–	(11,775)	–	–
Contributions by manager	13,200	44,824	–	11,528	–	–	–	–
Net income/(loss)	(87,154)	(79,444)	–	(41,255)	–	(65,118)	–	–
Balance at December 31, 2025	$0	$18,143	$0	$0	$(0)	$37,904	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-151

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series MRH Giant Mover 21	Series MRH Lovesick 21	Series MRH Tamboz 21	Series Blue Devil	Series Brandy 22	Series The Incredi-Bundle	Series Blue Curl 22	Series the New York Bundle
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2023	$113,631	$519,286	$669,500	$–	$765,000	$–	$313,147	$–
Subscriptions received in horse series	–	702	–	83,400	–	1,101,600	99,954	1,147,500
Distributions from horse series	(1,739)	(21,999)	–	–	–	–	–	(129,488)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	111,892	497,989	669,500	83,400	765,000	1,101,600	413,101	1,018,012
Subscriptions received in horse series	–	–	–	299,100	–	–	–	–
Distributions from horse series	(19,169)	(14,133)	(160,420)	(20,298)	(84,690)	(22,440)	–	(110,285)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$92,723	$483,856	$509,080	$362,202	$680,310	$1,079,160	$413,101	$907,727

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(49,987)	$(228,325)	$(273,504)	$(7,923)	$(259,602)	$(19,937)	$(113,211)	$(14,971)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(25,560)	(117,402)	(171,455)	(122,449)	(203,634)	(569,233)	(137,471)	(572,312)
Balance at December 31, 2024	(75,547)	(345,727)	(444,959)	(130,372)	(463,236)	(589,170)	(250,682)	(587,283)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(17,175)	(127,619)	(64,121)	(214,630)	(217,074)	(245,335)	(112,113)	(320,444)
Balance at December 31, 2025	$(92,723)	$(473,345)	$(509,080)	$(345,002)	$(680,310)	$(834,505)	$(362,795)	$(907,727)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$63,644	$290,961	$395,996	$(7,923)	$505,398	$(19,937)	$199,936	$(14,971)
Subscriptions received in horse series	–	702	–	83,400	–	1,101,600	99,954	1,147,500
Distributions from horse series	(1,739)	(21,999)	–	–	–	–	–	(129,488)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(25,560)	(117,402)	(171,455)	(122,449)	(203,634)	(569,233)	(137,471)	(572,312)
Balance at December 31, 2024	36,345	152,262	224,541	(46,972)	301,764	512,430	162,419	430,729
Subscriptions received in horse series	–	–	–	299,100	–	–	–	–
Distributions from horse series	(19,169)	(14,133)	(160,420)	(20,298)	(84,690)	(22,440)	–	(110,285)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(17,175)	(127,619)	(64,121)	(214,630)	(217,074)	(245,335)	(112,113)	(320,444)
Balance at December 31, 2025	$0	$10,510	$(0)	$17,200	$(0)	$244,655	$50,306	$0

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-152

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Savvy Sassy 22	Series Stylishly 23	Series Formidable Kitt 22	Series Blip Says Bye 23	Series Claire de Lune 22	Series Malibu Bonnie 23	Series Spanxamillion 23	Series Seeking a Star 23
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2023	$555,000	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	1,140,000	660,000	420,108	415,000	662,099	511,734	208,270
Distributions from horse series	(33,300)	–	(8,700)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	521,700	1,140,000	651,300	420,108	415,000	662,099	511,734	208,270
Subscriptions received in horse series	–	–	–	359,892	–	127,901	358,266	145,376
Distributions from horse series	–	–	(19,200)	(16,200)	(7,450)	–	–	(1,440)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$521,700	$1,140,000	$632,100	$763,800	$407,550	$790,000	$870,000	$352,206

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$(186,922)	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(121,031)	(465,710)	(293,688)	(197,593)	(187,510)	(287,059)	(253,279)	(94,110)
Balance at December 31, 2024	(307,953)	(465,710)	(293,688)	(197,593)	(187,510)	(287,059)	(253,279)	(94,110)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(138,316)	(266,208)	(151,476)	(178,058)	(125,319)	(218,879)	(304,335)	(86,692)
Balance at December 31, 2025	$(446,269)	$(731,918)	$(445,164)	$(375,650)	$(312,829)	$(505,938)	$(557,614)	$(180,803)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$368,078	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	1,140,000	660,000	420,108	415,000	662,099	511,734	208,270
Distributions from horse series	(33,300)	–	(8,700)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(121,031)	(465,710)	(293,688)	(197,593)	(187,510)	(287,059)	(253,279)	(94,110)
Balance at December 31, 2024	213,747	674,290	357,612	222,515	227,490	375,040	258,455	114,160
Subscriptions received in horse series	–	–	–	359,892	–	127,901	358,266	145,376
Distributions from horse series	–	–	(19,200)	(16,200)	(7,450)	–	–	(1,440)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(138,316)	(266,208)	(151,476)	(178,058)	(125,319)	(218,879)	(304,335)	(86,692)
Balance at December 31, 2025	$75,431	$408,082	$186,936	$388,150	$94,721	$284,062	$312,386	$171,403

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-153

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series STG Broodmare Band	Series Thank You Note 23	Series Just Like Lucy 23	Series Eyepopnruby 23	Series Magic Belle 23	Series Great Hot 23	MRH Restless Rider 23	MRH Stirred 23
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	–	–
Subscriptions received in horse series	1,175,000	720,000	392,700	371,142	360,000	350,000	1,146,089	471,600
Distributions from horse series	(81,700)	(6,300)	(32,609)	–	(28,512)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$1,093,300	$713,700	$360,091	$371,142	$331,488	$350,000	$1,146,089	$471,600

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(39,038)
Balance at December 31, 2024	(39,038)	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(525,263)	(366,976)	(155,296)	(190,057)	(151,818)	(151,882)	(510,546)	(218,035)
Balance at December 31, 2025	$(564,301)	$(366,976)	$(155,296)	$(190,057)	$(151,818)	$(151,882)	$(510,546)	$(218,035)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(39,038)	–	–	–	–	–	–	–
Balance at December 31, 2024	(39,038)	–	–	–	–	–	–	–
Subscriptions received in horse series	1,175,000	720,000	392,700	371,142	360,000	350,000	1,146,089	471,600
Distributions from horse series	(81,700)	(6,300)	(32,609)	–	(28,512)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(525,263)	(366,976)	(155,296)	(190,057)	(151,818)	(151,882)	(510,546)	(218,035)
Balance at December 31, 2025	$528,999	$346,724	$204,795	$181,085	$179,670	$198,118	$635,543	$253,565

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-154

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Trust But Verify	Series Wildcat Gaze 23	Series MRH Absolution 100%	Series Divine Mercy 24	Series Bubala 24	Series Bundle Broodmare Band 26	Series Carpe Fortuna 24	Series Thesis Break 24
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	–	–
Subscriptions received in horse series	971,355	212,072	–	394,200	248,157	–	–	317,811
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2025	$971,355	$212,072	$–	$394,200	$248,157	$–	$–	$317,811

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)
Balance at December 31, 2024	–	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(487,193)	(97,353)	(46,738)	(131,946)	(127,610)	(43,736)	(30,895)	(148,404)
Balance at December 31, 2025	$(487,193)	$(97,353)	$(46,738)	$(131,946)	$(127,610)	$(43,736)	$(30,895)	$(148,404)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	–	–
Subscriptions received in horse series	971,355	212,072	–	394,200	248,157	–	–	317,811
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(487,193)	(97,353)	(46,738)	(131,946)	(127,610)	(43,736)	(30,895)	(148,404)
Balance at December 31, 2025	$484,162	$114,719	$(46,738)	$262,254	$120,547	$(43,736)	$(30,895)	$169,407

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-155

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2025 and 2024 (continued)

	Series Slam Dunk 24	Series Marsh Hawk 24	Series MRH Paddock Buzz 100%	Series Confetti 24	Series Great Sister Diane 24	Series Z-MRH Raven's Lady 21	12.31.2025 Consolidated Total
Membership in My Racehorse CA LLC
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$1,191,866
Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	755,732
Net income/(loss)	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	1,947,598
Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	151,181
Net income/(loss)	–	–	–	–	–	–	–
Balance at December 31, 2025	$–	$–	$–	$–	$–	$–	$2,098,779

Subscriptions in Series
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$37,777,432
Subscriptions received in horse series	–	–	–	–	–	–	6,598,159
Distributions from horse series	–	–	–	–	–	–	(6,541,714)
Contributions by manager	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–
Balance at December 31, 2024	–	–	–	–	–	–	37,833,877
Subscriptions received in horse series	839,726	–	–	308,763	356,120	–	9,925,270
Distributions from horse series	–	–	–	–	–	–	(3,311,284)
Contributions by manager	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–
Balance at December 31, 2025	$839,726	$–	$–	$308,763	$356,120	$–	$44,447,863

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$(33,441,223)
Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net income/(loss)							(1,903,336)
Balance at December 31, 2024	–	–	–	–	–	–	(35,334,559)
Subscriptions received in horse series	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–
Net income/(loss)	(397,024)	(57,007)	(31,017)	(175,030)	(169,261)	–	(4,831,263)
Balance at December 31, 2025	$(397,024)	$(57,007)	$(31,017)	$(175,030)	$(169,261)	$–	$(40,175,822)

Total Members' Equity/(Deficit)
Balance at December 31, 2023	$–	$–	$–	$–	$–	$–	$5,528,075
Subscriptions received in horse series	–	–	–	–	–	–	6,598,159
Distributions from horse series	–	–	–	–	–	–	(6,541,714)
Contributions by manager	–	–	–	–	–	–	755,732
Net income/(loss)	–	–	–	–	–	–	(1,903,336)
Balance at December 31, 2024	–	–	–	–	–	–	4,436,916
Subscriptions received in horse series	839,726	–	–	308,763	356,120	–	9,925,270
Distributions from horse series	–	–	–	–	–	–	(3,311,284)
Contributions by manager	–	–	–	–	–	–	151,181
Net income/(loss)	(397,024)	(57,007)	(31,017)	(175,030)	(169,261)	–	(4,831,263)
Balance at December 31, 2025	$442,702	$(57,007)	$(31,017)	$133,733	$186,859	$–	$6,370,820

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-156

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	(0)	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	(0)	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-157

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$137,182	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	137,182	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(54,625)	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	(54,650)	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	(27,907)	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	(137,182)	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-158

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Bullion	Series Song of Bernadette 20	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Celestial Moon
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$(15,953)	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	7,175	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	(8,778)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	(7,175)	–	(0)
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	(7,175)	–	(0)

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(1,504)	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	7,500	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	9,957	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	15,953	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-159

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddys Joy	Series Dancing Crane
Cash Flows From Operating Activities
Net Income/(Loss)	$25,954	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	(12,500)	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	13,454	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	12,500	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	12,500	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(25,954)	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	(25,954)	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-160

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun-d	Series Enchante 21
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-161

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-162

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(12,228)	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	347	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	(11,882)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	11,882	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	11,882	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-163

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Im a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-164

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-165

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$(51,721)	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	(51,721)	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	4,760	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	46,961	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	51,721	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-166

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-167

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-168

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B 21	Series Ocean Magic 18	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-169

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Race Hunter 19	Series Essential Rose 20	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-170

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of the Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Cash Flows From Operating Activities
Net Income/(Loss)	$214,724	$–	$18,269	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	(16,320)	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	214,724	–	1,949	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	16,320	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	16,320	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(18,060)	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(214,724)	–	(208)	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	(214,724)	–	(18,269)	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-171

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-172

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-173

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-174

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Who Runs the World	Series Whosbeeninmybed 19	Series Without Delay 19	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Cash Flows From Operating Activities
Net Income/(Loss)	$12	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-175

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Edge Classic Colts Package	Series Crown It 21	Series High Speed Goldie 21	Series More Than Magic 21	Series Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(28,721)	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	16,147	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(12,574)	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(1,996)	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	22,500	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	(7,930)	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	12,574	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-176

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series MRH Giant Mover 21	Series Blue Devil	Series Brandy 22	Series Tamboz 21	Series Lovesick 21	Series The Incredi-Bundle	Series Blue Curl 22	Series the New York Bundle
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$8,587	$(134,366)	$(66,206)	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	21,876	120,296	47,711	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	(38,673)	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	(8,209)	(14,070)	(18,495)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	(14,700)	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	44,992	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	44,992	–	(14,700)	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(17,200)	–	–	(19,097)	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	17,200	–	–	(17,686)	14,070	33,195	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	(36,783)	14,070	33,195	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-177

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Savvy Sassy 22	Series Giant Mover 21	Series Alliford Bay 21	Series Stylishly 23	Series Formidable Kitt 22	Series Blip Says Bye 23	Series Claire de Lune 22	Series Malibu Bonnie 23
Cash Flows From Operating Activities
Net Income/(Loss)	$(58,427)	$–	$(19,277)	$(133,592)	$(75,031)	$(182,696)	$(45,756)	$(84,635)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	58,427	–	13,300	83,333	43,943	157,500	6,403	55,000
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	30,782	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	26	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	(5,951)	(50,258)	(31,088)	(25,196)	(8,572)	(29,635)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	16,000	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	16,000	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(17,003)	–	(18,625)	–	–	–	(48,964)	(7,000)
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	17,003	–	24,575	50,258	31,088	25,196	41,536	36,635
Net Cash Provided by/(Used in) Financing Activities	–	–	5,951	50,258	31,088	25,196	(7,428)	29,635

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-178

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Spanxamillion 23	Series Seeking a Star 23	Series STG Broodmare Band	Series Charlie Foxtrot	Series Got It Made 23	Series No Nay Mets	Series Thank You Note 23	Series Just Like Lucy 23
Cash Flows From Operating Activities
Net Income/(Loss)	$(98,820)	$(88,493)	$(143,816)	$–	$–	$–	$(84,403)	$(34,164)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	60,833	65,000	83,749	–	–	–	52,029	26,903
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(37,987)	(23,493)	(60,066)	–	–	–	(32,374)	(7,262)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	(31,800)	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	(31,800)	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(14,076)
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	37,987	23,493	91,866	–	–	–	32,374	21,338
Net Cash Provided by/(Used in) Financing Activities	37,987	23,493	91,866	–	–	–	32,374	7,262

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-179

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Eyepopnruby 23	Series Magic Belle 23	Series Great Hot 23	MRH Restless Rider 23	MRH Stirred 23	Series Trust But Verify	Series Wildcat Gaze 23	Series Bernin Midnight 24
Cash Flows From Operating Activities
Net Income/(Loss)	$(49,904)	$(45,146)	$(46,312)	$–	$–	$(134,099)	$(35,982)	$(73,986)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	29,389	28,350	24,491	–	–	83,250	10,175	32,654
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(20,515)	(16,796)	(21,821)	–	–	(50,849)	(25,807)	(41,332)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	55,286	3,528	43,200
Distributions from horse series	–	(7,800)	(3,788)	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	20,515	24,596	25,609	–	–	(4,437)	22,279	(1,868)
Net Cash Provided by/(Used in) Financing Activities	20,515	16,796	21,821	–	–	50,849	25,807	41,332

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-180

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Bubala 24	Series Bundle Broodmare Band 26	Series Carpe Fortuna 24	Series Thesis Break 24	Series Slam Dunk 24	Series Marsh Hawk 24	Series Confetti 24	Series Restless Rider 23
Cash Flows From Operating Activities
Net Income/(Loss)	$(153,265)	$(210,391)	$(170,620)	$(79,948)	$(242,066)	$(147,843)	$(197,096)	$(168,116)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	48,981	30,861	32,130	33,023	100,000	45,938	58,275	100,844
Loss/(gain) on disposal of horse ownership	–	(85,653)	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(104,284)	(265,183)	(138,490)	(46,926)	(142,066)	(101,906)	(138,821)	(67,273)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	602,800	–	–	–
Proceeds from horse disposition	–	69,000	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	69,000	–	–	602,800	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	271,557	672,000	393,210	106,923	341,234	259,505	376,506	43,911
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(167,273)	(475,817)	(254,720)	(59,997)	(801,968)	(157,599)	(237,685)	23,362
Net Cash Provided by/(Used in) Financing Activities	104,284	196,183	138,490	46,926	(460,734)	101,906	138,821	67,273

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-181

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Stirred 23	Series Great Sister Diane 24	Series Z-MRH Cuvier	Series Z-MRH Raven's Lady 21	Series Divine Mercy 24	Series Thepartyneverends 24	Series Sing Lady Sing 24	Series Deep Trouble 24
Cash Flows From Operating Activities
Net Income/(Loss)	$(80,464)	$(163,402)	$–	$–	$(214,968)	$(97,271)	$(244,930)	$(262,702)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	37,555	57,750	–	–	31,500	14,000	40,833	30,333
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(42,908)	(105,652)	–	–	(183,468)	(83,271)	(204,096)	(232,369)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	(126,000)	(367,500)	(546,000)
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	(126,000)	(367,500)	(546,000)

Cash Flows From Financing Activities
Subscriptions received in horse series	47,250	289,884	–	–	515,000	300,425	542,304	640,872
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(4,342)	(184,232)	–	–	(331,532)	(91,154)	29,292	137,497
Net Cash Provided by/(Used in) Financing Activities	42,908	105,652	–	–	183,468	209,271	571,596	778,369

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-182

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2026 (Continued)

	Series Ali Blue 24	Series Onthethirstyside	Series Paddock Buzz	Series Barbie on a Budget 24	Series Sea Worthy 24	06.30.2026 Consolidated Total
Cash Flows From Operating Activities
Net Income/(Loss)	$(78,102)	$(84,733)	$(143,129)	$(100,139)	$(204,402)	$(4,382,604)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	18,966	14,000	17,500	9,844	29,838	1,880,103
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	(122,364)
Gain on debt forgiveness	–	–	–	–	–	–
Expenses paid by related party	–	–	–	–	–	–
Interest capitalized to loan	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	373
Change in accrued expense	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(59,137)	(70,733)	(125,629)	(90,295)	(174,564)	(2,624,492)

Cash Flows From Investing Activities
Purchase of horse assets	(227,588)	(84,000)	–	(118,125)	(268,538)	(1,791,425)
Disposition of horse assets	–	–	–	–	–	602,800
Proceeds from horse disposition	–	–	–	–	–	158,812
Net Cash Provided by/(Used in) Investing Activities	(227,588)	(84,000)	–	(118,125)	(268,538)	(1,029,813)

Cash Flows From Financing Activities
Subscriptions received in horse series	110,751	151,500	344,582	317,475	486,795	6,313,698
Distributions from horse series	–	–	–	–	–	(224,981)
Payment of distributions	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	30,000
Proceeds from debt - related party	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	(54,650)
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	175,973	3,233	(218,953)	(109,055)	(43,693)	(2,409,762)
Net Cash Provided by/(Used in) Financing Activities	286,724	154,733	125,629	208,420	443,102	3,654,305

Net Change in Cash	–	–	–	–	–	0

Cash at Beginning of Period	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$0

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-183

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-184

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$558,725	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	558,725	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(142,126)	–	–	–	–	–	–
Payment of distributions	–	–	–	–	(27,143)	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	(340,345)	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	(76,254)	–	–	27,143	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	(558,725)	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-185

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Bullion	Series Song of Bernadette 20	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$(35,566)	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	9,158	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	(26,408)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(4,209)	–	–
Payment of distributions	–	(8,786)	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	30,000	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	8,786	–	–	–	617	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	26,408	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-186

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Classic Cut	Series Classofsixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddys Joy	Series Dancing Crane
Cash Flows From Operating Activities
Net Income/(Loss)	$(54,327)	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(54,327)	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	54,327	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	54,327	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-187

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun-d	Series Enchante 21
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$(7,611)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	70,095
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	(94,628)
Gain on debt forgiveness	–	–	–	–	–	–	–	17
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	1,638
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	(30,489)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	94,628
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	94,628

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(101,220)
Payment of distributions	–	–	–	–	–	(4,972)	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	4,972	–	37,081
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	(64,139)

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-188

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Cash Flows From Operating Activities
Net Income/(Loss)	$(95,085)	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	33,833	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	39,667	–	–	–	–	–	–	–
Gain on debt forgiveness	2,642	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	5,000	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(18,943)	–	–	–	–	5,000	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	18,943	–	–	–	–	(5,000)	–	–
Net Cash Provided by/(Used in) Financing Activities	18,943	–	–	–	–	(5,000)	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-189

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(62,317)	$845,729
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	37,042	56,440
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	(946,346)
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	347	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	(347)	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	(25,274)	(44,177)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	16,830
Proceeds from horse disposition	–	–	–	–	–	–	–	946,346
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	963,176

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(934,881)
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	25,275	15,882
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	25,275	(918,999)

Net Change in Cash	–	–	–	–	–	–	1	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$1	$–
	–	–	–	–	–	–	(1)	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-190

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Im a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	(6,750)	–	–	–	–
Disposition of horse assets	–	–	–		–	–	–	–
Proceeds from horse disposition	–	–	–	6,750	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-191

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	(12,895)	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	12,895	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-192

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$1,393,507	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	(1,312,500)	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	10,080	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	(10,080)	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	81,007	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	1,312,500	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	1,312,500	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(1,388,843)	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	(4,664)	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	(1,393,507)	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-193

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-194

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	(0)
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	(0)

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-195

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B 21	Series Ocean Magic 18	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Cash Flows From Operating Activities
Net Income/(Loss)	$(30,678)	$–	$(43,012)	$6,195	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	10,361	–	12,470	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	8,618	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	6,195	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	(23)	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(11,700)	–	(30,541)	12,366	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	9,983	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	9,983	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,376)	–	(18,099)	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	51,629	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	15,093	–	(2,990)	(12,366)	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	1,717	–	30,541	(12,366)	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-196

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Race Hunter 19	Series Essential Rose 20	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
Cash Flows From Operating Activities
Net Income/(Loss)	$30,534	$3,693	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	(40,000)	–	–	–	–	–	–	–
Gain on debt forgiveness	6,142	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(3,324)	3,693	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	40,000	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	40,000	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,693)	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(36,676)	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	(36,676)	(3,693)	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-197

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of the Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Cash Flows From Operating Activities
Net Income/(Loss)	$(90,551)	$–	$(73,209)	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	6,323	–	37,634	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	8,558	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	700	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	(700)	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(75,671)	–	(35,575)	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	(8,558)	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	(8,558)	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	84,229	–	35,575	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	84,229	–	35,575	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-198

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Street Band	Series Sunny 18	Series Sunsanddrinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-199

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$96,566	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	149,946	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	246,511	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	(72,219)	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	(246,511)	–	72,219	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	(246,511)	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-200

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknboutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-201

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Who Runs the World	Series Whosbeeninmybed 19	Series Without Delay 19	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-202

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Edge Classic Colts Package	Series Crown It 21	Series High Speed Goldie 21	Series More Than Magic 21	Series Adaay in Asia	Series Alliford Bay 21	Series Blues Corner 21	Series Bullish Sentiment 21
Cash Flows From Operating Activities
Net Income/(Loss)	$(87,154)	$(79,444)	$–	$(41,255)	$–	$(65,118)	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	37,950	50,991	–	5,717	–	42,000	–	–
Loss/(gain) on disposal of horse ownership	34,430	–	–	28,817	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	25	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	(26)	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(14,774)	(28,453)	–	(6,722)	–	(23,120)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	22,000	–	–	21,000	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	22,000	–	–	21,000	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(30,388)	(14,551)	–	(23,278)	–	(11,775)	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	13,200	44,824	–	11,528	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	9,962	(1,820)	–	(2,528)	–	34,895	–	–
Net Cash Provided by/(Used in) Financing Activities	(7,226)	28,453	–	(14,278)	–	23,120	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-203

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Giant Mover 21	Series Lovesick 21	Series Tamboz 21	Series Blue Devil	Series Brandy 22	Series The Incredi-Bundle	Series Blue Curl 22	Series the New York Bundle
Cash Flows From Operating Activities
Net Income/(Loss)	$(17,175)	$(127,619)	$(64,121)	$(214,630)	$(217,074)	$(245,335)	$(112,113)	$(320,444)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	2,970	87,504	109,484	59,956	52,500	205,275	70,222	128,708
Loss/(gain) on disposal of horse ownership	17,100	–	(73,613)	60,633	149,014	(3,825)	–	114,000
Gain on debt forgiveness	–	–	135	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	32	(1,714)	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	(174)	–	–
Change in accrued expense	–	–	–	–	(3,622)	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	2,895	(40,115)	(28,115)	(94,041)	(19,150)	(45,772)	(41,891)	(77,736)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	–	–	–	–	–	–	101
Proceeds from horse disposition	(806)	–	122,384	(6)	18	3,825	–	5,610
Net Cash Provided by/(Used in) Investing Activities	(806)	–	122,384	(6)	18	3,825	–	5,711

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	299,100	–	–	–	–
Distributions from horse series	(19,169)	(14,133)	(160,420)	(20,298)	(84,690)	(22,440)	–	(110,285)
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	17,080	54,248	66,151	(184,755)	103,822	64,387	41,891	182,310
Net Cash Provided by/(Used in) Financing Activities	(2,089)	40,115	(94,269)	94,047	19,132	41,947	41,891	72,025

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-204

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Savvy Sassy 22	Series Stylishly 23	Series Formidable Kitt 22	Series Blip Says Bye 23	Series Claire de Lune 22	Series Malibu Bonnie 23	Series Spanxamillion 23	Series Seeking a Star 23
Cash Flows From Operating Activities
Net Income/(Loss)	$(138,316)	$(266,208)	$(151,476)	$(178,058)	$(125,319)	$(218,879)	$(304,335)	$(86,692)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	94,500	166,667	87,885	–	38,417	110,000	121,667	–
Loss/(gain) on disposal of horse ownership	(18,750)	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(62,566)	(99,541)	(63,591)	(178,058)	(86,902)	(108,879)	(182,668)	(86,692)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Disposition of horse assets	–	51,250	–	30,750	–	–	–	–
Proceeds from horse disposition	18,750	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	18,750	51,250	–	30,750	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	359,892	–	127,901	358,266	145,376
Distributions from horse series	–	–	(19,200)	(16,200)	(7,450)	–	–	(1,440)
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	43,817	48,291	82,791	(196,385)	94,352	(19,022)	(175,598)	(57,243)
Net Cash Provided by/(Used in) Financing Activities	43,817	48,291	63,591	147,307	86,902	108,879	182,668	86,693

Net Change in Cash	1	–	–	(1)	–	–	–	1

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$1	$–	$–	$(1)	$–	$–	$–	$1
	(1)	–	–	1	–	–	–	(1)
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-205

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series STG Broodmare Band	Series Thank You Note 23	Series Just Like Lucy 23	Series Eyepopnruby 23	Series Magic Belle 23	Series Great Hot 23	Series Restless Rider 23	Series Stirred 23
Cash Flows From Operating Activities
Net Income/(Loss)	$(525,263)	$(366,976)	$(155,296)	$(190,057)	$(151,818)	$(151,882)	$(510,546)	$(218,035)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	252,050	85,572	35,870	39,185	47,250	28,572	100,844	37,555
Loss/(gain) on disposal of horse ownership	(187,084)	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(460,297)	(281,404)	(119,426)	(150,872)	(104,568)	(123,310)	(409,702)	(180,480)

Cash Flows From Investing Activities
Purchase of horse assets	(29,650)	(311,175)	(160,905)	(176,333)	(170,100)	(146,944)	(551,250)	(213,150)
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	187,084	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	157,434	(311,175)	(160,905)	(176,333)	(170,100)	(146,944)	(551,250)	(213,150)

Cash Flows From Financing Activities
Subscriptions received in horse series	1,175,000	720,000	392,700	371,142	360,000	350,000	1,146,089	471,600
Distributions from horse series	(81,700)	(6,300)	(32,609)	–	(28,512)	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(790,436)	(121,121)	(79,760)	(43,937)	(56,820)	(79,746)	(185,137)	(77,970)
Net Cash Provided by/(Used in) Financing Activities	302,864	592,579	280,331	327,205	274,668	270,254	960,952	393,630

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-206

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Trust But Verify	Series Wildcat Gaze 23	Series Divine Mercy 24	Series Bernin Midnight 24	Series Bubala 24	Series Bundle Broodmare Band 26	Series Carpe Fortuna 24	Series Thesis Break 24
Cash Flows From Operating Activities
Net Income/(Loss)	$(487,193)	$(97,353)	$(46,738)	$(131,946)	$(127,610)	$(43,736)	$(30,895)	$(148,404)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	123,528	10,175	15,750	16,327	24,491	20,572	10,710	27,519
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Expenses paid by related party
Interest capitalized to loan
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in prepaid expense	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Change in accrued interest payable	–	–	–	–	–	–	–	–
Change in deferred revenue	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(363,666)	(87,178)	(30,988)	(115,619)	(103,119)	(23,164)	(20,185)	(120,885)

Cash Flows From Investing Activities
Purchase of horse assets	(472,500)	(57,750)	(189,000)	(195,925)	(293,888)	(233,100)	(182,580)	(198,135)
Disposition of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	(472,500)	(57,750)	(189,000)	(195,925)	(293,888)	(233,100)	(182,580)	(198,135)

Cash Flows From Financing Activities
Subscriptions received in horse series	971,355	212,072	–	394,200	248,157	–	–	317,811
Distributions from horse series	–	–	–	–	–	–	–	–
Payment of distributions	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(135,189)	(67,144)	219,988	(82,656)	148,850	256,264	202,765	1,209
Net Cash Provided by/(Used in) Financing Activities	836,166	144,928	219,988	311,544	397,007	256,264	202,765	319,020

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-207

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS

For the year ended December 31, 2025 (continued)

	Series Slam Dunk 24	Series Marsh Hawk 24	Series Paddock Buzz	Series Confetti 24	Series Great Sister Diane 24	Series Z-MRH Raven's Lady 21	12.31.2025 Consolidated Total
Cash Flows From Operating Activities
Net Income/(Loss)	$(397,024)	$(57,007)	$(31,017)	$(175,030)	$(169,261)	$–	$(4,831,263)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	83,333	15,313	8,750	48,563	28,875	–	2,806,569
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	(2,215,910)
Gain on debt forgiveness	–	–	–	–	–	–	165,075
Expenses paid by related party							–
Interest capitalized to loan							–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	16,108
Change in prepaid expense	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	(11,326)
Change in accrued expense	–	–	–	–	–	–	(3,622)
Change in accrued interest payable	–	–	–	–	–	–	(23)
Change in deferred revenue	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(313,691)	(41,694)	(22,267)	(126,467)	(140,386)	–	(4,074,392)

Cash Flows From Investing Activities
Purchase of horse assets	(1,232,800)	(278,780)	(105,000)	(349,650)	(346,500)	–	(5,901,864)
Disposition of horse assets	–	–	–	–	–	–	98,931
Proceeds from horse disposition	–	–	–	–	–	–	2,781,509
Net Cash Provided by/(Used in) Investing Activities	(1,232,800)	(278,780)	(105,000)	(349,650)	(346,500)	–	(3,021,424)

Cash Flows From Financing Activities
Subscriptions received in horse series	839,726	–	–	308,763	356,120	–	9,925,270
Distributions from horse series	–	–	–	–	–	–	(3,311,284)
Payment of distributions	–	–	–	–	–	–	(126,015)
Capital contributions	–	–	–	–	–	–	151,181
Proceeds from debt - related party	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	(340,345)
Net advances/(repayments) in amount due to manager	706,765	320,475	127,267	167,354	130,766	–	797,008
Net Cash Provided by/(Used in) Financing Activities	1,546,491	320,475	127,267	476,117	486,886	–	7,095,815

Net Change in Cash	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–
	–	–	–	–	–	–	–
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–

See Independent auditor’s report and accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-208

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

NOTE 1: NATURE OF OPERATIONS

My Racehorse CA LLC d/b/a MyRaceHorse.com (the “Company”) is an early-stage investment series limited liability company established by the manager, Experiential Squared, Inc. (the “Manager”), to invest in individual interests in thoroughbred, quarter and Standardbred horses through underlying Series LLCs. The Company aims to democratize the ownership of racehorses through a self-developed web-based platform and allow fans to experience racehorse ownership by investing in Series LLCs with other like-minded fans. The Company is headquartered in Lexington, KY. The Company was formed in 2016.

As a Nevada Series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Nevada law.

The following are the Series included under the Company which were formed under the laws of Nevada:

Series Name
Series Action Bundle
Series Adjust 20
Series Amandrea
Series Ambleside Park 19
Series Amers
Series Apple Down Under 19
Series Ari the Adventurer 19
Series Ashlees Empire 20
Series Athenian Beauty 19
Series Authentic
Series Awe Hush 19
Series Bajan Bashert
Series Balletic
Series Bella Chica
Series Big Mel
Series Black Escort 19
Series Bullion
Series Song of Bernadette 20
Series Cairo Kiss
Series Carrothers
Series Cayala 19
Series Arch Support 20
Series Chad Brown Bundle
Series Celestial Moon

F-209

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Series Classic Cut
Series Classofsixtythree 19
Series Co Cola 19
Series Collusion Illusion
Series Consecrate 19
Series Courtisane 19
Series Daddys Joy
Series Dancing Crane
Series Daring Dancer 20
Series De Mystique 17
Series Deep Cover
Series Demogorgon
Series Desire Street 19
Series Echo Warrior 19
Series Edge Racing Summer Fun-d
Series Enchante 21
Series Elarose 21
Series Escape Route
Series Exonerated 19
Series Fenwick Hall 20
Series Forever Rose
Series Flora Dora 20
Series Frosted Oats
Series Future Stars Stable
Series Gentleman Gerry
Series Going to Vegas
Series Got Stormy
Series Grand Traverse Bay 19
Series Grand Traverse Bay 20
Series Heaven Street
Series Kindle 21
Series Knarsdale 21
Series Im a Looker 20
Series Into Summer 19
Series Ishvana 21
Series Jeanne's Speight 20
Series Just Louise 19

F-210

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Series Keertana 18
Series Kiana's Love
Series Kichiro
Series Lane Way
Series Latte Da 19
Series Lazy Daisy
Series Le Relais 20
Series Lost Empire 19
Series Madarnas
Series Madiera Wine
Series Major Implications
Series Man Among Men
Series Margaret Reay 19
Series Margarita Friday 19
Series Martita Sangrita 17
Series Mayan Milagra 19
Series Midnight Sweetie 19
Series Miss Puzzle
Series Miss Sakamoto
Series Mo Mischief
Series Mo Temptation
Series Monomoy Girl
Series Moonbow 20
Series Moonless Sky
Series Motion Emotion
Series Mrs Whistler
Series My Fast One 20
Series Naismith
Series National Road
Series New York Claiming Package
Series Night of Idiots
Series Nileist
Series Noble Goddess
Series Northern Smile 20
Series NY Exacta
Series One Last Night 21

F-211

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Series Our Miss Jones 19
Series Our Jenny B 21
Series Ocean Magic 18
Series Patsys Kim 21
Series Popular Demand
Series Power Up Paynter
Series Queen Amira 19
Series Race Hunter 19
Series Essential Rose 20
Series Salute to America
Series Sarrocchi 21
Series Sauce On Side
Series Shake It Up Baby
Series Sigesmund
Series Silverpocketsfull 19
Series Smart Shopping 21
Series Social Dilemma
Series Song of the Lark 21
Series Soul Beam
Series Speightstown Belle 19
Series Spirit 20
Series Squared Straight
Series Storm Shooter
Series Street Band
Series Sunny 18
Series Sunsanddrinkinhand
Series Sweet Sweet Annie 19
Series Swiss Minister
Series Takeo Squared
Series Tapitry 19
Series Tavasco Road
Series Tell All 19
Series Tell the Duchess 19
Series The Filly Four
Series The Royal Duet
Series Thirteen Stripes

F-212

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Series Timeless Trick 20
Series Tizamagician
Series Tufnel
Series Twirl Girl 21
Series Two Trail Sioux 17
Series Two Trail Sioux 17K
Series Utalknboutpractice
Series Vertical Threat
Series Vow
Series War Safe
Series Wayne O
Series Who Runs the World
Series Whosbeeninmybed 19
Series Without Delay 19
Series Wonder Upon a Star 19
Series Yes This Time
Series You Make Luvin Fun 19
Series Zestful
Series Edge Classic Colts Package
Series Crown It 21
Series High Speed Goldie 21
Series More Than Magic 21
Series Adaay in Asia
Series Blues Corner 21
Series Bullish Sentiment 21
Series Blue Devil
Series Brandy 22
Series Tamboz 21
Series Lovesick 21
Series The Incredi-Bundle
Series Blue Curl 22
Series the New York Bundle
Series Savvy Sassy 22
Series Giant Mover 21
Series Alliford Bay 21
Series Stylishly 23

F-213

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Series Formidable Kitt 22
Series Blip Says Bye 23
Series Claire de Lune 22
Series Malibu Bonnie 23
Series Spanxamillion 23
Series Seeking a Star 23
Series STG Broodmare Band
Series Charlie Foxtrot
Series Got It Made 23
Series No Nay Mets
Series Thank You Note 23
Series Just Like Lucy 23
Series Eyepopnruby 23
Series Magic Belle 23
Series Great Hot 23
Series Trust But Verify
Series Wildcat Gaze 23
Series Bernin Midnight 24
Series Bubala 24
Series Bundle Broodmare Band 26
Series Carpe Fortuna 24
Series Thesis Break 24
Series Slam Dunk 24
Series Marsh Hawk 24
Series Confetti 24
Series Restless Rider 23
Series Stirred 23
Series Great Sister Diane 24
Series Z-MRH Cuvier
Series Z-MRH Raven's Lady 21
Series Divine Mercy 24
Series Thepartyneverends 24
Series Sing Lady Sing 24
Series Deep Trouble 24
Series Ali Blue 24
Series Onthethirstyside
Series Paddock Buzz
Series Barbie on a Budget 24
Series Sea Worthy 24

F-214

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company adopted the calendar year as its basis for reporting.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, including delayed implementation dates from those applicable to public business entities.

Unaudited Interim Consolidated and Consolidating Financial Information

The accompanying consolidating and consolidated balance sheets as of June 30, 2026 and December 31, 2025 and the statements of operations, members’ equity/(deficit) and cash flows for the six-month periods ended June 30, 2026 and 2025 are unaudited. The unaudited interim consolidated and consolidating financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2026 and the results of its operations and its cash flows for the six-month periods ended June 30, 2026 and 2025. The financial data and other information disclosed in these notes related to the six-month periods ended June 30, 2026 and 2025 are also unaudited. The results for the six-month period ended June 30, 2026 are not necessarily indicative of results to be expected for the year ending December 31, 2026, any other interim periods, or any future year or period.

Use of Estimates

The preparation of consolidated and consolidating financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company and each of its listed Series consider short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of June 30, 2026 and December 31, 2025, the Company and each of its listed Series had no cash on hand.

F-215

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company and each of its listed Series believe that its accounts receivable credit risk exposure is limited, and it has not experienced significant write-downs in its accounts receivable balances. As of June 30, 2026 and December 31, 2025, the Company and its listed Series have $1,714 and $1,714 outstanding accounts receivable, respectively.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years. Horse assets are depreciated using the straight-line method over 36 months with no estimated salvage value. A horse is treated as placed in service upon its acquisition by the Company.

The Company and each of its listed Series review the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

As of June 30, 2026 and December 31, 2025, the Company and its listed Series have $10,459,460 and $10,218,244, respectively, recorded at cost in horse assets.

F-216

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

As of June 30, 2026, property and equipment consisted of the following:

Series Name	Horse Asset plus Acquisition Costs	Less: Accumulated Depreciation	Total
Series Deep Trouble 24	$546,000	$(30,333)	$515,667
Series Slam Dunk 24	630,000	(183,333)	446,667
Series Restless Rider 23	551,250	(201,687)	349,563
Series Sing Lady Sing 24	367,500	(40,833)	326,667
Series STG Broodmare Band	654,450	(362,242)	292,208
Series Trust But Verify	472,500	(206,778)	265,722
Series Great Sister Diane 24	346,500	(86,625)	259,875
Series Confetti 24	349,650	(106,838)	242,813
Series Sea Worthy 24	268,538	(29,838)	238,700
Series Bubala 24	293,888	(73,472)	220,416
Series Marsh Hawk 24	278,780	(61,250.00)	217,530
Series Ali Blue 24	227,588	(18,966)	208,622
Series Bundle Broodmare Band 26	233,100	(34,781)	198,319
Series Stylishly 23	525,000	(326,937)	198,063
Series Thank You Note 23	311,175	(137,601)	173,574
Series Spanxamillion 23	383,250	(233,669)	149,581
Series Bernin Midnight 24	195,925	(48,981)	146,944
Series Divine Mercy 24	189,000	(47,250)	141,750
Series Carpe Fortuna 24	182,580	(42,840)	139,740
Series Stirred 23	213,150	(75,110)	138,040
Series Thesis Break 24	198,135	(60,541)	137,594
Series Malibu Bonnie 23	346,500	(211,573)	134,927
Series Blip Says Bye 23	315,000	(190,650)	124,350
Series Thepartyneverends 24	126,000	(14,000)	112,000
Series Barbie on a Budget 24	118,125	(9,844)	108,281
Series Eyepopnruby 23	176,333	(68,574)	107,759
Series Just Like Lucy 23	160,905	(62,773)	98,133
Series Magic Belle 23	170,100	(75,600)	94,500
Series Great Hot 23	146,944	(53,063)	93,881
Series Formidable Kitt 22	263,655	(175,298)	88,358
Series Paddock Buzz	105,000	(26,250)	78,750
Series The Incredi-Bundle	615,825	(545,193)	70,632
Series Onthethirstyside	84,000	(14,000)	70,000
Series Seeking a Star 23	130,000	(77,464)	52,536
Series Wildcat Gaze 23	57,750	(20,350)	37,400
Series Blue Curl 22	225,366	(216,281)	9,085
Total	$10,459,460	$(4,170,814)	$6,288,645

F-217

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Revenue Recognition

The Company and each of its Series recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when control of a promised good or service transfers to a customer in an amount reflecting the consideration the Company expects to be entitled to, applying the five-step model: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price; and (5) recognize revenue when (or as) each performance obligation is satisfied.

Each Series generally holds a single horse asset, and its income arises from activities relating to that horse. The Company’s material sources of income and the related accounting policies are described below. The sale of a horse (including through a claiming race) and the sale of future breeding rights represent dispositions of a long-lived asset held for use and are accounted for as gains or losses outside the scope of ASC 606, as described under “Gains and losses on disposition of horses” below.

F-218

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Purse Winnings: Purse winnings represent a Series’ contractual share of the purse awarded by a racing association or racetrack (the customer) based on a horse’s participation and finishing position in a race. The Series’ performance obligation is to enter and run the horse in accordance with the conditions established for that race, and it is satisfied at the point in time the race is completed and the results are declared official. The transaction price is variable, determined by the horse’s finishing position and the published purse structure; because it depends entirely on the outcome of the race, it is fully constrained and no revenue is recognized until the race has been run and results are official. Where a Series owns less than 100% of a horse, revenue is limited to the Series’ proportionate ownership share. Costs associated with purse winnings — including jockey mount and win fees, trainer and jockey percentage participations, nomination and entry fees, and allocable training, veterinary, and care costs — are included in cost of revenues.

Marketing and Sponsorship: Marketing and sponsorship revenue arises from contracts under which a Series provides sponsorship, promotional, or content rights associated with a horse. The performance obligation is to provide the agreed services or access over the contract term. Revenue is recognized over time (generally straight-line over the term) when the customer simultaneously receives and consumes the benefits as the Company performs; otherwise, it is recognized at the point in time the deliverable is provided. The transaction price is the consideration stated in the contract, allocated to distinct performance obligations on a relative standalone-selling-price basis. Costs associated with these arrangements — content production, third-party commissions, and allocable personnel costs — are included in cost of revenues.

Breeding and Stud Fees: Income earned from standing a horse at stud or providing breeding services is recognized when the performance obligation — to provide the breeding (covering) service — is satisfied, generally at the point in time the service is performed and any live-foal or “no-guarantee” condition in the breeding contract is met. The transaction price is the stud fee stated in the contract. Where consideration is a royalty based on the subsequent sale or use of offspring, revenue is recognized under the sales- and usage-based royalty guidance at the later of when the subsequent sale or usage occurs or the related performance obligation is satisfied. Costs associated with breeding income — stallion management, veterinary, and allocable care costs — are included in cost of revenues.

Gains and Losses on Disposition of Horses (Including Claiming Races and Sales of Breeding Rights): A horse is a depreciable long-lived asset held for use. Accordingly, the sale of a horse — whether by private sale, at auction, or by being claimed in a claiming race — and the sale or assignment of future breeding rights are accounted for as dispositions of nonfinancial assets outside the scope of ASC 606. The Company derecognizes the carrying amount under ASC 360 and measures the resulting gain or loss under ASC 610-20 as the difference between the consideration received and the net carrying amount of the asset. These gains and losses are presented in “Loss/(Gain) on Disposition of Horses” within operating expenses and are excluded from revenues and cost of revenues. Associated costs consist principally of the net carrying amount derecognized and direct selling costs.

Principal Versus Agent: The Company’s Manager administers each Series, collects amounts due, and remits net proceeds, and certain horses are co-owned with third parties. Each Series is the principal in its revenue arrangements because it controls the specified good or service (the racing, breeding, or sponsorship output of the horse it owns) before transfer to the customer, is primarily responsible for fulfilling the promise, and bears the ownership and performance risk of the horse. Management fees are therefore recognized as operating expenses (“Management charges”) and are not netted against revenue. Where a horse is co-owned, each Series recognizes only its proportionate ownership share of the related income, reflecting the Series’ enforceable rights under the co-ownership arrangement.

F-219

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Contract Balances: Amounts for purse winnings and breeding services are generally collected after the related performance obligation is satisfied; a receivable is recorded when the Company’s right to consideration is unconditional. The Company had trade receivables of $1,714 and $1,714 as of June 30, 2026 and December 31, 2025, respectively, and had no contract assets and no contract liabilities (deferred revenue) as of either date. Advance milestone (“kicker”) payments described in Note 5 are accounted for as liabilities/additional purchase consideration and are not ASC 606 contract liabilities.

Disaggregated Revenues: The Company’s revenues derived from horses, disaggregated by key sources, are as follows for the six-month periods ended June 30, 2026 and 2025:

	June 30, 2026	June 30, 2025
Purse winnings (point in time)	$93,806	$1,582,870
Stud fees (point in time)	395,080	–
Other horse revenue	12,112	14,785
Total revenues	$500,998	$1,597,655

Cost of Revenues

Costs of revenues include horse-related expenses such as race expenses, brokerage fees, insurance, photography, stables and training, transportation, and veterinary.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code (IRC), all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns. However, the Company has elected, in accordance with IRC, to treat each of the individual series as separate subchapter C corporations for tax purposes. Certain series offered through Regulation D under the Edge offering are taxed as partnerships, rather than under the C corporation election. The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company will continue to be subject to federal, state and local income taxation for any series in which a taxable gain occurs.

F-220

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each of its listed Series is a business that has not yet generated profits since inception, has sustained a net loss of $4,382,604 during the six-month period ended June 30, 2026, and is dependent upon its Manager for financing its operations. The Company’s and each of its listed Series’ financial performance is impacted by several key factors. Expenses such as training and care, veterinary, and depreciation are incurred from the date of acquisition; however, series revenues will not commence until the horses begin racing sometime during their two-year-old season. Additionally, as horses continue to mature, the series will have increased opportunities to generate greater revenue to offset their ongoing expenses. These factors, among others, raise substantial doubt about the ability of the Company and each of its listed Series to continue as a going concern for a reasonable period.

In making this assessment, management weighed the significance of the factors, conditions, and events considered. Management based the conclusion primarily on the inception-to-date cumulative losses. These factors were determined to be the primary drivers of the Company’s and each of its listed Series’ ability to sustain its operating costs in the near term. Management also performed an analysis of its operations through the issuance of these consolidated and consolidating financial statements and funding options currently available to it, including a line of credit available to its Manager and its Manager’s ability and intent to fund any operational needs for the coming year.

Management concluded that its plans successfully alleviate the substantial doubt to the ability of the Company and each of its listed Series to continue as a going concern within one year after the date that the consolidated and consolidating financial statements are issued. No assurance can be given that the Company and each of its listed Series will be successful in these efforts. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company and each of its listed Series be unable to continue as a going concern.

NOTE 4: ADVANCES FROM MANAGER

To fund its organizational and start-up activities as well as to advance funds on behalf of a series to purchase horse assets, the Manager has covered the expenses and costs of the Company and its series thus far on an interest-bearing revolving line of credit. The Manager is entitled to interest on the outstanding balance as detailed in the respective promissory note for each Series.  The Company and each of its listed Series will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company and each of its listed Series will repay the Manager for funds extended to acquire horse assets from the series subscription proceeds (less the applicable management fee), as they are received. Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations.

F-221

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

In the table below, the Company outlines the positions of borrowings and amounts owed to it by the Manager per Series:

Series Name (Per FS)	Horse reserve account owed to/(by) Series	(Horse acquisition loans owed to Manager)	Net amount owed to/(by) Series
Series Smart Shopping 21	$288,070	$–	$288,070
Series Bundle Broodmare Band 26	219,553	–	219,553
Series Restless Rider 23	161,775	–	161,775
Series Trust But Verify	139,626	–	139,626
Series Divine Mercy 24	111,545	–	111,545
Series Barbie on a Budget 24	110,075	1,020	109,055
Series Slam Dunk 24	123,507	28,304	95,203
Series STG Broodmare Band	92,974	–	92,974
Series Paddock Buzz	115,552	23,866	91,686
Series Thepartyneverends 24	94,814	3,660	91,154
Series Thank You Note 23	88,747	–	88,747
Series Bernin Midnight 24	94,603	10,080	84,523
Series Stirred 23	86,770	4,459	82,311
Series Blip Says Bye 23	81,104	–	81,104
Series Stylishly 23	76,427	–	76,427
Series Confetti 24	82,460	12,129	70,331
Series Spanxamillion 23	63,984	–	63,984
Series Thesis Break 24	72,538	13,750	58,788
Series Just Like Lucy 23	58,423	–	58,423
Series Malibu Bonnie 23	57,500	–	57,500
Series Great Hot 23	54,137	–	54,137
Series Great Sister Diane 24	89,713	36,247	53,466
Series Carpe Fortuna 24	70,965	19,010	51,955
Series Wildcat Gaze 23	44,865	–	44,865
Series Sea Worthy 24	142,079	98,385	43,694
Series The Incredi-Bundle	37,770	–	37,770
Series Magic Belle 23	32,224	–	32,224
Series Seeking a Star 23	34,631	4,257	30,374
Series Formidable Kitt 22	23,548	–	23,548
Series Eyepopnruby 23	46,447	23,025	23,422
Series Bubala 24	74,238	55,815	18,423
Series Kindle 21	15,776	–	15,776
Series Crown It 21	9,926	–	9,926
Series Alliford Bay 21	2	–	2
Series Lovesick 21	1	–	1
Series Savvy Sassy 22	1	–	1
Series Arch Support 20	(1,279)	–	(1,279)
Series Onthethirstyside	70,642	73,875	(3,233)
Series Margarita Friday 19	(8,785)	–	(8,785)
Series Blue Curl 22	(24,984)	–	(24,984)
Series Sing Lady Sing 24	186,537	215,830	(29,293)
Series Authentic	(60,096)	–	(60,096)
Series Deep Trouble 24	161,296	298,793	(137,497)
Series Marsh Hawk 24	114,325	277,200	(162,875)
Series Ali Blue 24	115,331	291,304	(175,973)
Total	3,449,357	1,491,008	1,958,349

All Series not presented in the table above had $0 balances due to/from the Manager as of June 30, 2026.

F-222

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

NOTE 5: LOANS PAYABLE – RELATED PARTY

The Company acquired the horse asset in the MRH Palace Foal series via a $15,606 convertible profit-participating loan from Michael Behrens, a principal of the Manager of the Company. The convertible profit-participating loan bears a 2.38 percent per annum interest rate and is due either when the MRH Palace Foal series is fully subscribed or converted into the unsold units of the MRH Palace Foal. During the time the convertible profit-participating loan is outstanding, the underlying cash flow of the MRH Palace Foal series accrues to the loan holder. $15,606 was outstanding on this loan as of both June 30, 2026 and December 31, 2025.

In 2020, with the purchase of the MRH Authentic horse asset the Company agreed to pay purchase (kickers) upon the achievement of certain milestones.  Kickers of $2,443,750 were earned in 2020 and were recognized as a loan payable obligation to the co-owner Spendthrift Farm LLC, a related party, and capitalized as additional horse asset purchase costs.  The loan is to be repaid out of the underlying horse income, net of expenses incurred by the co-owner resulting from the horse’s breeding career.  The loan bears interest at 1.65%. No interest expense was recorded against this loan during the six-month periods ended June 30, 2026 and 2025. The net horse income applied as repayments against this loan during the six-month periods ended June 30, 2026 and 2025 was $0 and $0, respectively; the loan was fully repaid during the second half of 2025. As of both June 30, 2026 and December 31, 2025, the outstanding balance of the loan was $0.

The Company’s Manager was entitled to certain unpaid management fees related to the MRH Authentic horse. As of June 30, 2026 and December 31, 2025, the total outstanding balance to the Manager was $125,738 and $180,388, respectively.

The Company’s Manager and another related party, Spendthrift Farm LLC paid certain training costs on behalf of the Company during 2021 and 2022. As of June 30, 2026 and December 31, 2025, $0 remained outstanding on these agreements.

No interest expense was incurred for the six-month periods ended June 30, 2026 and 2025.

NOTE 6: MEMBERS’ EQUITY/(DEFICIT)

Series Subscriptions

The Company has received membership subscriptions for the following LLC Series as of June 30, 2026.

Series Name	Shares Offered	Shares Tendered	Series Subscriptions
Series Authentic	12,500	12,500	2,575,000
Series The Filly Four	8,000	8,000	1,440,000
Series Restless Rider 23	10,000	10,000	1,190,000
Series Slam Dunk 24	10,000	9,680	1,180,960
Series STG Broodmare Band	5,000	5,000	1,175,000
Series Chad Brown Bundle	5,000	5,000	1,170,000
Series The New York Bundle	5,100	5,100	1,147,500

F-223

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Series Stylishly 23	5,000	5,000	1,140,000
Series The Incredi-Bundle	10,200	10,200	1,101,600
Series Essential Rose 20	10,000	10,000	1,050,000
Series The Royal Duet	5,100	5,100	1,030,200
Series Trust But Verify	13,333	13,333	1,026,641
Series Spanxamillion 23	5,000	5,000	870,000
Series Balletic	10,000	10,000	800,000
Series Malibu Bonnie 23	10,000	10,000	790,000
Series Blip Says Bye 23	10,000	10,000	780,000
Series Brandy 22	9,000	9,000	765,000
Series Collusion Illusion	25,000	25,000	750,000
Series Big Mel	6,000	6,000	726,000
Series Thank You Note 23	5,000	5,000	720,000
Series Confetti 24	6,000	5,857	685,269
Series Bundle Broodmare Band 26	3,000	3,000	672,000
Series Tamboz 21	6,500	6,500	669,500
Series Patsys Kim 21	5,000	5,000	665,000
Series Formidable Kitt 22	5,000	5,000	660,000
Series Deep Trouble 24	6,500	3,956	640,872
Series Elarose 21	10,000	10,000	640,000
Series Sarrocchi 21	5,000	5,000	640,000
Series Smart Shopping 21	5,000	5,000	635,000
Series Enchante 21	6,000	6,000	594,000
Series Im A Looker 20	4,000	4,000	580,000
Series Knarsdale 21	5,100	5,100	571,200
Series Wayne O	6,000	6,000	570,000
Series Edge Classic Colts Package	40	40	569,520
Series Savvy Sassy 22	3,750	3,750	555,000
Series Sing Lady Sing 24	10,000	6,456	542,304
Series Co Cola 19	5,100	5,100	540,600
Series Lane Way	6,000	6,000	540,000
Series Who Runs the World	5,100	5,100	530,400
Series Race Hunter 19	10,000	10,000	520,000

F-224

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Series Lovesick 21	13,333	13,333	519,987
Series Bubala 24	5,100	4,442	519,714
Series Stirred 23	3,500	3,459	518,850
Series Carrothers	5,100	5,100	515,100
Series Divine Mercy 24	2,500	2,500	515,000
Series Classic Cut	10,000	10,000	510,000
Series Keertana 18	5,100	5,100	510,000
Series Future Stars Stable	10,000	10,000	500,000
Series Le Relais 20	3,000	3,000	495,000
Series Song of Bernadette 20	5,100	5,100	494,700
Series Courtisane 19	10,000	10,000	490,000
Series Sea Worthy 24	7,500	5,865	486,795
Series Monomoy Girl	10,200	10,200	469,200
Series NY Exacta	2,000	2,000	456,000
Series Silverpocketsfull 19	5,100	5,100	453,900
Series You Make Luvin Fun 19	6,000	6,000	450,000
Series Going to Vegas	5,100	5,100	438,600
Series Bernin Midnight 24	250	243	437,400
Series Ari the Adventurer 19	5,100	5,100	433,500
Series Thesis Break 24	5,100	4,882	424,734
Series Adaay in Asia	5,100	5,100	418,200
Series Claire De Lune 22	5,000	5,000	415,000
Series Blue Curl 22	5,100	5,100	413,100
Series Carpe Fortuna 24	2,550	2,313	393,210
Series Just Like Lucy 23	5,100	5,100	392,700
Series Kindle 21	5,500	5,500	390,500
Series Sunny 18	6,000	6,000	390,000
Series Mo Mischief	5,100	5,100	382,500
Series Blue Devil	5,100	5,100	382,500
Series Whosbeeninmybed 19	5,100	5,100	377,400
Series Cayala 19	4,100	4,100	373,100
Series Eyepopnruby 23	5,100	4,698	371,142
Series Wonder Upon a Star 19	10,000	10,000	370,000
Series Magic Belle 23	300	300	360,000

F-225

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Series Vow	2,000	2,000	358,000
Series Lost Empire 19	10,200	10,200	357,000
Series Great Sister Diane 24	6,000	5,569	646,000
Series Seeking a Star 23	3,000	2,997	353,646
Series Great Hot 23	250	250	350,000
Series Song of the Lark 21	2,550	2,550	349,350
Series Alliford Bay 21	3,750	3,750	348,750
Series Echo Warrior 19	6,000	6,000	348,000
Series Paddock Buzz	1,250	1,141	344,582
Series One Last Night 21	3,000	3,000	339,000
Series Grand Traverse Bay 19	750	750	335,250
Series Margarita Friday 19	2,000	2,000	332,000
Series My Fast One 20	2,000	2,000	330,000
Series Queen Amira 19	2,000	2,000	330,000
Series Miss Sakamoto	6,000	6,000	324,000
Series Storm Shooter	2,000	2,000	324,000
Series Tufnel	5,200	5,200	322,400
Series Barbie on a Budget 24	250	249	317,475
Series Action Bundle	10,000	10,000	310,000
Series Jeanne's Speight 20	2,500	2,500	310,000
Series Mo Temptation	3,500	3,500	304,500
Series Naismith	2,000	2,000	304,000
Series Thepartyneverends 24	200	197	300,425
Series Awe Hush 19	1,800	1,800	295,200
Series War Safe	2,000	2,000	292,000
Series Tell the Duchess 19	2,000	2,000	284,000
Series Mrs Whistler	2,000	2,000	274,000
Series Salute to America	1,000	1,000	273,000
Series Marsh Hawk 24	7,500	3,053	259,505
Series Spirit 20	3,000	3,000	252,000
Series Into Summer 19	650	650	250,900
Series Edge Racing Summer Fun-d	50	50	250,000
Series Popular Demand	1,020	1,020	248,880
Series Margaret Reay 19	820	820	246,820
Series Fenwick Hall 20	1,200	1,200	242,400

F-226

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Series Just Louise 19	1,020	1,020	233,580
Series Celestial Moon	20	20	230,000
Series Got Stormy	5,100	5,100	229,500
Series Thirteen Stripes	1,000	1,000	229,000
Series Man Among Men	820	820	223,860
Series Tapitry 19	820	820	223,860
Series Crown It 21	30	30	217,500
Series Wildcat Gaze 23	1,100	1,100	215,600
Series Moonbow 20	2,500	2,500	215,000
Series Desire Street 19	1,020	1,020	205,020
Series Ashlees Empire 20	3,000	3,000	201,000
Series Classofsixtythree 19	1,000	1,000	193,000
Series Martita Sangrita 17	600	600	192,000
Series Tizamagician	600	600	192,000
Series Our Miss Jones 19	1,200	1,200	187,200
Series More Than Magic 21	12	12	180,000
Series Deep Cover	800	800	176,000
Series Frosted Oats	4,100	4,100	172,200
Series Mayan Milagra 19	20	20	170,000
Series Amandrea	550	550	162,250
Series Bajan Bashert	16	16	160,000
Series Gentleman Gerry	20	20	155,000
Series Onthethirstyside	1,000	606	151,500
Series Heaven Street	20	20	150,000
Series Sweet Sweet Annie 19	20	20	150,000
Series Twirl Girl 21	20	20	150,000
Series Lazy Daisy	1,250	1,250	143,750
Series Latte Da 19	4,100	4,100	143,500
Series National Road	20	20	140,000
Series Northern Smile 20	20	20	140,000
Series Without Delay 19	20	20	140,000
Series Exonerated 19	820	820	138,580

F-227

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

Series Adjust 20	10	10	135,000
Series Two Trail Sioux 17	450	450	135,000
Series High Speed Goldie 21	13	13	130,000
Series Yes This Time	10	10	129,520
Series Demogorgon	20	20	128,000
Series Tell All 19	12	12	126,000
Series Vertical Threat	600	600	126,000
Series Speightstown Belle 19	900	900	125,100
Series Dancing Crane	20	20	122,000
Series Midnight Sweetie 19	820	820	121,360
Series Our Jenny B 21	20	20	120,000
Series Power Up Paynter	600	600	114,000
Series Giant Mover 21	110	110	113,630
Series Arch Support 20	10	10	112,000
Series Ali Blue 24	2,550	551	110,751
Series Daddys Joy	600	600	108,000
Series Apple Down Under 19	600	600	103,800
Series Daring Dancer 20	750	750	101,250
Series Black Escort 19	20	20	100,000
Series Flora Dora 20	10	10	100,000
Series Sunsanddrinkinhand	20	20	100,000
Series Timeless Trick 20	12	12	93,000
Series Grand Traverse Bay 20	750	750	90,750
Series Motion Emotion	1,020	1,020	85,680
Series Social Dilemma	510	510	85,170
Series Athenian Beauty 19	1,800	1,800	84,600
Series Ambleside Park 19	410	410	84,050
Series New York Claiming Package	510	510	71,400
Series Consecrate 19	410	410	64,370
Series Escape Route	10	10	62,952
Series Street Band	50	50	61,500
Series Madiera Wine	20	20	50,000
Series Cairo Kiss	80	80	44,400
Series Squared Straight	150	150	40,500
Series Soul Beam	65	65	39,650

F-228

Series Bella Chica	100	100	38,000
Series De Mystique 17	250	250	35,000
Series Noble Goddess	300	300	33,000
Series Shake It Up Baby	250	250	32,500
Series Zestful	100	100	32,000
Series Miss Puzzle	125	125	31,250
Series Utalknboutpractice	100	100	30,000
Series Sauce on Side	–	–	30,000
Series Two Trail Sioux 17K	1	1	29,720
Series Takeo Squared	100	100	27,000
Series Kichiro	200	200	26,000
Series Kiana's Love	200	200	24,000
Series Nileist	45	45	23,850
Series Moonless Sky	200	200	22,000
Series Night of Idiots	80	80	20,000
Series Sigesmund	200	200	20,000
Series Tavasco Road	80	80	18,400
Series Madarnas	50	50	17,500
Series Swiss Minister	50	50	14,000
Series Bullion	25	25	11,750
Series Amers	75	75	10,500
Series Major Implications	20	20	4,600
Series Ishvana 21	–	–	–
Series Forever Rose	1,250	–	–
Series Ocean Magic 18	–	–	–
Total	630,487	612,101	$69,384,884

F-229

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

The members of each of the Company’s series have certain rights with respect to the membership series they are subscribed to. Each series generally holds a single horse asset. A series member is entitled to their pro rata share of the net profits derived from the horse asset held in that series after deduction of expense allocations and direct expenses attributable to the underlying horse asset, based on their percentage of the total outstanding membership interests in that series.

Distributions are recorded when declared. When a declared distribution is not yet paid as of a balance sheet date, it is recorded as a distribution payable liability. Distributions payable amounted to $0 and $0 as of June 30, 2026 and December 31, 2025, respectively.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 7: RELATED PARTY TRANSACTIONS

The Company’s Manager has advanced funds to and holds cash reserves on behalf of various of the Company’s series funds. See Note 4 for further discussions.

The Company has various loans outstanding with related parties, as described in Note 5.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, the Company and each of its listed Series will adopt those that are applicable under the circumstances.

NOTE 9: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

Legal Matters

The Company and each of its listed Series is not currently involved with and does not know of any pending or threatening litigation against the Company, each of its listed Series, or its member.

Long-Term Debt

The Company acquired the horse asset in the MRH Palace Foal series via a $15,606 convertible profit participating loan from Michael Behrens, a principal of the Manager of the Company. The convertible profit participating loan that bears a 2.38 percent per annum interest rate is due either when the MRH Palace Foal series is fully subscribed or converted into the unsold units of the MRH Palace Foal.

F-230

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2026 and December 31, 2025 and for the six-month periods ended June 30, 2026 and 2025

During the time the convertible profit participating loan is outstanding, the underlying cash flow of the MRH Palace Foal series accrues to the loan holder.

NOTE 10: SUBSEQUENT EVENTS

Anticipated Crowdfunded Offering

The Company and each of its listed Series is planning to continue to raise capital through the issuance of securities exempt from registration under Regulation A in 2026.

Management’s Evaluation

Management has evaluated subsequent events through September 25, 2026, the date the consolidated and consolidating financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated and consolidating financial statements.

F-231

Item 4. Exhibits

Exhibit Number	Description
Exhibit 2.1	Articles of Organization (1)
Exhibit 2.2	Second Amended and Restated Series Limited Liability Company Agreement (5)
Exhibit 3.1	Series Agreement for Adaay in Asia (6)
Exhibit 3.2	Series Agreement for Bullish Sentiment 21 (6)
Exhibit 3.3	Series Agreement for Knarsdale 21 (6)
Exhibit 3.4	Series Agreement for Sweet as Sin (6)
Exhibit 3.5	Series Agreement for Alliford Bay 21 (6)
Exhibit 3.6	Series Agreement for Blues Corner 21 (6)
Exhibit 3.7	Series Agreement for Lovesick 21 (6)
Exhibit 3.8	Series Agreement for Tamboz 21 (6)
Exhibit 3.9	Series Agreement for Blue Curl (7)
Exhibit 3.10	Series Agreement for The New York Bred Bundle (9)
Exhibit 3.11	Series Agreement for The Incredi–Bundle (9)
Exhibit 3.12	Series Agreement for Blue Devil (9)
Exhibit 3.13	Series Agreement for Savvy Sassy 22 (7)
Exhibit 3.14	Series Agreement for Isahvana 21 (7)
Exhibit 3.15	Series Agreement for Brandy 22 (8)
Exhibit 3.16	Series Agreement for Clair De Lune 22 (10)
Exhibit 3.17	Series Agreement for Formidable Kitt 22 (11)
Exhibit 3.18	Series Agreement for Stylishly 23 (12)
Exhibit 3.19	Series Agreement for Malibu Bonnie 23 (12)
Exhibit 3.20	Series Agreement for Spanxamillion 23 (12)
Exhibit 3.21	Series Agreement for Blip Says Bye 23 (13)
Exhibit 3.22	Series Agreement for Seeking A Star 23 (14)
Exhibit 3.23	Series Agreement for STG Broodmare Band (15)
Exhibit 3.24	Series Agreement for Thank You Note 23 (16)
Exhibit 3.25	Series Agreement for Magic Belle 23 (16)
Exhibit 3.26	Series Agreement for Just Like Lucy 23 (19)
Exhibit 3.27	Series Agreement for Eyepopnruby23 (19)
Exhibit 3.28	Series Agreement for Trust But Verify (19)
Exhibit 3.29	Series Agreement for Great Hot 23 (20)
Exhibit 3.30	Series Agreement for Wildcat Gaze 23 (21)
Exhibit 3.31	Series Agreement for Stirred 23 (21)
Exhibit 3.32	Series Agreement for Restless Rider 23 (21)
Exhibit 3.33	Series Agreement for Thesis Break 24 (22)
Exhibit 3.34	Series Agreement for Confetti 24 (22)
Exhibit 3.35	Series Agreement for Slam Dunk 24 (22)
Exhibit 3.36	Series Agreement for Bubala 24 (23)
Exhibit 3.37	Series Agreement for Great Sister Diane 24 (23)
Exhibit 3.38	Series Agreement for Bernin Midnight 24 (23)
Exhibit 3.39	Series Agreement for Carpe Fortuna 24(24)
Exhibit 3.40	Series Agreement for Marsh Hawk 24(24)

17

Exhibit Number	Description
Exhibit 3.41	Series Agreement for Broodmare Band 26(24)
Exhibit 3.42	Series Agreement for Paddock Buzz(25)
Exhibit 3.43	Series Agreement for Divine Mercy 24(25)
Exhibit 3.44	Series Agreement for Onthethirstyside(25)
Exhibit 3.45	Series Agreement for Sea Worthy(26)
Exhibit 3.46	Series Agreement for Sing Lady Sing(26)
Exhibit 3.47	Series Agreement for Barbie on a Budget(26)
Exhibit 3.48	Series Agreement for Ali Blue 24 (27)
Exhibit 3.49	Series Agreement for Deep Trouble 24 (27)
Exhibit 3.50	Series Agreement for Thepartyneverends 24 (27)
Exhibit 3.51	Series Agreement Storm Raven 24 (28)
Exhibit 3.52	Series Agreement Tail Feather 24 (28)
Exhibit 3.53	Series Agreement Buskinfoaliving 24 (28)
Exhibit 3.54	Series Agreement Sweetbaby 25 (29)
Exhibit 3.55	Series Agreement Thatcher 25 (29)
Exhibit 6.1	Management Services Agreement by and between My Racehorse CA LLC and Experiential Squared, Inc. (1)
Exhibit 6.2	Broker–Dealer Agreement by and between My Racehorse CA LLC and Dalmore Group, LLC (2)
Exhibit 6.3	Vertalo Subscription Agreement by and between My Racehorse CA LLC and Vertalo, Inc. (3)
Exhibit 6.4	First Amendment to Management Services Agreement by and between My Racehorse CA LLC and Experiential Squared, Inc.(4)
Exhibit 6.5	Form of Equine Co–Ownership Agreement for La Cuvee 21– Series Royal Duet (6)
Exhibit 6.6	Profit Participation Convertible Promissory Note for Adaay in Asia (6)
Exhibit 6.7	Equine Co–Ownership Agreement for Adaay in Asia(6)
Exhibit 6.8	Profit Participation Convertible Promissory Note for Bullish Sentiment 21 (6)
Exhibit 6.9	Profit Participation Convertible Promissory Note for Seismic Beauty (6)
Exhibit 6.10	Equine Co–Ownership Agreement for Seismic Beauty (6)
Exhibit 6.11	Profit Participation Convertible Promissory Note for Sweet as Sin (6)
Exhibit 6.12	Equine Co–Ownership Agreement for Sweet as Sin (6)
Exhibit 6.13	Profit Participation Convertible Note for Alliford Bay 21 (6)
Exhibit 6.14	Equine Co–Ownership Agreement for Alliford Bay 21 (6)
Exhibit 6.15	Profit Participation Convertible Note for Blues Corner 21(6)
Exhibit 6.16	Profit Participation Convertible Note for Lovesick 21 (6)
Exhibit 6.17	Equine Co–Ownership Agreement for Lovesick 21 (6)
Exhibit 6.18	Profit Participation Convertible Note for Tamboz 21 (6)
Exhibit 6.19	Equine Co–Ownership Agreement for Tamboz 21 (6)
Exhibit 6.20	Profit Participation Convertible Note for Blue Curl 22(7)
Exhibit 6.21	Equine Co–Ownership Agreement for Blue Curl 22 (7)
Exhibit 6.22	Profit Participation Convertible Note for Bitter Lemon 22 (9)
Exhibit 6.23	Equine Co–Ownership Agreement for Bitter Lemon 22 (9)
Exhibit 6.24	Profit Participation Convertible Note for Downdraft 22 (9)
Exhibit 6.25	Equine Co–Ownership Agreement for Downdraft 22 (9)
Exhibit 6.26	Profit Participation Convertible Note for Bares Tripper 22 (9)
Exhibit 6.27	Equine Co–Ownership Agreement for Bares Tripper 22 (9)
Exhibit 6.28	Profit Participation Convertible Note for Hoopskirt 22 (9)
Exhibit 6.29	Equine Co–Ownership Agreement for Hoopskirt 22 (9)
Exhibit 6.30	Profit Participation Convertible Note for Princess Samurai 22 (9)
Exhibit 6.31	Equine Co–Ownership Agreement for Princess Samurai 22 (9)
Exhibit 6.32	Profit Participation Convertible Note for Incredible (9)
Exhibit 6.33	Equine Co–Ownership Agreement for Incredible (9)
Exhibit 6.34	Profit Participation Convertible Note for Nina Fever 22 (9)
Exhibit 6.35	Equine Co–Ownership Agreement for Nina Fever 22 (9)
Exhibit 6.36	Profit Participation Convertible Note for Blue Devil (9)
Exhibit 6.37	Equine Co–Ownership Agreement for Blue Devil (9)

18

Exhibit Number	Description
Exhibit 6.38	OID Convertible Note for Clair De Lune 22 (10)
Exhibit 6.39	Profit Participation Convertible Note for Brandy 22 (8)
Exhibit 6.40	Equine Co-Ownership Agreement for Brandy 22 (8)
Exhibit 6.41	OID Convertible Note for Formidable Kitt 22 (11)
Exhibit 6.42	OID Convertible Note for Stylishly 23 (12)
Exhibit 6.43	OID Convertible Note for Malibu Bonnie 23 (12)
Exhibit 6.44	OID Convertible Note for Spanxamillion 23 (12)
Exhibit 6.45	OID Convertible Note for Blip Says Bye 2023 (13)
Exhibit 6.46	OID Convertible Note for Seeking A Star 23 (14)
Exhibit 6.47	Equine Co-Ownership Agreement for Joke Sisi (15)
Exhibit 6.48	Equine Co-Ownership Agreement for Natural Beauty (15)
Exhibit 6.49	Equine Co-Ownership Agreement for Tiffany’s Mo (15)
Exhibit 6.50	OID Convertible Note for STG Broodmare Band (15)
Exhibit 6.51	OID Convertible Note for Thank You Note 23 (16)
Exhibit 6.52	OID Convertible Note for Magic Belle 23 (16)
Exhibit 6.53	Equine Co-Ownership Agreement for Magic Belle 23 (16)
Exhibit 6.54	Purchase and Sale Agreement for Straight No Chaser by and between My Racehorse CA LLC Series Margarita Friday 19, a Nevada series limited liability company and Winstar Farm, LLC, Glen Hill Farm, LLC, and certain additional purchasers, dated March 28, 2025. (17)
Exhibit 6.55	Purchase and Sale Agreement for Seize the Grey by and between My Racehorse CA LLC Series Smart Shopping 2021, a Nevada series limited liability company and Gainesway Thoroughbreds Ltd., a Kentucky corporation, dated July 9, 2024. (18)
Exhibit 6.56	OID Convertible Note for Just Like Lucy 23 (19)
Exhibit 6.57	OID Convertible Note for Eyepopnruby 23 (19)
Exhibit 6.58	OID Convertible Note for Trust But Verify (19)
Exhibit 6.59	Equine Co-Ownership Agreement for Just Like Lucy 23 (19)
Exhibit 6.60	Equine Co-Ownership Agreement for Eyepopnruby 23 (19)
Exhibit 6.61	OID Convertible Note for Great Hot 23 (20)
Exhibit 6.62	Equine Co-Ownership Agreement for Great Hot 23 (20)
Exhibit 6.63	OID Convertible Note for Wildcat Gaze 23 (21)
Exhibit 6.64	Equine Co-Ownership Agreement for Wildcat Gaze 23 (21)
Exhibit 6.65	OID Convertible Note for Stirred 23 (21)
Exhibit 6.66	Equine Co-Ownership Agreement for Stirred 23 (21)
Exhibit 6.67	OID Convertible Note for Restless Rider 23 (21)
Exhibit 6.68	OID Convertible Note for Thesis Break 24 (22)
Exhibit 6.69	Equine Co-Ownership Agreement for Thesis Break 24 (22)
Exhibit 6.70	OID Convertible Note for Confetti 24 (22)
Exhibit 6.71	Equine Co-Ownership Agreement for Confetti 24 (22)
Exhibit 6.72	OID Convertible Note for Slam Dunk 24 (22)
Exhibit 6.73	OID Convertible Note for Bubala 24 (23)
Exhibit 6.74	Equine Co-Ownership Agreement for Bubala 24 (23)
Exhibit 6.75	OID Convertible Note for Great Sister Diane 24 (23)
Exhibit 6.76	Equine Co-Ownership Agreement for Great Sister Diane 24 (23)
Exhibit 6.77	OID Convertible Note for Bernin Midnight 24 (23)
Exhibit 6.78	Equine Co-Ownership Agreement for Bernin Midnight 24 (23)
Exhibit 6.79	OID Convertible Note for Carpe Fortuna 24 (24)

19

Exhibit Number	Description
Exhibit 6.80	Equine Co-Ownership Agreement for Carpe Fortuna 24(24)
Exhibit 6.81	OID Convertible Note for Marsh Hawk 24(24)
Exhibit 6.82	Equine Co-Ownership Agreement for Marsh Hawk 24(24)
Exhibit 6.83	OID Convertible Note for Broodmare Band 26(24)
Exhibit 6.84	Equine Co-Ownership Agreement for Broodmare Band 26 Lazara(24)
Exhibit 6.85	Equine Co-Ownership Agreement for Broodmare Band 26 Sintra(24)
Exhibit 6.86	Equine Co-Ownership Agreement for Broodmare Band 26 Littlest Warrior(24)
Exhibit 6.87	OID Convertible Note for Paddock Buzz(25)
Exhibit 6.88	OID Convertible Note for Divine Mercy 24(25)
Exhibit 6.89	OID Convertible Note for Onthethirstyside(25)
Exhibit 6.90	OID Convertible Note for Sea Worthy 24(26)
Exhibit 6.91	Equine Co-Ownership Agreement for Sea Worthy 24(26)
Exhibit 6.92	OID Convertible Note for Sing Lady Sing 24(26)
Exhibit 6.93	OID Convertible Note for Barbie on a Budget 24(26)
Exhibit 6.94	Equine Co-Ownership Agreement for Barbie on a Budget(26)
Exhibit 6.95	OID Convertible Note for Ali Blue 24 (27)
Exhibit 6.96	Equine Co-Ownership Agreement for Ali Blue 24 (27)
Exhibit 6.97	OID Convertible Note for Deep Trouble 24 (27)
Exhibit 6.98	Equine Co-Ownership Agreement for Deep Trouble 24 (27)
Exhibit 6.99	OID Convertible Note for Thepartyneverends 24 (27)
Exhibit 6.100	Equine Co-Ownership Agreement for Thepartyneverends 24 (27)
Exhibit 6.101	OID Convertible Note for Storm Raven 24 (28)
Exhibit 6.102	OID Convertible Note for Tail Feather 24 (28)
Exhibit 6.103	Equine Co-Ownership Agreement for Tail Feather 24 (28)
Exhibit 6.104	OID Convertible Note for Buskinfoalivin 24 (28)
Exhibit 6.105	OID Convertible Note for Sweetbaby 25 (29)
Exhibit 6.106	OID Convertible Note for Thatcher 25 (29)
Exhibit 6.107	Equine Co-Ownership Agreement for Thatcher 25*
Exhibit 6.108	Addendum No. 1 to Vertalo Subscription Agreement by and between My Racehorse CA LLC and Vertalo, Inc. (29)

 __________________

*	Filed herewith.

(1)	Filed with the Company’s Form 1–A dated September 10, 2018 and incorporated by reference herein.
(2)	Filed with the Company’s Post Qualification Amendment No. 13 to Form 1–A dated July 15, 2020 and incorporated by reference herein.
(3)	Filed with the Company’s Post Qualification Amendment No. 32 to Form 1–A dated January 11, 2022 and incorporated by reference herein.
(4)	Filed with the Company’s Form 1–A dated February 22, 2022 and incorporated by reference herein.
(5)	Filed with the Company’s Post Qualification Amendment No. 1 to Form 1–A dated May 6, 2022 and incorporated by reference herein.
(6)	Filed with the Company’s Post Qualification Amendment No. 10 to Form 1–A, dated May 3, 2023 and incorporated by reference herein.
(7)	Filed with the Company’s Post Qualification Amendment No. 14 to Form 1–A, dated October 13, 2023 and incorporated by reference herein.
(8)	Filed with the Company’s Post Qualification Amendment No. 15 to Form 1-A, dated October 27, 2023 and incorporated by reference.
(9)	Filed with the Company’s Post Qualification Amendment No. 16 to Form 1-A, dated December 12, 2023 and incorporated by reference.
(10)	Filed with the Company’s Post Qualification Amendment No. 18 to Form 1-A, dated June 24, 2024 and incorporated by reference.
(11)	Filed with the Company’s Post Qualification Amendment No. 19 to Form 1-A, dated July 29, 2024 and incorporated by reference herein.
(12)	Filed with the Company’s Post Qualification Amendment No. 20 to Form 1-A, dated August 22, 2024 and incorporated by reference herein.
(13)	Filed with the Company’s Post Qualification Amendment No. 21 to Form 1-A, dated November 13, 2024 and incorporated by reference herein.
(14)	Filed with the Company’s Post Qualification Amendment No. 22 to Form 1-A, dated December 11, 2024 and incorporated by reference herein.
(15)	Filed with the Company’s Post Qualification Amendment No. 23 to Form 1-A, dated January 14, 2025 and incorporated by reference herein.
(16)	Filed with the Company’s Post Qualification Amendment No. 24 to Form 1-A, dated March 19, 2025 and incorporated by reference herein.
(17)	Filed with the Company’s Current Report on Form 1-U, dated April 3, 2025 and incorporated by reference herein.
(18)	Filed with the Company’s Current Report on Form 1-U/A, dated July 16, 2024 and incorporated by reference herein.
(19)	Filed with the Company’s Post Qualification Amendment No. 25 to Form 1-A, dated April 28, 2025 and incorporated by reference herein.
(20)	Filed with the Company’s Post Qualification Amendment No. 1 to Form 1-A, dated June 18, 2025 and incorporated by reference herein.
(21)	Filed with the Company’s Post Qualification Amendment No. 2 to Form 1-A, dated July 11, 2025 and incorporated by reference herein.
(22)	Filed with the Company’s Post Qualification Amendment No. 3 to Form 1-A, dated August 19, 2025 and incorporated by reference herein.
(23)	Filed with the Company’s Post Qualification Amendment No. 4 to Form 1-A, dated September 24, 2025 and incorporated by reference herein.
(24)	Filed with the Company’s Post Qualification Amendment No. 5 to Form 1-A, dated December 15, 2025 and incorporated by reference herein.
(25)	Filed with the Company’s Post Qualification Amendment No. 6 to Form 1-A, dated January 22, 2026 and incorporated by reference herein.
(26)	Filed with the Company’s Post Qualification Amendment No. 7 to Form 1-A, dated March 17, 2026 and incorporated by reference herein.
(27)	Filed with the Company's Post Qualification Amendment No. 8 to Form 1-A, dated April 27, 2026 and incorporated by reference herein.
(28)	Filed with the Company's Post Qualification Amendment No. 9 to Form 1-A, dated June 24, 2026 and incorporated by reference herein.
(29)	Filed with the Company's Post Qualification Amendment No. 13 to Form 1-A, dated September 16, 2026 and incorporated by reference herein.

20

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: September 30, 2026	MY RACEHORSE CA LLC

By: Experiential Squared, Inc., its Manager

By: /s/ Michael Behrens
Name: Michael Behrens
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Behrens	Chief Executive Officer and Secretary of Experiential Squared, Inc.	September 30, 2026
Name: Michael Behrens	(Principal Executive Officer)

/s/ Matthew Hendricks	Chief Financial Officer of Experiential Squared, Inc.	September 30, 2026
Name: Matthew Hendricks	(Principal Financial Officer and Principal Accounting Officer)

MY RACEHORSE CA LLC By: /s/ Michael Behrens	Manager	September 30, 2026
Name: Michael Behrens
Title: Chief Executive Officer

21